Exhibit 10.1

EXECUTION

MASTER REPURCHASE AGREEMENT

among

RADIAN MORTGAGE CAPITAL LLC,

as Seller,

RADIAN GROUP INC.

as Guarantor,

and

FLAGSTAR BANK, N.A.,

as Buyer

dated as of

January 29, 2024

SECTION 1. DEFINITIONS AND EXHIBITS		1

1.1	Definitions	1
1.2	Conventions; Interpretation	35
1.3	Incorporation of Fee and Pricing Letter	35

SECTION 2. REPURCHASE TRANSACTIONS		36

2.1	Transactions	36
2.2	Procedure for Requesting a Transaction	37
2.3	Transactions Generally	38
2.4	Repurchase	39
2.5	Fees	39
2.6	Temporary Increase in the Maximum Transaction Amount	40
2.7	Margin Maintenance	40
2.8	Default Rate	41
2.9	Reserved	41
2.10	Buyer’s Expenses	41
2.11	Automatic Debit	41
2.12	NO COMMITMENT	41
2.13	Benchmark Replacement Setting	41

SECTION 3. YIELD PROTECTION AND TAXES		43

3.1	Increased Costs	43
3.2	Taxes	44

SECTION 4. CONDITIONS OF CLOSING/TRANSACTIONS		47

4.1	Conditions to Closing	47
4.2	Conditions to All Transactions	48

SECTION 5. SECURITY; PURCHASED ASSETS PROCESSING AND COLLECTION		49

5.1	Security Interest	49
5.2	No Asset Sales or Liens	50
5.3	Location of Records and Purchased Assets	50
5.4	Status of Purchased Assets	50
5.5	Perfection Information	50
5.6	Perfection, Third Parties, Further Assurances	50
5.7	Termination; Revival	51
5.8	Seller Remains Liable	51
5.9	Security Covenants	51
5.10	Right to Collect	52
5.11	Deposit Account; Mortgage Loan Sale Proceeds	52
5.12	Income Payments	53
5.13	Redelivery of Purchased Assets	54
5.14	Interim Servicing Period; No Servicing Fee or Income	55

SECTION 6. REPRESENTATIONS AND WARRANTIES		55

6.1	Organization and Qualification	56
6.2	Authority, Valid Obligations; Approvals	56
6.3	Title to Properties; Absence of Liens	56
6.4	Compliance	57
6.5	Financial Statements	57

(continued)

6.6	Solvency	57
6.7	Taxes	57
6.8	Labor Relations; Litigation	58
6.9	Contracts with Affiliates, etc.	58
6.10	ERISA	58
6.11	Capitalization	59
6.12	Reserved	59
6.13	Environmental and Regulatory Compliance	59
6.14	Anti-Money Laundering/International Trade Law Compliance	59
6.15	Accuracy of Representations; Survival	59
6.16	Name	59
6.17	Agency Approvals; Compliance with Agency Guides	60
6.18	Accuracy of Information	60
6.19	Compliance With Law, Etc.	60
6.20	Investment Company Act Compliance	60
6.21	No Broker	61
6.22	Reserved	61
6.23	Additional Representations	61

SECTION 7. AFFIRMATIVE COVENANTS		61

7.1	Financial Statements and Other Reporting Requirements	61
7.2	Conduct of Business	63
7.3	Fidelity Bonds and Insurance	64
7.4	Taxes	64
7.5	Sale of Notes	64
7.6	Security Interest	64
7.7	Inspection by Buyer; Books and Records	64
7.8	Use of Proceeds	65
7.9	Transactions with Affiliates	65
7.10	No Amendments to Organizational Documents	65
7.11	Bank Accounts	65
7.12	Name, Location	65
7.13	Enforcement	66
7.14	MERS	66
7.15	Master Custodial Agreement; Intercreditor Agreement	67
7.16	Reserved	67
7.17	Acquisition Guidelines	67
7.18	Applicable Law	67
7.19	Financial Covenants	67
7.20	Beneficial Ownership Certification	67
7.21	Compensating Balance Requirement	67

SECTION 8. NEGATIVE COVENANTS		68

8.1	Reserved	68
8.2	Merger and Acquisitions; Asset Sales	68
8.3	Reserved	68
8.4	Reserved	68
8.5	Restrictions on Liens	68

ii

(continued)

8.6	Restricted Payments	68
8.7	Reserved	68
8.8	Reserved	68
8.9	Anti-Money Laundering/International Trade Law Compliance	68
8.10	VA Guaranties and FHA Insurance	69
8.11	No Plan Assets	69
8.12	ERISA Compliance	69

SECTION 9. EVENTS OF DEFAULT; ACCELERATION		69

SECTION 10. SET OFF		74

SECTION 11. GENERAL		74

11.1	Power of Attorney	74
11.2	Written Notices	75
11.3	Term of Agreement	75
11.4	No Waivers	75
11.5	Further Assurances	75
11.6	Governing Law; Jurisdiction	75
11.7	Indemnification	76
11.8	Amendments, Waivers, Etc.	76
11.9	Binding Effect of Agreement; Assignment	77
11.10	Computation of Interest and Fees, Payments, etc.	77
11.11	Interest Limitations	77
11.12	No Marshalling	78
11.13	Table of Contents and Section Headings	78
11.14	USA PATRIOT Act	78
11.15	Replacement Documents	78
11.16	Entire Agreement; Miscellaneous	78
11.17	Federal Reserve	78
11.18	Counterparts	78
11.19	Confidentiality	79
11.20	WAIVER OF JURY TRIAL, SERVICE OF PROCESS AND DAMAGES	81
11.21	Rehypothecation; Assignment	81
11.22	Intent	82

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Schedule of Contracts with Affiliates Disclosure Schedule
Exhibit C	Reserved
Exhibit D	Representations and Warranties
Exhibit E	Form of Power of Attorney
Exhibit F	Form of Agency Required eNote Legend

iii

MASTER REPURCHASE AGREEMENT

This Master Repurchase Agreement is made as of January 29, 2024, by and among Radian Mortgage Capital LLC, a Delaware limited liability company (the “Seller”), Radian Group Inc., a Delaware corporation (the “Guarantor”), and Flagstar Bank, N.A., a national association (together with its successors and assigns, the “Buyer”).

RECITALS

A. Seller has requested that Buyer enter into transactions with Seller whereby Seller may, from time to time, sell to Buyer certain Purchased Assets (as defined herein), against the transfer of funds by Buyer, with a simultaneous agreement by Buyer, to sell to Seller such Purchased Assets at a date certain or on demand after the Purchase Date (as defined herein), against the transfer of funds by Seller (each such transaction, a “Transaction”).

B. Buyer has agreed to enter into such Transactions, subject to the terms and conditions set forth in this Agreement.

C. To the extent that a type of Mortgage Loan is referenced in the Repurchase Documents, those provisions shall only be applicable to the extent that such Approved Mortgage Loan Type is included in the Product Schedule.

SECTION 1. DEFINITIONS AND EXHIBITS.

1.1 Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Fee and Pricing Letter. In this Agreement and in the other Repurchase Documents (unless the context thereof requires a contrary definition or unless the same will be defined therein, in which latter event, the definitions will be cumulative and not exclusive), the following words, phrases, and expressions will have the respective meanings attributed to them, to be equally applicable to both the singular and plural forms, unless the plural form is the term so defined:

“Ability to Repay Rule” means 12 C.F.R. § 1026.43(c), including all applicable official staff commentary.

“Accepted Servicing Practices” means, with respect to any Purchased Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions, servicers, or subservicers which service mortgage loans of the same type as such Purchased Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Account Debtor” means an “account debtor” as defined in the UCC.

“Accounts” means all accounts, accounts receivable, contract rights, instruments, documents, chattel paper, tax refunds from foreign, federal, state, or local governments, and all obligations in any form, including those arising out of the sale or lease of goods or the rendition of services; all guaranties, letters of credit, and other security and supporting obligations for any of the above; and all books and records (including computer programs, tapes, and data processing software) evidencing an interest in or relating to the above; and all “accounts” as the same is now or hereinafter defined in the UCC.

“Acquisition Guidelines” means Seller’s standards, procedures, and guidelines for acquiring Mortgage Loans, which are set forth in Seller’s written policies and procedures, which shall have been previously approved by Buyer in Buyer’s sole discretion.

“Affiliate” means, with reference to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided, that with respect to Seller and Guarantor, an “Affiliate” shall exclude any Person that is a Regulated Insurance Company.

“Affiliate Pledge Agreement” means each pledge agreement, if any, from an Affiliated Originator in favor of Buyer.

“Affiliated Originator” means each Affiliate, if any, of Seller or Guarantor (and excluding Seller and Guarantor) that originates Mortgage Loans that are Purchased Mortgage Loans.

“Aged Transaction Prepayment” means each payment of the Aged Transaction Prepayment Amount related to an Aged Transaction.

“Agency” means, individually or collectively, as the context requires, Fannie Mae, Freddie Mac, Ginnie Mae, the VA, HUD, the USDA, RHS, and any successor to any of the foregoing. For the avoidance of doubt, Seller’s representations and covenants herein with respect to any Agency are made only to the extent that Seller is approved by such Agency.

“Agency Guides” means (a) the “Selling Guide” and the “Servicing Guide” published by Fannie Mae, as amended, modified, supplemented, or restated from time to time, (b) the “Sellers’ & Servicers’ Guide” published by Freddie Mac, as amended, modified, supplemented, or restated from time to time, and (c) the “GNMA I Mortgage-Backed Securities Guide” and the “GNMA Mortgage-Backed Securities Guide” published by HUD, each as amended, modified, supplemented, or restated from time to time.

“Agency MBS” means an MBS guaranteed or issued by Fannie Mae, Freddie Mac, or Ginnie Mae, in each case, representing, secured, or backed by a pool of Mortgage Loans consisting of any Mortgage Loan that is a Purchased Mortgage Loan at the time of formation of the related pool.

“Agency Mortgage Loan” means a Mortgage Loan that is saleable to an Agency.

“Agency-Required eNote Legend” means the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which includes the provisions set forth on Exhibit F hereto, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.

“Aggregate Asset Value” means, with respect to the Purchased Mortgage Loans as of any date of determination, the aggregate Asset Value of all Purchased Mortgage Loans as of such date of determination.

“Aggregate Outstanding Purchase Price” means, as of any date of determination, the aggregate outstanding Purchase Price of all Transactions.

“Agreement” means this Master Repurchase Agreement, including the exhibits and Disclosure Schedule attached hereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, and any regulation, order, or directive promulgated, issued, or enforced pursuant to such Laws, all as amended, supplemented, or replaced from time to time.

“Applicable Insurance Regulatory Authority” means, with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each such state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company, but shall not include any Freddie Mac, Fannie Mae, FHFA, and any other financial services entity established by any Governmental Authority and engaged in the purchase of Mortgage Loans.

“Applicable Requirements” means, with respect to each Mortgage Loan, (i) the terms of the Mortgage Note, the Mortgage, and any other documents and agreements with respect to the Mortgage Loan, (ii) all material Laws applicable to the origination, sale, pooling, or servicing of such Mortgage Loan or related mortgage servicing right, including, without limitation, those of the Consumer Financial Protection Bureau, (iii) any applicable agreements or undertakings with any Agency, (iv) the material judicial and administrative judgments, rulings, procedures, orders, remediation plans, stipulations, awards, writs, and injunctions having jurisdiction with respect to and applicable to any Mortgage Loan or related mortgage servicing right, and (v) all applicable material legal and contractual obligations to or with any private or governmental mortgage insurer, or any Governmental Entity having jurisdiction with respect to such Mortgage Loan or related mortgage servicing right, including any applicable Agency seller or servicing guide, interpretation, or guidance.

“Approved Mortgage Loan Type” means each type of Eligible Mortgage Loan set forth on the Product Schedule which lists such Mortgage Loan as applicable to the terms of the Repurchase Documents. For the avoidance of doubt, to the extent that a type of Mortgage Loan is referenced in any Repurchase Document, those provisions shall only be applicable to the extent that such Approved Mortgage Loan Type is included on the Product Schedule.

“Asset Value” means, with respect to each Purchased Mortgage Loan and any date of determination, an amount equal to the following, as applicable:

(a) if the Purchased Mortgage Loan is an Eligible Mortgage Loan, the product of the related Purchase Price Percentage and the least of: (i) the Market Value of such Purchased Mortgage Loan; (ii) the unpaid principal balance of such Purchased Mortgage Loan; (iii) the purchase price paid by Seller for such Purchased Mortgage Loan in an arms-length transaction with a Person that is not an Affiliate of Seller or Guarantor if it is a Mortgage Loan; and (iv) the purchase price committed by the related Takeout Purchaser, if applicable, as evidenced by the related Purchase Commitment; or

(b) if the Purchased Mortgage Loan is not an Eligible Mortgage Loan, zero.

“Authoritative Copy” means, with respect to an eNote, the unique copy of such eNote that is within the Control of the Controller, subject to the Secured Party’s right to approve any Transfers.

“Authorized Person” means any person authorized by Seller (the form and substance of which authorization must be satisfactory to Buyer) to execute documents on behalf of Seller to obtain or otherwise request Transactions in accordance with Section 2 hereof. Each Authorized Person must be issued an identifying password to enable such Authorized Person to access Buyer’s system used to request a Transaction or to perform any other activity required or contemplated under this Agreement and the other Repurchase Documents.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bank Data” means any data or information (including personal data, text, sound, software, and/or image files) and associated records, in any form or medium, (i) of Buyer or its Affiliates or their respective suppliers, customers, or other business partners that is transmitted, uploaded, or otherwise provided to, or obtained by, Seller or Guarantor in the performance of Seller’s or Guarantor’s, as applicable, obligations under, or in connection with the negotiation and execution of, this Agreement, (ii) that is created, generated, collected, processed, maintained, stored, archived, or received using or in connection with this Agreement, (iii) that is entered into, processed by, or stored on or in, or is accessed through software, equipment, or systems provided, operated, supported, or used by Seller or Guarantor in connection with this Agreement, (iv) that is derived or compiled from data and information described in clauses (i) through (iii) above (including metadata and correlations, trends, patterns, algorithms, and findings directly or indirectly derived or compiled by or on behalf of supplier from such data and information), whether by using such data or information exclusively or in combination with other data or information, and/or (v) summaries and analyses of or involving data and information described in clauses (i) through (iv) above.

“Bankruptcy Code” means Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 2.13.1 hereof.

“Benchmark Replacement” means an alternative benchmark rate (including any mathematical or other adjustments to such benchmark rate (if any) incorporated therein) selected by Buyer giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time. If such Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Repurchase Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Collection Period,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative, or operational matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer determines that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Repurchase Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date as of which such Benchmark has been deemed by the regulatory supervisor for the administrator of such Benchmark to be no longer representative pursuant to the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination, and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of the immediately preceding clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Repurchase Document in accordance with Section 2.13 hereof, and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Repurchase Document in accordance with Section 2.13 hereof.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bridge Mortgage Loan” means a Mortgage Loan with a term not to exceed twenty-four (24) months which was originated to purchase or refinance a residential property for a real estate investor(s).

“Business Day” means any day on which each of Buyer’s and Seller’s head office is open for transactions of all of its normal and customary business.

“Business Purpose Mortgage Loan” means a Mortgage Loan with respect to which the related Mortgagor does not occupy the related Mortgaged Property and was originated primarily for a business or investment purpose to acquire or refinance the related Mortgaged Property.

“Buyer’s Expenses” means all reasonable and documented fees, costs, and out-of-pocket disbursements incurred by Buyer, including fees of outside counsel and court costs, in any way arising from or in connection with this Agreement, any Repurchase Document, any of the Purchased Assets, any of the Obligations or the business relationship between Buyer, on the one hand, and any one or more of Seller and/or Guarantor(s), on the other hand, including, without limitation, (a) audit fees; (b) all reasonable fees and expenses (including recording fees and insurance policy fees) of Buyer and/or its outside counsel for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement and any Repurchase Documents, including, but not limited to, the costs of conducting searches for (and obtaining copies of) UCC filings, tax liens, and judgments, filing fees; (c) all charges for wire transfers and check processing charges, security delivery fees, charges for overnight delivery of Mortgage Documents to a Takeout Purchaser, recording fees, and overdraft charges; (d) all fees and out-of-pocket disbursements incurred by Buyer, including attorneys’ fees, in any way arising from or in connection with any action taken by Buyer to monitor, advise, administer, enforce, or collect any of the Obligations under this Agreement, any Repurchase Documents or any other obligations of Seller and/or Guarantor(s), whether joint, joint and several, or several, under this Agreement (or any Repurchase Documents), or any other existing or future document or agreement, or arising from or relating to the business relationship between Buyer, on the one hand, and any one or more of Seller and/or Guarantor(s), on the other hand, or otherwise securing any of the Obligations, including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency proceeding of any one or more of Seller, any of its Subsidiaries, or Guarantor; (e) all expenses and fees (including attorneys’ fees) incurred in relation to, in connection with, in defense of and/or in prosecution of any claim and delivery or other action for possession of, or foreclosure on, any of the Purchased Assets, post judgment enforcement of any rights or remedies including enforcement of any judgments, and prosecution of any appeals (whether discretionary or as of right and whether in connection with pre judgment or post judgment matters); (f) all costs, expenses, and fees incurred by Buyer in connection with any appraisals or environmental assessments of all or any of the Purchased Assets; (g) all other fees described in this Agreement; provided, however, that any fees and/or expenses incurred by Buyer in connection with Buyer’s due diligence review of Seller, Guarantor and the Purchased Mortgage Loans shall be subject to the Due Diligence Cap; and (h) all reasonable costs, expenses, and fees incurred by Buyer and/or its outside counsel in connection with consultants, expert witnesses or other professionals retained by Buyer and/or its outside counsel in order to assist, advise and/or give testimony with respect to any matter relating to the administration or enforcement of, or collection under, this Agreement or any Repurchase Documents, the Purchased Assets or the business relationship between Buyer and any one or more of Seller and/or Guarantor.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant, and property that should be capitalized under GAAP.

“Capitalized Lease” means any lease of any property (whether real, personal, or mixed) with respect to which the discounted present value of the rental obligations as lessee thereunder, in conformity with GAAP, is required to be capitalized.

“Certificating Custodian(s)” means, individually or collectively, as the context requires, any Person acting as Seller’s “document custodian”, “custodian”, or “certificating custodian,” as such terms are used in the Agency Guides, for purposes of (a) certifying that the documentation relating to Mortgage Loans received by such Person from Seller is complete and acceptable under an applicable Agency Guide for purposes of including such Mortgage Loan in Agency MBS and (b) holding such documentation following formation of such pools and issuance of such Agency MBS. Each Certificating Custodian shall at all times meet the eligibility requirements set in the applicable Agency Guide(s) and be a party to an Agency custodial agreement among the applicable Agency, Seller, and such Certificating Custodian. Initially, the Certificating Custodian is Buyer. Before appointing or making any change in the Certificating Custodian, Seller shall obtain Buyer’s prior written approval. At any time that there is more than one Certificating Custodian, references herein to the “Certificating Custodian” means any or all Certificating Custodians, as applicable.

“Change of Control” means, with respect to Seller, Guarantor, an event or series of events whereby:

(a) any transaction or event as a result of which Guarantor ceases to directly or indirectly own, beneficially or of record, one hundred percent (100%) of the Capital Stock of Seller;

(b) such Person is a party to a merger, consolidation, or series of related transactions, which results in the voting securities or majority voting control interest of such Person outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities or a majority voting controlling interest of the surviving or another entity) at least fifty-one percent (51%) of the combined voting power of the voting securities or majority voting control interest of such Person or such surviving or other entity outstanding immediately after such merger or consolidation;

(c) the dissolution or liquidation of such Person;

(d) the sale, transfer, lease, or other disposition of all or substantially all of such Person’s assets; or

(e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

“Closing Date” means January 29, 2024.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Period” means, with respect to a Purchased Mortgage Loan, (a) initially, the period commencing on the Closing Date up to but not including the first (1st) day of the following calendar month (or the Repurchase Date for such Purchased Mortgage Loan if sooner), and (b) thereafter, the period commencing on the first (1st) day of each calendar month up to but not including the first (1st) day of the following calendar month (or the Repurchase Date for such Purchased Mortgage Loan if sooner).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensating Balance Requirement” is defined in Section 7.21 hereof.

“Compliance Certificate” means a certificate in the form of Exhibit A hereto, calculating (in detail satisfactory to Buyer) Seller’s and/or Guarantor’s, as applicable, compliance with the Financial Covenants.

“Confidential Information” is defined in Section 11.19 hereof.

“Confidential Term” is defined in Section 11.19 hereof.

“Conforming Mortgage Loan” means a Mortgage Loan which (a) is secured by a First Mortgage, (b) is not a Jumbo Mortgage Loan, and (c) (i) (A) meets all applicable Fannie Mae or Freddie Mac underwriting standards, (B) received favorable eligibility response from Fannie Mae Desktop Underwriter or Freddie Mac Loan Prospector, as applicable, and (C) is at or below the current year’s published general loan limits for conventional mortgages; (ii) (A) may be approved by Buyer in its sole discretion and (B) except with respect to a Low FICO Mortgage Loan, for which the related Mortgagor has a minimum FICO Score of 640; or (iii) (A) is eligible to be insured by the FHA or VA (excluding any Mortgage Loan insured by the FHA which exceeds Fannie Mae’s or Freddie Mac’s guidelines for maximum general conventional loan amount), (B) except with respect to a Low FICO Mortgage Loan, for which the related Mortgagor has a minimum FICO Score of 640, and (C) has a maximum combined LTV of 100%.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “Consolidating” means, when used with reference to any financial term in this Agreement or the other Repurchase Documents, the aggregate for two (2) or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Seller and its Subsidiaries, determined on a Consolidated or Consolidating basis.

“Construction Mortgage Loan” means a Mortgage Loan that was originated primarily in connection with ground up construction, partial or complete demolition, a repurposing project, or any other substantial construction or rehabilitation, in each case, of the related Mortgaged Property.

“Control” means, with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.

“Control Failure” means, with respect to an eNote, the failure of (i) the Controller status of the eNote in the MERS eRegistry to reflect Seller’s MERS Org ID or (ii) the Secured Party status of the eNote in the MERS eRegistry to reflect Buyer’s MERS Org ID, in each case, as a result of an unauthorized Transfer.

“Controller” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “Controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.

“Cooperative Corporation” means, with respect to any Cooperative Mortgage Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Mortgage Loan” means a mortgage loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” means, with respect to any Cooperative Mortgage Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including, without limitation, the land, separate dwelling units, and all common elements.

“Cooperative Shares” means, with respect to any Cooperative Mortgage Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” means, with respect to a Cooperative Mortgage Loan, a specific unit or apartment in a Cooperative Project.

“Covered Entity” means (a) Seller, each of Seller’s Subsidiaries, all Guarantors, and all pledgors, if applicable, of Purchased Assets or other security for Obligations (including Affiliated Originators), and (b) each Person that, directly or indirectly, is in control of a Person described in the foregoing clause (a). For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued or outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Custodial Account” means, if the Custodian is any Person other than Buyer, a securities custodial account established and maintained by Seller with Buyer or such other party as Buyer may direct (i.e., a Custodian) for the purpose of holding all Agency MBS and the settlement proceeds thereof until such settlement proceeds shall be transferred to the Deposit Account pursuant to the Master Custodial Agreement. The Custodial Account shall be a “no access” account to Seller maintained in the custodian’s or nominee name (i.e., as bailee of, and custodian for, Buyer) for the benefit of Buyer. Buyer shall have exclusive control over the disposition of all Agency MBS and funds held in the Custodial Account, and Seller shall not have any right to transfer, trade or otherwise direct the disposition of such Agency MBS or funds held in the Custodial Account, except as otherwise specifically set forth in the Master Custodial Agreement.

“Custodial Agreement” means any custodial agreement among Seller, Buyer, and a Custodian, in form and substance acceptable to Buyer.

“Custodian” means, with respect to each Purchased Mortgage Loan, Deutsche Bank National Trust Company or any other entity or person designated by Buyer to hold the Mortgage Documents on behalf of Buyer and any other documents or agreements evidencing, securing, or related to the Purchased Mortgage Loan that Buyer requires to be in the possession or control of Buyer or such other entity or person.

“Default” means any event or condition that, with the giving of notice and/or the passage of time, would constitute an Event of Default.

“Delegatee” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers” who, in such capacity, is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.

“Deposit Account” means a non-interest-bearing deposit account with Buyer which shall be titled as designated by Buyer, to which Buyer shall have exclusive access and control.

“Disclosure Schedule” means Exhibit B hereto, as the same may be updated from time to time.

“Electronic Agent” means MERSCORP Holdings, Inc. or its successor in interest or assigns.

“Electronic Record” means, with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage Documents electronically created and that are stored in an electronic format, if any.

“Electronic Tracking Agreement” means one or more Electronic Tracking Agreements with respect to (x) the tracking of changes in the ownership, mortgage servicers, and servicing rights ownership of Mortgage Loans held on the MERS System, and (y) the tracking of the Control of eNotes held on the MERS eRegistry, each in a form acceptable to Buyer.

“Eligible Mortgage Loan” means a Mortgage Loan with respect to which each of the following statements shall be accurate and complete (and Seller, by requesting a Transaction with respect to such Mortgage Loan, shall be deemed to so represent and warrant to Buyer as of the date of such computation):

(a) Such Mortgage Loan is a binding and valid obligation of the obligor thereon, in full force and effect and enforceable in accordance with its terms.

(b) Such Mortgage Loan is genuine in all respects as appearing on its face and as represented in the books and records of Seller and all information set forth therein is true and correct.

(c) Such Mortgage Loan is free of any default of any party thereto (including Seller), other than as expressly permitted pursuant to clause (d) below, counterclaims, offsets, and defenses and from any rescission, cancellation, or avoidance, and all right thereof, whether by operation of law or otherwise.

(d) Payment under such Mortgage Loan is current as of the Purchase Date therefore and not at any time after such Purchase Date more than fifty-nine (59) days past due the payment due date set forth in the underlying Mortgage Note and Mortgage.

(e) Such Mortgage Loan contains the entire agreement of the parties thereto with respect to the subject matter thereof, has not been modified or amended in any respect, and is free of concessions or understandings with the obligor thereon of any kind not expressed in writing therein.

(f) Such Mortgage Loan and, if applicable, each Agency MBS, complies with all Applicable Requirements and all other applicable material Law governing the same, including, without limitation, the federal Consumer Credit Protection Act and the regulations promulgated thereunder, all applicable usury laws and restrictions, and all applicable predatory and abusing lending laws. All notices, disclosures, and other statements or information required by applicable law to be given and any other act required by applicable law to be performed, in connection with said Mortgage Loan, have been given and performed as required. Said Mortgage Loan is not “high cost”, “high rate”, “high fee”, or “predatory” as defined by any applicable federal, state, or local predatory or abusive lending Law. With respect to any Agency Mortgage Loan, such Mortgage Loan complies with all terms and requirements of all Agency Guides applicable to such Mortgage Loan, and, if applicable, each Agency MBS.

(g) All advance payments and other deposits required to be paid on such Mortgage Loan have been paid in cash, and no part of said sums has been loaned, directly or indirectly, by Seller to the obligor and there have been no prepayments on account of such Mortgage Loan.

(h) At all times, such Mortgage Loan will be free and clear of all liens except for Permitted Liens, unless otherwise approved in writing by Buyer in its sole discretion, it being understood that, solely with respect to a Second Mortgage Loan, the First Mortgage secured by the Mortgaged Property related to the Second Mortgage Loan shall be an approved mortgage lien.

(i) The Mortgaged Property and improvements securing such Mortgage Loan are insured against loss or damage by fire, flood (when required by the investor) and all other hazards normally included within standard extended coverage in accordance with the provisions of such Mortgage Loan with Seller named as a mortgagee under a standard mortgagee endorsement and loss payee thereon.

(j) The Mortgaged Property securing such Mortgage Loan is free and clear of all liens, encumbrances, easements or restrictions, except (i) such Mortgage Loan, (ii) liens for taxes not yet due and payable, special assessments, or similar governmental charges not yet due and payable or still subject to payment without interest or penalty, (iii) zoning restrictions, utility easements, covenants, or conditions and restrictions of record, which shall neither defeat nor render invalid such lien or the priority thereof, nor materially impair the marketability or value of such real estate, nor be violated by the existing improvements or the intended use thereof, (iv) subordinate liens disclosed to, and approved by, Buyer on the Purchase Date, (v) any other Permitted Liens and (vi) such other liens as may have been approved in writing by Buyer.

(k) If required by Buyer pursuant to Section 2.2(c) hereof, such Mortgage Loan is eligible for purchase under and is covered by a Purchase Commitment, such Purchase Commitment is in full force and effect and Seller and such Mortgage Loan are in full compliance therewith, and the Takeout Purchaser for such Mortgage Loan has not rejected such Mortgage Loan for eligibility under such Purchase Commitment; provided, however, that this clause (k) is only applicable to Agency Mortgage Loans and Jumbo Mortgage Loans.

(l) The date of the underlying Mortgage Note is no earlier than 365 days prior to the related Purchase Date.

(m) Except with respect to Business Purpose Mortgage Loans, the improvements on the Mortgaged Property consist of a completed one- to four-unit single family residence, including, but not limited, to a condominium, planned unit development, or townhouse.

(n) Subject to clause (o) below, Seller shall have delivered or caused to be delivered to Buyer or Custodian, as applicable, the Mortgage Documents (which may be delivered by electronic file) and the information required under Section 2.2(a) hereof.

(o) Seller shall have delivered or caused to be delivered to Buyer or Custodian, as applicable, the original executed Mortgage Note (duly endorsed, in blank, by Seller) evidencing such Mortgage Loan; provided that if such Mortgage Loan is a Wet Mortgage Loan, the related Mortgage Note shall be delivered to Buyer or Custodian, as applicable, within seven (7) Business Days following the related Purchase Date.

(p) Such Mortgage Loan is not subject to any servicing arrangement with any Person other than a Servicer pursuant to a Servicing Agreement nor are any servicing rights relating to such Mortgage Loan subject to any lien, claim, interest, or negative pledge in favor of any person other than Buyer.

(q) Such Mortgage Loan has not been subject to a Transaction for more than the Maximum Aging Limit applicable thereto, unless Buyer elects, in its sole discretion, to waive such requirement (without being under any obligation to do so).

(r) Such Mortgage Loan has not previously been subject to a Transaction hereunder, unless otherwise approved in writing by Buyer.

(s) Buyer shall have received a FIRREA-compliant full appraisal of the related Mortgaged Property.

(t) If the Mortgage Loan has been released to an investor, it is subject to a bailee agreement and not more than twenty (20) days have elapsed from the date of delivery, unless the Mortgage Loan has been returned to Buyer.

(u) If the Mortgage Note or any other Mortgage Documents has been released to Seller for correction, not more than ten (10) days shall have elapsed from the date of delivery to Seller.

(v) The Mortgage Note with respect thereto matures not more than thirty (30) years following the date of such Mortgage Note (other than with respect to an RTL Mortgage Loan, for which the Mortgage Note with respect thereto matures not more than, unless otherwise extended with Buyer’s prior written approval, twenty-four (24) months following the date of such Mortgage Note).

(w) Except with respect to any Fix and Flip Mortgage Loan or Construction Mortgage Loan, such Mortgage Loan has been fully funded, except with respect to any Escrow Holdbacks, and the obligor is not entitled to any further advances under the Mortgage Note with respect thereto.

(x) If such Mortgage Loan is guaranteed by VA or insured by FHA, such guaranty or insurance shall be in full force and effect without lapse or invalidation.

(y) Such Mortgage Loan shall comply with all of the terms, conditions, and requirements hereof.

(z) Each of the applicable representations and warranties set forth on Exhibit D hereto are true and correct with respect to such Mortgage Loan.

(aa) Buyer shall not have notified Seller that such Mortgage Loan is, for any reason in Buyer’s sole determination, ineligible as of the related Purchase Date.

(bb) With respect to any eMortgage Loan, the eNote Delivery Requirements have been satisfied.

(cc) After giving effect to any Aged Transaction Prepayments, such Mortgage Loan does not cause the Purchased Assets to exceed any applicable Concentration Limit.

(dd) Such Mortgage Loan is not an eMortgage Loan, reverse mortgage loan, or home equity line of credit.

“eMortgage Loan” means a Mortgage Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage Documents may be created electronically and not by traditional paper documentation with a pen and ink signature.

“eNote” means, with respect to any eMortgage Loan, the electronically created and stored Mortgage Note that is a Transferable Record.

“eNote Delivery Requirements” means, with respect to any eMortgage Loan, the following delivery requirements: (i) Seller shall have executed an Electronic Tracking Agreement in form and substance acceptable to Buyer, (ii) Seller shall have delivered to Buyer each of Seller’s MERS Org IDs, and (iii) Seller shall have caused (A) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file and (B) the Secured Party status of the related eNote to be transferred to Buyer, in each case using MERS eDelivery and the MERS eRegistry.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means, within the meaning of Section 414(b), (c), (m), or (o) of the Code, (i) any member of a controlled group that includes Seller or Guarantor, (ii) any trade or business, whether or not incorporated, under common control with Seller or Guarantor, and (iii) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any member of an affiliated service group that includes Seller or Guarantor.

“Escrow Holdbacks” means, with respect to any Mortgage Loan, any funds which are escrowed in order to fund projects with respect to the related Mortgaged Property which could not be completed prior to closing the Mortgage Loan, which such funds are escrowed in accordance with applicable Agency guidelines.

“E-SIGN” means the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.

“eVault” means an electronic repository established and maintained by an eVault Provider for delivery and storage of eNotes.

“eVault Provider” means Document Systems, Inc. d/b/a DocMagic, or its successor in interest or assigns, or such other entity mutually agreed upon by Seller and Buyer.

“Event of Default” is defined in Section 9.1 hereof.

“Excluded Hedging Obligation” means, with respect to Seller or Guarantor of a Hedging Obligation, including the grant of a security interest to secure the guaranty of such Hedging Obligation, any Hedging Obligation if, and to the extent that, such Hedging Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Seller or Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Hedging Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Buyer or required to be withheld or deducted from a payment to a Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Buyer being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Buyer pursuant to a law in effect on the date on which such Buyer becomes a party hereto or such Buyer changes its lending office, except, in each case, to the extent that, pursuant to Section 3.2 hereof, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed its principal office or lending office, (c) Taxes attributable to a Buyer’s failure to comply with Section 3.2(f) hereof, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Termination Date” means the earliest of (a) the Expiration Date set forth in the Fee and Pricing Letter or (b) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Fannie Mae” means the Federal National Mortgage Association and any successor to its functions.

“Fannie Mae DU Appraisal Waiver Loan” means any Fannie Mae Mortgage Loan identified on the Mortgage Loan Schedule with a code indicating that such Mortgage Loan is subject to a “DU Appraisal Waiver” or having a designation noting “PIW” or “none” for the appraisal method field (or similar designation).

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

“Fannie Mae Mortgage Loan” means a Mortgage Loan identified as a “Fannie Mae Mortgage Loan” on the Mortgage Loan Schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee and Pricing Letter” means the Fee and Pricing Letter, dated as of the Closing Date, among the parties hereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“FHA” means the Federal Housing Administration and any successor agency or entity.

“FICO” means Fair Isaac Corporation.

“FICO Score” means the Mortgagor’s credit score provided by FICO or such other organization providing credit scores on the origination date of a Mortgage Loan; provided that if (a) two (2) separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score, and (b) three (3) separate credit scores are obtained on such origination date, the FICO Score shall be the middle credit score.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud, with broad coverage on all officers, employees or other persons set forth in the next sentence acting in any capacity requiring such persons to handle funds, money, documents, or papers relating to the Mortgage Loans. For the sake of clarity such policies must protect and insure Guarantor, Seller, and its Affiliates against losses (i) resulting from fraud, theft, errors, omissions, negligence, dishonest or fraudulent acts committed by Guarantor’s and/or Seller’s personnel, and temporary contract employees or interns and (ii) in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

“First Mortgage” means a Mortgage that evidences a mortgage lien (or comparable property right under applicable state law) on the real property (including improvements) described in the Mortgage, which lien (or comparable right) encumbers the interests of the legal and beneficial owners of the described real estate, is enforceable against such owners (and any person claiming by or through such owners), and is prior (both in time of recordation and right of enforcement) to any other lien, security interest, similar right encumbering such real property, or any other property interest (other than utility easements and the like not adversely affecting the marketability or value of the title to such real property) in or to, or otherwise encumbering or affecting, the described real property or to which the real property is subject.

“Fix and Flip Mortgage Loan” means a Mortgage Loan (i) secured by a First Mortgage and (ii) for which the related Mortgaged Property was purchased primarily in connection with renovating and reselling the related Mortgaged Property.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor to its functions.

“Freddie Mac ACE Loan” means any Freddie Mac Mortgage Loan identified on the Mortgage Loan Schedule with a code indicating that such Mortgage Loan is subject to a “ACE” or having a designation noting “none” for the appraisal method field (or similar designation).

“Freddie Mac Mortgage Loan” means a Mortgage Loan identified as a “Freddie Mac Mortgage Loan” on the Mortgage Loan Schedule.

“Funding/Operating Account” means a non-interest-bearing deposit account with Buyer which shall be titled as designated by Buyer.

“GAAP” means generally accepted accounting principles consistently applied as in effect from time to time.

“Ginnie Mae” means the Government National Mortgage Association, an agency of the United States of America, and any successor to its functions.

“Governmental Entity” means any federal, state, or local governmental authority, agency, commission, court, or self-regulatory authority or commission, including any Agency and any Regulator.

“Guarantor” means Radian Group Inc.

“Guaranty” means that certain Guaranty, dated as of January 29, 2024, between Buyer and Guarantor, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Hash Value” means, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

“Hedging Agreement” means any agreement relating to a Hedging Transaction entered into with any Person previously agreed to in writing by Buyer in Buyer’s sole discretion.

“Hedging Obligations” means all of Seller’s obligations to any Person previously agreed to in writing by Buyer in Buyer’s sole discretion in connection with any Hedging Transaction or Hedging Agreement.

“Hedging Transaction” means any interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, or floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“HUD” means the U.S. Department of Housing and Urban Development and any successor to its functions.

“Income” means, with respect to any Purchased Mortgage Loan, all of the following (in each case, with respect to the entire par amount of the Purchased Mortgage Loan represented by such Purchased Mortgage Loan and not just with respect to the portion of the par amount represented by the Purchase Price paid against such Purchased Mortgage Loan): (a) all payments and prepayments of principal received and applied as principal, including insurance and condemnation proceeds and recoveries from liquidation or foreclosure, in connection with any Transaction for such Purchased Mortgage Loan, (b) all payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with any such Purchased Mortgage Loan, (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Mortgage Loan, including prepayment fees, extension fees, exit fees, any rental payments, if any, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds, (d) all payments received from hedge counterparties pursuant to interest rate protection agreements related to such Purchased Mortgage Loan, and (e) all other “proceeds” as defined in Section 9-102(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof; provided that any amounts that under the applicable Mortgage Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Mortgage Documents, (ii) the holder of the related Purchased Mortgage Loan has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Mortgage Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Mortgage Documents.

“Indebtedness” means, for any Person: (a) obligations created, issued, or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days following the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Expenditures of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements, early purchase agreements, or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) to the extent not already included in the foregoing clauses (a) through (i), any amounts either existing or reported on the financial statements of Seller and/or Guarantor, as applicable, that Buyer determines, in its sole discretion, are obligations of such Person that should be included as “Indebtedness” hereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, which are imposed on or with respect to any payment made by or on account of any obligation of any party under any Repurchase Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.7 hereof.

“Initial Financial Statement” means Guarantor’s financial statements most recently delivered to Buyer on or prior to the date hereof.

“Insolvent” or “Insolvency” means, with respect to a Person, the occurrence of one or more of the following events:

(a) that such Person shall discontinue or abandon operation of its business; or

(b) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having competent jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization, or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator, or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding is not discharged within forty-five (45) days; or

(d) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator, or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person shall become “insolvent” as such term is defined in Section 101(32)(A) of the Bankruptcy Code; or

(f) such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate or other organizational action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d), or (e).

“Insurance Business” means one (1) or more aspects of the business of selling, issuing, or underwriting insurance or reinsurance and other lines of business incidental, reasonably related, or complementary thereto.

“Insurer” means a private mortgage insurer, which is acceptable to Buyer.

“IRS” means the U.S. Internal Revenue Service.

“Jumbo Mortgage Loan” means a Mortgage Loan secured by a First Mortgage which is not an Agency Mortgage Loan and which was underwritten to (a) Seller’s jumbo underwriting guidelines or, (b) such other jumbo underwriting guidelines as approved by Buyer in its sole discretion.

“KYC Affiliate” means, with reference to any Person:

(a) any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person;

(b) any other Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a beneficial interest equivalent to of ten percent (10%) or more ownership interest in, the specified Person; and

(c) a Person of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities or in which the specified Person has a beneficial interest equivalent to ten percent (10%) or more ownership interest.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien, or award of or any settlement arrangement, by agreement, consent or otherwise, with any governmental entity, agency, division, or department, foreign or domestic.

“Lien” means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, capitalized lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential, or priority arrangement affecting property (including, with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements, and all similar arrangements), whether based on common law or statute.

“Location” means, with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.

“Low FICO Mortgage Loan” means a Conforming Mortgage Loan that is guaranteed by the VA or is insured by the FHA, for which the related Mortgagor’s FICO Score is less than 640 but greater than 600.

“LTV” means, with respect to any Mortgage Loan, the ratio of (x) the original unpaid principal balance of the Mortgage Loan to (y) the lesser of (i) the appraised value of the Mortgaged Property set forth in such appraisal and (ii) the sales price such the Mortgaged Property.

“Manufactured Home” means any prefabricated or manufactured home on which a lien secures a Mortgage Loan and which is considered and treated as “real estate” under applicable law.

“Margin Call” is defined in Section 2.7.2 hereof.

“Margin Deficit” is defined in Section 2.7.2 hereof.

“Margin Threshold” means $300,000, solely with respect to Agency Mortgage Loans and Jumbo Mortgage Loans.

“Market Value” means, with respect to a Mortgage Loan, the fair market value of the Mortgage Loan as determined by Buyer in its reasonable discretion without regard to any market value assigned to such Mortgage Loan by Seller. Buyer’s determination of Market Value shall be conclusive absent manifest error on the part of Buyer. At no time and in no event will the Market Value of a Purchased Mortgage Loan be greater than the Market Value of such Purchased Mortgage Loan on the initial Purchase Date. Any Mortgage Loan that is not an Eligible Mortgage Loan shall have a Market Value of zero.

“Master Custodial Agreement” means a written Master Clearing and Custodial Agreement among Buyer, Seller, and a custodian party thereto (or such other securities intermediary as shall be acceptable to Buyer in its sole and absolute discretion), as custodian, in form and substance acceptable to Seller and Buyer, as it may be supplemented, amended, restated, modified, or replaced from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, or properties of Seller and/or Guarantor, (b) the ability of Seller and/or Guarantor to perform its obligations under this Agreement or any other Repurchase Document to which it is a party, (c) the validity or enforceability of this Agreement or any of the other Repurchase Documents or the rights or remedies of Buyer hereunder or thereunder, or (d) the marketability, collectability, value, or enforceability of a material portion of the Purchased Mortgage Loans, in each case, as determined by Buyer in its sole good faith determination.

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, real estate mortgage investment conduit or other security that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer, or any other investor.

“MERS” means Mortgage Electronic Registration Systems, Inc.

“MERS eDelivery” means the transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records, and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.

“MERS eRegistry” means the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Secured Party, Delegatee, Servicing Agent, and Location of the Authoritative Copy of registered eNotes.

“MERS Loan” means any Mortgage Loan made by Seller that is secured by a MERS Mortgage.

“MERS Member” means any entity which is a member of MERS, in good standing, and in compliance with all rules, regulations, procedures, and requirements set forth by MERS, including, but not limited to, the payment of membership dues.

“MERS Mortgage” means the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers, and servicing rights ownership.

“MERS Org ID” means a number assigned by the Electronic Agent that uniquely identifies MERS members or, in the case of a MERS Org ID that is a “Secured Party Org ID”, uniquely identifies MERS eRegistry members.

“MERS System” means the Mortgage Electronic Registration System established by MERS.

“Monthly Remittance Account” means the shifting control deposit account that Seller has opened with the relevant account bank in the name of Seller for the benefit of Buyer into which each Servicer remits Income in respect of the Purchased Assets.

“Monthly Remittance Account Control Agreement” means that certain Cash Management Agreement, dated as of January 29, 2024, among Buyer, Seller, and the relevant account bank, as amended, restated, supplemented, or otherwise modified from time to time.

“Mortgage” means, with respect to a Mortgage Loan (i) other than a Business Purpose Mortgage Loan, a mortgage, deed of trust, deed to secure debt, or similar security instrument covering real property improved by a completed one- to four-family dwelling unit, or (ii) that is a Business Purpose Mortgage Loan, a mortgage, deed of trust, deed to secure debt, or similar security instrument covering real property improved by a completed one- to eight-family dwelling unit, in either case, including all related fixtures and equipment, located in the United States, that secures the repayment of a Mortgage Loan and, if applicable, the lien noted on the certificate of title for the structure that has been affixed to the real property described in the Mortgage (including, for the avoidance of doubt, any Proprietary Lease or Cooperative Shares in connection with Cooperative Mortgage Loans).

“Mortgage Documents” means, with respect to a Mortgage Loan, (i) the Mortgage Note, (ii) evidence of mortgage registration with MERS or, alternatively, an original unrecorded but recordable assignment (in blank) of the Mortgage securing such Mortgage Note, which assignment Seller has duly executed and acknowledged, (iii) except in those jurisdictions where a “closing protection letter” (as described in this definition) is not permitted or readily available, a “closing protection letter” (in form and substance acceptable to Buyer) from a title insurance company or agent (acceptable to Buyer and addressed to Seller and any successor owner of the Mortgage Loan), confirming that upon the closing of the Mortgage Loan, such title insurance company will insure the first lien position of the related Mortgage, and (iv) such other documents pertaining to such Mortgage Loan as Buyer may reasonably require from time to time.

“Mortgage Loan” means any Approved Mortgage Loan Type which is (i) not a Business Purpose Mortgage Loan and is a one-to four-family residential mortgage loan, or (ii) is a Business Purpose Mortgage Loan is a one-to eight-family residential mortgage loan (or Cooperative Mortgage Loan), in either case, evidenced by a Mortgage Note and secured by a Mortgage (or, with respect to any Cooperative Mortgage Loan, the Cooperative Shares and the Proprietary Lease), including (a) the Mortgage Note evidencing the indebtedness of the obligor thereon,

(b) the Mortgage securing, guaranteeing or otherwise related thereto (or, in the case of any Cooperative Mortgage Loan, the Cooperative Shares and the Proprietary Lease), (c) all rights to payment thereunder, (d) all rights in the real property, improvements, and other tangible and intangible property and rights securing payment of the indebtedness of the obligor thereon, or that are the subject of such Mortgage Loan, (e) all rights under documents related thereto, such as guaranties and insurance policies (issued by governmental agencies or otherwise), including, without limitation, mortgage and title insurance policies, binders and commitments, fire and extended coverage insurance policies (including the right to any return premiums), and, if applicable, flood and earthquake insurance policies, participation certificates or agreements, FHA insurance, and VA guaranties, and (f) all rights in cash deposits consisting of impounds, insurance premiums, interest reserves, renovation escrows, or other funds held on account thereof.

“Mortgage Loan Held for Investment” means a Mortgage Loan (a) which is otherwise not an Eligible Mortgage Loan, (b) for which payment is current as of the Purchase Date therefore and not at any time after such Purchase Date more than fifty-nine (59) days past due the payment due date set forth in the underlying Mortgage Note and Mortgage, (c) is not ineligible for sale to a third-party purchaser in the normal course due to Mortgagor fraud, and (d) which shall be approved by Buyer in its sole discretion.

“Mortgage Loan Sale Proceeds” means the proceeds of any sale, securitization, or other disposition of any of the Purchased Assets, including, without limitation, the proceeds of any Purchase Commitment.

“Mortgage Loan Schedule” is defined in the Custodial Agreement.

“Mortgage Note” means a promissory note that evidences the indebtedness covered by a Mortgage Loan, including, with respect to any eMortgage Loan, the related eNote.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note or, in the case of any Cooperative Mortgage Loan, the Cooperative Shares and the Proprietary Lease.

“Mortgagor” means a Mortgage Loan’s obligor(s), including any limited liability company, limited partnership, corporation, sponsor, guarantor, or personal guarantor.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Seller or any ERISA Affiliate contributes, is obligated to contribute (in the five (5) years immediately preceding the date hereof), or has any liability and that is subject to Title IV of ERISA or Section 412 of the Code.

“Non-Agency Mortgage Loan” means a Mortgage Loan secured by a First Mortgage that is neither a Jumbo Mortgage Loan nor an Agency Mortgage Loan.

“Obligations” means and includes:

(a) all indebtedness and liabilities of any kind, nature, or description whatsoever owed to Buyer by Seller pursuant to the terms hereof or any transactions contemplated hereby (including, for the avoidance of doubt, payment of the Repurchase Price and Price Differential), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter arising, and howsoever evidenced or acquired relating to the terms hereof;

(b) all future advances that Buyer at any time may, but shall not be required to, make for the protection or preservation of Buyer’s rights and interests arising hereunder, including, without limitation, advances for taxes, levies, assessments, insurance, and reasonable attorneys’ fees;

(c) any and all Hedging Obligations; and

(d) all of Buyer’s Expenses.

Notwithstanding anything to the contrary herein, or in any guaranty of other Repurchase Documents executed and delivered by Guarantor in connection herewith, Obligations (as used in any such guaranty or other Repurchase Document executed and delivered by Guarantor) shall not include Excluded Hedging Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means a Person’s corporate charter, by-laws, articles of organization, operating agreement, partnership certificate, and/or partnership agreement, as applicable.

“Other Connection Taxes” means, with respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Repurchase Document, or sold or assigned an interest hereunder).

“Other Investor Report Cards” means the periodic information (whether in the form of a report or otherwise) that each residential mortgage loan investor (other than Buyer) provides to Seller or Guarantor, as applicable, with respect to residential mortgage loans that Seller or Guarantor, as applicable, has sold to such investor (or with respect to which the investor delivers to or for the benefit of Seller or Guarantor, as applicable, one or more commitments or agreements) to purchase residential mortgage loans from Seller or Guarantor, as applicable, which information or report typically indicates the number (and aggregate dollar amount) of loans that such investor has purchased from Seller or Guarantor, as applicable, and the “pull through”, delinquency, and early payoff statistics applicable to Seller’s or Guarantor’s, as applicable, activities with such investor.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Seller, Guarantor, or any ERISA Affiliate is (or, if such plan were terminated, would be deemed to be under Section 4069 of ERISA) an “employer” as defined in Section 3(5) or ERISA.

“Permitted Indebtedness” means Indebtedness consisting of:

(a) the Obligations and any other Indebtedness of Seller to Buyer;

(b) trade payables not then more than sixty (60) days overdue incurred in the ordinary course of Seller’s business;

(c) Indebtedness in respect of Taxes or levies and claims for labor, materials and supplies to the extent payment thereof is not at the time be required to be made in accordance with the provisions of Section 7.4 hereof;

(d) Subordinated Debt;

(e) Indebtedness consisting of purchase money financing of capital assets to the extent that such Indebtedness does not exceed the lesser of the cost of such assets or their fair market value at the time of acquisition; and

(f) Indebtedness outstanding at the date hereof, but solely to the extent that such Indebtedness is described on the Disclosure Schedule.

“Permitted Liens” means:

(a) Liens in favor of Buyer;

(b) Liens for Taxes, to the extent that payment of the same is not required in accordance with the provisions of Section 7.4 hereof;

(c) Liens incurred or deposits made in the ordinary course of Seller’s business in connection with workers’ compensation, unemployment insurance, social security, and other similar laws; and

(d) Liens outstanding at the date hereof, but solely to the extent that such Liens are described on the Disclosure Schedule.

“Person” means an individual, estate, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, or other entity.

“Plans” means any employee benefit plan as defined in Section 3(3) of ERISA including a pension plan maintained by, contributed to by, or required to be contributed to by Seller or Guarantor or with respect to which Seller or Guarantor may have any liability.

“Price Differential” means, with respect to each Purchased Mortgage Loan or Transaction as of any date of determination, an amount equal to the product of (a) (i) prior to the occurrence of a Default or an Event of Default, the sum of the Pricing Rate plus the Pricing Margin, or (ii) following the occurrence and during the continuance of an Event of Default, the Default Rate, and (b) the Purchase Price for such Purchased Mortgage Loan or Transaction. Price Differential will be calculated in accordance with Section 2.3.2 hereof.

“Pricing Rate” means, with respect to any date of determination, the greater of (a) the Benchmark and (b) the Floor. Each determination by Buyer of the Pricing Rate hereunder shall be conclusive and binding upon Seller in all respects, absent manifest error and may be computed using any reasonable averaging and attribution method.

“Proceeds” is defined in the UCC.

“Product Schedule” means Schedule 1 to the Fee and Pricing Letter.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible.

“Proprietary Lease” means the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Commitment” means, with respect to a Mortgage Loan, a commitment (subject to conditions typical in the industry) by Buyer or another Takeout Purchaser to purchase the Mortgage Loan.

“Purchase Date” is defined in Section 2.3.1(ii) hereof.

“Purchase Price” means:

(a) on the initial Purchase Date, the price at which each Eligible Mortgage Loan is transferred by Seller to Buyer, which, except as otherwise may be set forth in the Transaction Request, shall be equal to the product of the applicable Purchase Price Percentage and the least of (i) the unpaid principal balance of such Eligible Mortgage Loan, (ii) the Market Value of such Eligible Mortgage Loan, (iii) the purchase price committed by the related Takeout Purchaser with respect to such Eligible Mortgage Loan, if applicable, as evidenced by the related Purchase Commitment, and (iv) the purchase price paid by Seller for such Eligible Mortgage Loan in an arms-length transaction with a Person that is not an Affiliate of Seller; and

(b) on any other date, the Purchase Price as of such date and as calculated pursuant to the foregoing clause (a) plus (i) the amount of any additional Purchase Price advanced hereunder minus (ii) the amount of any cash transferred by Seller and applied to reduce Seller’s Obligations in accordance with this Agreement (including, without limitation, any Aged Transaction Prepayments).

“Purchased Assets” means all of the following assets and property, tangible and intangible, of Seller, if any, whether now or hereafter existing, whether now owned or hereafter acquired, and wherever located:

(a) all Purchased Mortgage Loans, including all related Mortgage Notes, Mortgages, promissory notes, mortgages, deeds of trust, deeds to secure real estate, assignments of leases and rents, other security agreements given to secure such Mortgage Loans, and all other documents, agreements, or instruments related to any such Mortgage Loans or the property given as security for any such Mortgage Loans, all rights to payment thereunder, all insurance contracts or guaranty rights with respect to any such Mortgage Loans or the real property securing any such Mortgage Loans including, without limitation, mortgage and title insurance policies, binders and commitments, fire and extended coverage insurance policies (including the right to any return premiums), and, if applicable, flood and earthquake insurance policies, participation certificates or agreements, FHA insurance, and VA guaranties, and all rights in cash deposits consisting of impounds, insurance premiums or other funds held on account thereof, and all claims under any of the foregoing;

(b) all of Seller’s rights under any and all commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor, purchaser or securities issuer, to guarantee, purchase or invest any of the Purchased Mortgage Loans or any MBS secured by, created from or representing any interest in any of the Purchased Mortgage Loans, whether such MBS are evidenced by book entry or certificate, based on or backed by any of Purchased Mortgage Loans, or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Mortgage Loans, together with, in either case, all rights to deliver Purchased Mortgage Loans pursuant thereto and all proceeds arising from or pursuant to any and all such commitments or resulting from the disposition of Purchased Mortgage Loans pursuant thereto, including Seller’s right and entitlement to receive the entire purchase price paid for Purchased Mortgage Loans sold;

(c) all Servicing Rights and other contractual, possessory, or other rights to service, administer, and/or collect any of the Purchased Mortgage Loans at any date, and all such rights to the payment of money on account of such servicing, administration, or collection activities;

(d) all of Seller’s rights in, to, and under any MBS secured by, created from, or representing any interest in or otherwise relating to any of the Purchased Mortgage Loans, whether such MBS are evidenced by book entry or certificate (Buyer’s security interest in each MBS created from, based on, or backed by, in whole or in part, any of the Purchased Mortgage Loans shall automatically exist in, attach to, cover, and affect all of Seller’s right, title and interest in such MBS when issued and its proceeds), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto; all other investment property (including, without limitation, securities, securities entitlements, and financial assets) secured by, created from, or representing any interest in or otherwise relating to any of the Purchased Mortgage Loans, together with all investment property, financial assets, instruments or other property at any time substituted for all or for any part of the foregoing, and all interest, dividends, increases, profits, new investment property, financial assets, instruments, or other property and or other increments, distributions or rights of any kind received on account of any of the foregoing, and all other income received in connection therewith, constituting, relating to, or secured by any of the foregoing Purchased Assets;

(e) all of Seller’s rights in, to, and under any agreements or other arrangements (including, without limitation, an interest rate swap agreement, an interest cap agreement, and a forward sale agreement) entered into by Seller with respect to all or any part of the Purchased Assets, including, without limitation, all rights to payment arising under such agreements or arrangements;

(f) all Mortgage Documents with respect to any Purchased Mortgage Loans, and all other files, documents, instruments, surveys, appraisals, bonds, certificates, correspondence, computer programs, tapes, discs, cards, accounting records, and other books, records, agreements, information, and data of Seller relating to any of the foregoing Purchased Assets;

(g) all Repurchase Documents (to the extent that such Repurchase Documents and Seller’s rights thereunder related to the Purchased Mortgage Loans or other Purchased Assets);

(h) all Income related to the Purchased Mortgage Loans or MBS created;

(i) all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or MBS;

(j) all Accounts and all other rights to the payment of money (including, without limitation, pursuant to contracts, agreements or other arrangements, tax refunds and insurance proceeds) constituting or relating to any of the foregoing Purchased Assets, all chattel paper (both tangible and electronic), commercial tort claims, contract rights, documents, financial assets (including money of any jurisdiction), general intangibles (including, without limitation, payment intangibles and software), goods, instruments, investment property, software, and supporting obligations, in each case, constituting or relating to any of the foregoing Purchased Assets;

(k) all deposit accounts, deposits, money, investment property, or other property (except real property which is not a fixture) which are now or later in possession or control of Buyer, or as to which Buyer now or later controls possession by documents or otherwise;

(l) the Custodial Account and all MBS and other securities from time to time held in the Custodial Account and all sums from time to time on deposit in the Custodial Account; and

(m) (i) all attachments, accessions, accessories, increases, and additions to and all replacements of and substitutions for any other collateral described above, (ii) with respect to software, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any model conversions, (iii) all proceeds, products, and substitutions of any of the property described above, including, without limitation, insurance and condemnation proceeds, and cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Seller, and (iv) all records and data relating to any of the property described above, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, and all of Seller’s right, title, and interest in and to all software required to utilize, create, maintain, and process any such records or data on electronic media.

“Purchased Mortgage Loan” means any Mortgage Loan that has been purchased by Buyer from Seller in connection with a Transaction, including any Mortgage Loan acceptable to and sold to Buyer in substitution or replacement of such Mortgage Loan to the extent expressly permitted under the terms hereof and which has not been repurchased by Seller hereunder.

“QM Rule” means 12 C.F.R. § 1026.43(e), including all applicable official staff commentary.

“Qualified Mortgage” means a Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

“Rebuttable Presumption Qualified Mortgage” means a Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by Buyer in its reasonable discretion.

“Regulated Insurance Company” means any Subsidiary, whether now owned or hereafter acquired or established, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Regulator” means the Office of the Comptroller of the Currency or any successor thereto or any other Governmental Entity having jurisdiction over any party hereto, including the Consumer Financial Protection Bureau.

“Remittance Date” means the tenth (10th) Business Day of each month beginning in the month of March, 2024.

“Reportable Compliance Event” means the occurrence of any Covered Entity (i) becoming a Sanctioned Person, (ii) being (x) charged by indictment, criminal complaint, or similar charging instrument, (y) arraigned, or (z) custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or (iii) having knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of such Covered Entity’s operations are in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA as to which the Pension Benefit Guaranty Corporation has not by regulation waived the reporting of the occurrence of such event.

“Repurchase Date” means the date on which Seller is to repurchase a Purchased Mortgage Loan subject to a Transaction from Buyer, which is the earlier of (a) the date specified in the Fee and Pricing Letter and/or the related Transaction Request, which shall in no event occur later than the Maximum Aging Limit of such Purchased Mortgage Loan, (b) with respect to an Agency Mortgage Loan or a Jumbo Mortgage Loan, the date such Purchased Mortgage Loan is sold to a Takeout Purchaser pursuant to a Purchase Commitment, or (c) with respect to an RTL Mortgage Loan, the maturity date thereof.

“Repurchase Documents” means, collectively, this Agreement, the Fee and Pricing Letter, any Electronic Tracking Agreement, any Guaranty, each Servicer Notice, the Monthly Remittance Account Control Agreement, any Master Custodial Agreement, any Affiliate Pledge Agreement, any intercreditor agreement, and any and all notes, instruments, certificates, documents, guarantees, and agreements at any time evidencing, governing, securing, or otherwise relating to any Transaction and/or any of the Indebtedness, and all schedules and exhibits thereto, and any other agreements, instruments or documents referred to herein or therein and/or delivered in connection herewith or therewith (including, without limitation, any subordination agreement), in each case, as any of the foregoing may be amended, restated, supplemented, or otherwise modified from time to time.

“Repurchase Price” means the price at which a Purchased Mortgage Loan is to be transferred from Buyer or its designee to Seller or a Takeout Purchaser, as applicable, upon termination of a Transaction, which shall equal (1) the sum of (a) the Purchase Price, (b) any applicable fees and indemnities owed by Seller in connection with the Purchased Mortgage Loan, and (c) the Price Differential due on such Purchase Price pursuant to Section 2.3.2 hereof as of the date of such determination; minus (2) the sum of any Aged Transaction Prepayments made by Seller to Buyer with respect to such Purchased Mortgage Loan.

“Request for Temporary Increase” is defined in Section 2.6 hereof.

“Restricted Payments” means (a) any dividends or other distribution, direct or indirect, on account of any shares of any class of capital stock or any equity interest or security, (b) any payment made in connection with the redemption, retirement, purchase, or other acquisition, direct or indirect, of any shares of any class of capital stock or other equity interest or security or of any warrants, rights, or options to acquire the same, and (c) payments on any Subordinated Debt.

“Reverse Mortgage Loan” means a Mortgage Loan that is a home equity conversion mortgage loan or a private reverse mortgage loan.

“RHS” means the Rural Housing Service, an agency of the USDA, and any successor thereto, including the Farmers Home Administration, as the predecessor in interest to the Rural Housing Service.

“RTL Mortgage Loan” means any Mortgage Loan that is a Fix and Flip Mortgage Loan, Bridge Mortgage Loan, or Construction Mortgage Loan.

“Safe Harbor Qualified Mortgage” means a Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity, or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned, or debarred person, group, regime, entity, or thing, or subject to any limitations or prohibitions (including, but not limited to, the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Second Mortgage” means a Mortgage that (a) secures a Mortgage Loan, (b) does not qualify as a First Mortgage because of the priority of its lien on the residential real estate that secures such Mortgage Loan or other characteristics, (c) is subject to no Mortgage other than a First Mortgage, and (d) satisfies any requirements of Buyer applicable to such Mortgage Loan.

“Second Mortgage Loan” means a Mortgage Loan secured by a Second Mortgage.

“Secured Party” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Secured Party”.

“Servicer” means (a) Specialized Loan Servicing LLC or (b) any other servicer approved by Buyer in its reasonable discretion to service the Purchased Mortgage Loans.

“Servicer Notice” means the notice acknowledged by the applicable Servicer which is in a form acceptable to Buyer in Buyer’s sole discretion.

“Servicing Agent” means, with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.

“Servicing Agreement” means any servicing agreement entered into between Seller and a Servicer, as approved by Buyer in its reasonable discretion, with respect to the Purchased Mortgage Loans. Buyer hereby acknowledges and approves Specialized Loan Servicing LLC as the Servicer to provide interim loan servicing of the Purchased Mortgage Loans in accordance with the related Servicing Agreement.

“Servicing Fee” means, with respect to any Servicer, the amount of fees set forth in the related Servicing Agreement.

“Servicing Records” means servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of a Purchased Mortgage Loan.

“Servicing Rights” means the contractual, possessory, or other rights of Seller or any other Person, whether arising under a servicing or subservicing agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Mortgage Loan or to possess related Servicing Records.

“Settlement Agent” means the person responsible for disbursing the proceeds of the Mortgage Loan who, in each case, shall be approved by Buyer in its sole discretion.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subordinated Debt” means Seller’s unsecured Indebtedness that is subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement(s)” means each agreement pursuant to which Subordinated Debt is subordinated to the Obligations, in form and substance satisfactory to Buyer, and as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any Person with respect to which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes will have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by such Person.

“Takeout Purchaser” means, with respect to (i) Agency Mortgage Loans and Jumbo Mortgage Loans, Buyer or any other financially responsible third party as a purchaser of Purchased Assets and (ii) any other Mortgage Loans, an entity that is acceptable to Buyer in Buyer’s sole and absolute discretion, in each case, as indicated by Buyer to the parties hereto in writing.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Entity, including any interest, additions to tax, or penalties applicable thereto.

“Temporary Increase” is defined in Section 2.6 hereof.

“Temporary Maximum Transaction Amount” is defined in Section 2.6 hereof.

“Term SOFR” means, for any Collection Period, the rate per annum equal to the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day of such Collection Period with a term equivalent to one (1) month; provided that if the rate is not published prior to 11:00 a.m. (New York City time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto so long as such first (1st) preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such determination date; provided, further, that if Term SOFR as so determined shall ever be less than the SOFR Floor Rate, Term SOFR shall be deemed to be the SOFR Floor Rate.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by SOFR Administrator (or any successor administrator approved by Buyer) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Buyer in its reasonable discretion from time to time).

“Transaction” is defined in the recitals hereto.

“Transaction Request” means a completed request for a Transaction submitted to Buyer in accordance with Buyer’s then-current procedures.

“Transfer” means, individually or collectively, as the context requires, a Transfer of Control, Transfer of Location, Transfer of Servicing Agent, Transfer of Control and Servicing Agent, Transfer of Control and Location, or Transfer All.

“Transfer All” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller, Location, and Servicing Agent of such eNote.

“Transfer of Control” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.

“Transfer of Control and Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.

“Transfer of Control and Servicing Agent” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Servicing Agent of such eNote.

“Transfer of Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.

“Transfer of Servicing Agent” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Servicing Agent of such eNote.

“Transferable Record” means an Electronic Record under E-SIGN and UETA that (i) would be a note under the UCC if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.

“UCC” means the Uniform Commercial Code of the State of New York as in effect from time to time.

“UETA” means the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“U.S. Government Securities Business Day” means any Business Day except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange, or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USDA” means the U.S. Department of Agriculture and any successor thereto.

“VA” means the U.S. Department of Veterans Affairs and any successor thereto.

“Wet Mortgage Loan” means a closed and funded Mortgage Loan that Buyer purchases from Seller on the closing date of such Mortgage Loan prior to Custodian’s receipt of the related Mortgage Documents, subject to Seller’s obligation to deliver the related Mortgage Documents to the Custodian within the applicable Maximum Aging Limit with respect to Seller’s obligation to deliver the related Mortgage Documents to the Custodian. For the sake of clarity, no eMortgage Loan shall be a Wet Mortgage Loan. Upon Custodian’s receipt of all Mortgage Documents in accordance with this Agreement and the Custodial Agreement, if applicable, such Mortgage Loan shall no longer be considered a Wet Mortgage Loan.

1.2 Conventions; Interpretation. For purposes hereof, except as otherwise expressly provided herein or unless the context otherwise requires:

1.2.1 References to any Person refer to such Person and its successor in title and assigns or (as the case may be) its successors, assigns, heirs, executors, administrators, and other legal representatives;

1.2.2 References to this Agreement refer to such document as originally executed and as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the provisions hereof;

1.2.3 Words importing the singular only will include the plural and vice versa, words importing one gender will include any gender and vice versa, and all references to dollars will be to U.S. Dollars;

1.2.4 All accounting terms will be construed, applied, and determined in accordance with GAAP; and

1.2.5 An Event of Default shall be deemed to be continuing unless it is expressly waived by Buyer in writing.

1.3 Incorporation of Fee and Pricing Letter. The Fee and Pricing Letter is one of the Repurchase Documents, as such term is defined above. The Fee and Pricing Letter is incorporated by reference into this Agreement and each of Seller and Guarantor agrees to adhere to all terms, conditions, and requirements of the Fee and Pricing Letter as incorporated herein. In the event of a conflict or inconsistency between this Agreement and the Fee and Pricing Letter, the terms of the Fee and Pricing Letter shall govern.

SECTION 2. REPURCHASE TRANSACTIONS.

2.1 Transactions.

(a) Upon the terms and subject to the conditions of this Agreement and the other Repurchase Documents, Buyer may enter into Transactions with Seller, from time to time, from and after the date hereof and prior to the Facility Termination Date; provided that the Aggregate Outstanding Purchase Price of all Purchased Mortgage Loans subject to Transactions at any time will not exceed the Maximum Transaction Amount; and provided, further, that at the time of delivery by Seller to Buyer of any Transaction Request, and after giving effect to the related Transactions thereof, there has not occurred and is not continuing any Default or Event of Default. Seller shall immediately take such steps as may be necessary to comply with the requirements of this Section 2.1(a). All Transaction Requests will be in such form as Buyer requires. For the avoidance of doubt, in no event will Buyer be obligated to enter into any Transactions hereunder.

(b) Transactions are subject to the following terms, conditions, and requirements, in addition to any other terms, conditions, and requirements set forth elsewhere in this Agreement and the other Repurchase Documents, and will be made only if approved by Buyer in its sole discretion:

(i) The aggregate outstanding Purchase Price with respect to Mortgage Loans of the same type shall at no time exceed the Concentration Limit, after giving effect to any Aged Transaction Prepayments, for such type of Mortgage Loans.

(ii) At no time shall any Purchased Mortgage Loan for any reason cease to be an Eligible Mortgage Loan.

(iii) Unless sooner demanded, if a Transaction becomes an Aged Transaction, Seller shall (a) immediately, and without demand, make the Aged Transaction Prepayment plus any accrued and unpaid Price Differential as of such date, (b) make an additional Aged Transaction Prepayment every thirty (30) days (up to the Maximum Aging Limit for Purchased Mortgage Loans other than Mortgage Loans Held for Investment) plus any unpaid Price Differential as of such date, and (c) repay the entire outstanding Repurchase Price with respect to such Transaction plus accrued and unpaid Price Differential, charges, and fees related to such Transaction, no later than the date upon which the Maximum Aging Limit occurs.

(iv) Seller shall pay, or cause to be paid, the Repurchase Price with respect to any Purchased Mortgage Loan concurrently with the sale and assignment of such Purchased Mortgage Loan to Buyer (in its capacity as Takeout Purchaser) or another Takeout Purchaser, including the sale or other disposition of an Agency MBS of which such Purchased Mortgage Loan is a part, if applicable.

Seller shall immediately take such steps as may be necessary to comply with the requirements of this Section 2.1(b).

2.2 Procedure for Requesting a Transaction.

(a) An Authorized Person may submit a Transaction Request, in writing, by mail, telecopy, email, or other electronic submission in the format and pursuant to the procedures established by Buyer. Seller’s submission of a Transaction Request shall constitute a Seller’s representation and warranty that each Mortgage Loan to be made subject to such Transaction is an Eligible Mortgage Loan and that, upon Buyer’s purchase of any such Mortgage Loan, all conditions precedent to a Transaction set forth in Section 4.2 hereof will be satisfied and the Mortgage Loan and the related Transaction will be in compliance with the requirements hereof. Each Transaction Request shall specify (i) the proposed Purchase Date (which day shall be a Business Day), (ii) the proposed Purchase Price which, after giving effect to such Transaction, shall not cause the Aggregate Outstanding Purchase Price of all Purchased Mortgage Loans subject to Transactions to exceed the Maximum Transaction Amount, (iii) whether the Mortgage Loan will be secured by a First Mortgage or is a Second Mortgage Loan, (iv) the Mortgagor’s name and taxpayer identification number, (v) the address of the property securing the Mortgage Loan, (vi) the closing’s proposed date and place, and (vii) instructions to Buyer for transferring the funds comprising the Purchase Price to the Settlement Agent or other Buyer-approved entity that Seller designates in the Transaction Request. Solely with respect to Agency Mortgage Loans and Jumbo Mortgage Loans, if required by Buyer pursuant to Section 2.2(c) hereof, Seller shall also provide a Purchase Commitment, which must include the proposed purchase price of the applicable Mortgage Loan by a Takeout Purchaser. Seller shall also submit to Buyer such supplementary documentation as Buyer may require. The delivery of each Transaction Request shall constitute Seller’s affirmation of the accuracy (as of the date of such Transaction Request) of Seller’s representations and warranties set forth herein and Seller’s certification that it is in compliance with all of its covenants hereunder. Any Transaction Request received by Buyer after 4:00 p.m. (New York City time) shall be deemed to have been received by Buyer on the next Business Day. Seller agrees that Buyer is authorized to honor requests that Buyer believes in good faith to have been submitted by an Authorized Person for whom Seller has furnished a resolution or other appropriate evidence of authority.

(b) Upon notice to Buyer from Seller that a service company or other agent of Seller has authority to submit a Transaction Request to Buyer on Seller’s behalf and to wire funds from the Funding/Operating Account to the Settlement Agent of a Mortgage Loan or other approved entity, Seller agrees that Buyer is authorized to act upon such agent’s request. Such notice shall identify the agent and any of such agent’s employees that are Authorized Persons with authority to make such request and take such action. Seller agrees that when Buyer acts upon any Transaction Request from any such identified agent: (i) Buyer shall have no liability for such action, (ii) Seller shall be liable for all activity of any such identified agent, and (iii) Seller will hold Buyer harmless from any consequences of such action.

(c) If required by Buyer as a condition precedent to Buyer entering into a Transaction with respect to any Mortgage Loan that is an Agency Mortgage Loan or a Jumbo Mortgage Loan, as of the related Purchase Date and upon notice to Seller, Seller shall provide a Purchase Commitment with respect to any such Mortgage Loan.

(d) For any Mortgage Loan to be made subject to a requested Transaction, Seller may furnish to Buyer or Custodian, as applicable, an electronic file containing Mortgage Documents to satisfy the requirements of clause (o) of the definition of “Eligible Mortgage Loan”, although Seller shall at all times be required to furnish to Buyer and Custodian, as applicable, the original executed Mortgage Note for such Mortgage Loan (or, in the case of any eNote, satisfy the eNote Delivery Requirements). Upon Buyer’s request, Seller shall furnish to Buyer or Custodian, as applicable, paper copies of all Mortgage Documents for the Mortgage Loan(s) to be made subject to such requested Transaction.

2.3 Transactions Generally.

2.3.1 Procedure for Entering into Transactions.

(i) Prior to Buyer entering into a Transaction, Seller shall cause the Mortgage Documents (which, other than with respect to any Wet Mortgage Loan, and except as otherwise required, may be copies, except with respect to the Mortgage Note, the executed original copy of which shall be delivered to Buyer or Custodian, as applicable), and the information required under Section 2.2 hereof, in each case, to be delivered to Buyer or Custodian, as applicable.

(ii) Upon receiving any Transaction Request, if Buyer approves, in its sole discretion, the Transaction Request and determines that all requirements set forth in such Transaction Request or as Buyer may impose have been satisfied, Seller shall transfer all of Seller’s right, title, and interest in and to the related Purchased Mortgage Loans to Buyer against the simultaneous transfer of the Purchase Price for such Purchased Mortgage Loans by Buyer to, with respect to (x) Wet Mortgage Loans, the Funding/Operating Account, and, so long as Buyer has received any related Haircut in the Funding/Operating Account, Buyer shall then disburse such Purchase Price and related Haircut (if any) from the Funding/Operating Account, if applicable, to the Settlement Agent or other approved entity, and (y) all other Mortgage Loans, Seller or its designee; provided, however, that in no event will Buyer be obligated to enter into any Transaction requested by Seller. With respect to any Wet Mortgage Loan, Seller shall be obligated to transfer to the Funding/Operating Account an amount equal to the difference between (1) either (A) the purchase price to be paid by Seller under the related purchase documents or (B) the amount to be disbursed to the Mortgagor at closing and (2) the Purchase Price paid by Buyer hereunder (such amount, the “Haircut”). In the event that the Transaction is not consummated and so long as no Event of Default has occurred and is continuing, Buyer shall return the Haircut to the Funding/Operating Account so long as the Compensating Balance Threshold is satisfied.

(iii) Buyer may, at any time and in its sole and absolute discretion, suspend or terminate Seller’s ability to request Transactions under this Agreement.

2.3.2 Price Differential.

(i) For each Purchased Mortgage Loan, Seller shall pay Buyer the Price Differential calculated from the Purchase Date until, but not including, the date on which the Repurchase Price is paid.

(ii) With respect to any Purchased Mortgage Loan, Price Differential shall be due and payable upon Seller’s receipt of an invoice provided by Buyer setting forth the Price Differential accrued during the immediately preceding Collection Period(s), as set forth in such invoice. Notwithstanding anything to the contrary in this Section 2.3.2(ii), in the event the Asset Value of any Purchased Mortgage Loan is marked to zero and Seller requests that Buyer release its security interest in such Purchased Mortgage Loan or any Purchased Assets related thereto, Buyer shall not release any such security interest therein unless and until Seller shall have paid to Buyer the Repurchase Price for such Purchased Mortgage Loan.

2.4 Repurchase.

2.4.1 Payment of Repurchase Price. The Repurchase Price for each applicable Purchased Mortgage Loan shall be payable in full by wire transfer of immediately available funds to Buyer, in accordance with Buyer’s wire instructions identified in writing by Buyer to Seller, upon the earliest to occur of (i) the Repurchase Date of the related Transaction, (ii) at Buyer’s sole option, upon the occurrence of such Purchased Mortgage Loan failing to be an Eligible Mortgage Loan, (iii) at Buyer’s sole option, upon the occurrence and continuance of an Event of Default, or (iv) the Facility Termination Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. Although it is anticipated that Seller will repurchase each Purchased Mortgage Loan on its related Repurchase Date, so long as no Default or Event of Default has occurred and is continuing, Seller may repurchase and Buyer will sell any Purchased Mortgage Loan hereunder on demand to Seller without penalty.

2.4.2 Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Buyer), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Mortgage Loans and any related Purchased Assets and the simultaneous transfer of the Repurchase Price to Buyer (in each case, in accordance with the provisions of Section 2.4.1 hereof), and all of Buyer’s rights, title, and interests therein shall then be conveyed to Seller or its designee and any lien and security interest of Buyer in such Purchased Mortgage Loans; provided that Buyer shall not be deemed to have terminated or conveyed its interest in any such Purchased Mortgage Loans and any related Purchased Assets if an Event of Default shall then be continuing or shall be caused by such repurchase, or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 2.7 hereof. On the Repurchase Date, Seller is obligated to obtain the related Mortgage Documents from the Custodian at Seller’s expense. To the extent that any UCC financing statement filed by Buyer against Seller specifically identifies such Purchased Mortgage Loans and any related Purchased Assets or, upon Seller’s request, at Seller’s expense and within reasonable time to file such UCC financing statement(s), Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Mortgage Loans and any related Purchased Assets from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer.

2.5 Fees. Seller will pay to Buyer the Fees set forth in the Fee and Pricing Letter in accordance with the terms thereof and hereof.

2.6 Temporary Increase in the Maximum Transaction Amount. Seller may request a temporary increase of the Maximum Transaction Amount (a “Temporary Increase”) by submitting an executed request for Temporary Increase to Buyer in form and substance acceptable to Buyer in its sole discretion (a “Request for Temporary Increase”), setting forth the requested increased Maximum Transaction Amount (such increased amount, the “Temporary Maximum Transaction Amount”), the effective date and time of such Temporary Increase, and the date and time on which such Temporary Increase shall terminate. Buyer may from time to time and in its sole and absolute discretion consent to such Temporary Increase in writing. At any time that a Temporary Increase is in effect, the Maximum Transaction Amount shall equal the Temporary Maximum Transaction Amount for all purposes hereof and all calculations and provisions relating to the Maximum Transaction Amount shall refer to the Temporary Maximum Transaction Amount. Upon the termination of a Temporary Increase, Seller shall be obligated to repurchase, and shall repurchase, upon notice by Buyer to Seller, Purchased Mortgage Loans as are designated by Buyer to be repurchased by Seller in order to reduce the Aggregate Outstanding Purchase Price to the Maximum Transaction Amount (as reduced by the termination of such Temporary Increase) and ensure that no Concentration Limit is exceeded after giving effect to such repurchase and termination of the Temporary Increase.

2.7 Margin Maintenance.

2.7.1 Asset Value. Buyer shall have the right to determine the Asset Value of each Purchased Mortgage Loan at any time.

2.7.2 Margin Deficit and Margin Call. If Buyer shall determine on any Business Day that (a) the Aggregate Asset Value with respect to the Purchased Mortgage Loans is less than the Aggregate Outstanding Purchase Price of all Transactions or (b) the Asset Value with respect to a Purchased Mortgage Loan is less than the outstanding Purchase Price of such Purchased Mortgage Loan (in any such case, a “Margin Deficit”) and such Margin Deficit is greater than the Margin Threshold, then Buyer may, at its sole option, and by notice to Seller (a “Margin Call”), require Seller to either, with respect to a Margin Call delivered pursuant to:

(i) Section 2.7.2(a) hereof, deposit cash into the Funding/Operating Account so that the Aggregate Asset Value will thereupon equal or exceed the Aggregate Outstanding Purchase Price of all Transactions; or

(ii) Section 2.7.2(a) hereof, pay one (1) or more Repurchase Prices (as selected by Buyer), as applicable, in an amount sufficient to reduce the related Purchase Price so that the Aggregate Outstanding Purchase Price of all Transactions is less than or equal to the Aggregate Asset Value; or

(iii) Section 2.7.2(b) hereof, pay the Repurchase Price of the affected Purchased Mortgage Loan in an amount sufficient to reduce the related Purchase Price so that the outstanding Purchase Price of such Purchased Mortgage Loan is less than or equal to the Asset Value thereof.

If Buyer delivers a Margin Call to Seller prior to 5:00 p.m. (New York City time) on any Business Day, then Seller shall transfer in immediately available funds the cash required by such Margin Call to Buyer no later than 5:00 p.m. (New York City time) on the next Business Day. Notice of a Margin Call may be provided by Buyer to Seller electronically or in writing (such as via email).

2.7.3 Buyer’s Discretion. Buyer’s election at any time not to deliver a Margin Call at any time a Margin Deficit otherwise exists shall not in any way limit or impair Buyer’s right to deliver a Margin Call hereunder at any time a Margin Deficit exists.

2.8 Default Rate. If any Default or Event of Default occurs and is continuing, then the entire amount due hereunder (including Repurchase Prices, Aged Transaction Prepayment Amounts, and Price Differential) will bear interest at the Default Rate applicable thereto.

2.9 Reserved.

2.10 Buyer’s Expenses. Seller will pay and indemnify Buyer and hold Buyer harmless against all of Buyer’s Expenses. All of Buyer’s Expenses will be paid at execution of this Agreement or, to the extent incurred or billed thereafter, immediately on written demand therefor.

2.11 Automatic Debit. Seller authorizes Buyer to automatically debit any Price Differential due with respect to any Transaction(s) and any other Obligations from time to time due and payable hereunder on the applicable due date therefor from any deposit account that Seller maintains with Buyer without prior notice provided to Seller. Buyer’s failure to so charge any such account will not (i) affect Seller’s obligation hereunder to pay any payment when due and payable, (ii) operate as a waiver of any right to subsequently debit any deposit account that Seller maintains with Buyer, without prior notice to Seller, or (iii) operate as a waiver of any other rights of Buyer hereunder.

2.12 NO COMMITMENT.

AT NO TIME SHALL BUYER BE UNDER ANY OBLIGATION TO ENTER INTO TRANSACTIONS WITH SELLER (NOTWITHSTANDING ANYTHING EXPRESSED OR IMPLIED HEREIN OR IN THE REPURCHASE DOCUMENTS OR ELSEWHERE TO THE CONTRARY) AND BUYER, AT ANY TIME AND FROM TIME TO TIME, WITHOUT NOTICE, AND IN ITS SOLE DISCRETION, MAY REFUSE TO ENTER INTO TRANSACTIONS WITH SELLER WITHOUT INCURRING ANY LIABILITY DUE TO THIS REFUSAL AND WITHOUT AFFECTING SELLER’S LIABILITY HEREUNDER AND UNDER THE REPURCHASE DOCUMENTS FOR ANY AND ALL OBLIGATIONS.

2.13 Benchmark Replacement Setting.

2.13.1 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Repurchase Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, a Benchmark Replacement selected by Buyer will replace such Benchmark for all purposes hereunder and under any Repurchase Document with respect to any Benchmark setting at or after 5:00 p.m. (New York City time) on the first (1st) Business Day after the date Buyer provides Seller and Guarantor with such notice of such Benchmark Replacement, without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document; provided, that, if such Benchmark Replacement will replace the then-current Benchmark during a Collection Period pursuant to the provisions of this Section 2.13.1, then such replacement will be postponed until the first (1st) setting of the Benchmark Replacement applicable to the immediately following Collection Period, which will result in the temporary occurrence of a Benchmark Unavailability Period.

2.13.2 Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller, Guarantor, or any other party hereto or to any other Repurchase Document.

2.13.3 Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller and Guarantor of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision, or election that Buyer may make pursuant to this Section 2.13, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in Buyer’s reasonable discretion and shall be consistent with determinations, decisions, and elections made by Buyer with similarly situated counterparties.

2.13.4 Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Repurchase Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Buyer may modify the definition of “Collection Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Buyer may modify the definition of “Collection Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

2.13.5 Temporary Unavailability of Setting of Benchmark. Notwithstanding anything to the contrary herein or in any other Repurchase Document, at any time (including in connection with the implementation of a Benchmark Replacement), if (i) a Benchmark Unavailability Period occurs or (ii) a relevant setting of the then-current Benchmark is temporarily unavailable due to a systemic market disruption, as determined by Buyer in its reasonable discretion, then, in either case, Buyer will utilize the Alternative Rate until such time as (A) the Benchmark Unavailability Period ends or (B) the source and/or publisher of the then-current Benchmark resumes timely publication of such Benchmark’s settings, as applicable.

2.13.6 All Transactions are “Servicing Released”. Seller’s sale of Mortgage Loans to Buyer pursuant to Transactions hereunder includes the Servicing Rights related to the Mortgage Loans and all Transactions hereunder are “servicing released” purchase and sale transactions for all intents and purposes (other than tax purposes), it being understood that the Purchase Price paid by Buyer to Seller for each such Mortgage Loan includes a premium that compensates Seller for the Servicing Rights related to such Mortgage Loan and upon Buyer’s payment of the Purchase Price to Seller, Buyer becomes the owner of the Mortgage Loan which includes the Servicing Rights related thereto.

SECTION 3. YIELD PROTECTION AND TAXES.

3.1 Increased Costs.

(a) Increased Costs Generally. If any change in Law shall:

(i) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Buyer;

(ii) subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or

(iii) impose on Buyer any other condition, cost, or expense (other than Taxes) affecting the Repurchase Documents or Transactions made by Buyer; and

the result of any of the foregoing shall be to increase Buyer’s cost of making, continuing, or maintaining any Transaction or of maintaining Buyer’s obligation to enter into any Transaction, or to reduce the amount of any sum received or receivable by Buyer hereunder or under the Repurchase Documents (whether of Repurchase Price, Price Differential, or any other amount) then, upon Buyer’s request, Seller will, at its option, either (x) terminate this Agreement and promptly remit payment of any outstanding Obligations hereunder or (y) pay to Buyer such additional amount(s) as will compensate Buyer for such additional costs incurred or reduction suffered, provided that Buyer treats all similarly situated counterparties in the same manner as Seller.

(b) Capital Requirements. If Buyer determines that any change in Law affecting Buyer, Buyer’s lending office, or Buyer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Buyer’s capital or Buyer’s holding company’s capital, if any, as a consequence of this Agreement or the Transactions made by Buyer to a level below that which Buyer or Buyer’s holding company could have achieved but for such change in Law (taking into consideration Buyer’s policies and Buyer’s holding company’s policies with respect to capital adequacy), then from time to time Seller will pay to such Buyer such additional amount(s) as will compensate Buyer or Buyer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Buyer setting forth the amount(s) necessary to compensate Buyer or its holding company, as the case may be, as specified in Section 3.1(a) or 3.1(b) hereof and delivered to Seller, shall be conclusive absent manifest error. Seller shall pay Buyer the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(d) Delay in Requests. Buyer’s failure or delay to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of Buyer’s right to demand such compensation; provided that Seller shall not be required to compensate Buyer pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than three (3) months prior to the date that Buyer notifies Seller of the change in Law giving rise to such increased costs or reductions, and of Buyer’s intention to claim compensation therefor (provided that if the change in Law giving rise to such increased costs or reductions is retroactive, then such three (3) month period shall be extended to include the period of retroactive effect thereof).

3.2 Taxes.

(a) Defined Terms. For purposes of this Section 3.2, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any of Seller’s obligations under any Repurchase Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in Seller’s good faith discretion) requires the deduction or withholding of any Tax from any such payment by Seller, then Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2), Buyer receives an amount equal to the sum that it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Seller. Seller shall timely pay to the relevant Governmental Entity in accordance with applicable law, or at Buyer’s option, timely reimburse Buyer for the payment of, any Other Taxes.

(d) Indemnification by Seller. Seller shall indemnify Buyer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered by Buyer to Seller shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Seller to a Governmental Entity pursuant to this Section 3.2, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Buyer.

(f) Status of Buyer.

(i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document, Buyer shall deliver to Seller, at the time(s) reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if Seller reasonably requests, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in Sections 3.2(f)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if, in Buyer’s reasonable judgment, such completion, execution, or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice Buyer’s legal or commercial position.

(ii) Without limiting the generality of the foregoing, in the event that Seller is a U.S. Person:

(A) If Buyer is a U.S. Person, Buyer shall deliver to Seller on or prior to the date on which Buyer becomes a Buyer hereunder (and from time to time thereafter upon Seller’s reasonable request), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B) If Buyer is not a U.S. Person, Buyer shall, to the extent Buyer is legally entitled to do so, deliver to Seller (in such number of copies as Seller shall request) on or prior to the date on which Buyer becomes Buyer hereunder (and from time to time thereafter upon Seller’s reasonable request), whichever of the following is applicable:

(i) If Buyer claims the benefits of an income tax treaty to which the United States is a party, with respect to (x) payments of interest under any Repurchase Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) any other applicable payments under any Repurchase Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) if Buyer claims the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN-E; or

(iv) to the extent that Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C) if Buyer is not a U.S. Person, to the extent it is legally entitled to do so, Buyer shall deliver to Seller (in such number of copies as Seller shall request) on or prior to the date on which Buyer becomes a Buyer hereunder (and from time to time thereafter upon Seller’s reasonable request), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D) if a payment made to Buyer under any Repurchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time(s) prescribed by law and at such time(s) reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with Seller’s obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.2(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date hereof.

Buyer agrees that if any form or certification that Buyer previously delivered expires or becomes obsolete or inaccurate in any respect, Buyer shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.2(g) (plus any penalties, interest, or other charges imposed by the relevant Governmental Entity) in the event that such indemnified party is required to repay such refund to such Governmental Entity. Notwithstanding anything to the contrary in this Section 3.2(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.2(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.2(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.2 shall survive any assignment of rights by Buyer and the repayment, satisfaction, or discharge of all obligations under any Repurchase Document.

SECTION 4. CONDITIONS OF CLOSING/TRANSACTIONS.

4.1 Conditions to Closing. Buyer’s obligation to consummate the transactions contemplated hereby is subject to Buyer’s sole discretion and the fulfillment to Buyer’s satisfaction on the date hereof of the following conditions precedent (or Buyer’s written waiver thereof, or deemed waiver thereof if Buyer enters into a Transaction and Buyer had knowledge of such failure to meet the following):

4.1.1 Buyer’s receipt of the Repurchase Documents and the requested agreements, documents, instruments, certificates, and opinions, each of which will be in form and substance satisfactory to Buyer, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates, opinions, and other documents as Buyer will reasonably request.

4.1.2 (i) The representations and warranties contained herein will be true and accurate on and as of the date hereof, (ii) Seller will have performed and complied with all covenants and conditions required herein to be performed or complied with by Seller on or prior to date hereof, and (iii) no Default or Event of Default will exist and be continuing on the date hereof.

4.1.3 Payment of all invoiced Buyer Expenses incurred by Buyer as of the date hereof.

4.1.4 No event or condition will have occurred that could reasonably be expected to have a Material Adverse Effect.

4.1.5 Evidence that Guarantor has added Buyer as an additional loss payee under Guarantor’s Fidelity Insurance.

4.1.6 Seller shall have delivered to Buyer documentation necessary to establish that Seller is exempt from U.S. federal and backup withholding Taxes.

4.1.7 Successful completion of Buyer’s (x) “know your customer” verification and (y) due diligence, in each case, of Seller and Guarantor.

4.1.8 Seller and Guarantor shall have provided such other documents as Buyer or Buyer’s counsel have reasonably requested.

4.2 Conditions to All Transactions. Buyer’s obligation to enter into any Transaction is subject to Buyer’s sole discretion and to the satisfaction (or deemed waiver thereof if Buyer enters into a Transaction and Buyer had knowledge of such failure to meet the following) of the following conditions precedent on the date of any such Transaction, in addition to satisfaction of all other conditions and requirements set forth herein:

(a) Due Diligence Review. Buyer shall have completed to its satisfaction (i) with respect to the related Purchased Mortgage Loans, Buyer’s due diligence review of such Purchased Mortgage Loans, and (ii) if required in order to complete any necessary reverification of Seller and/or Guarantor in accordance with institutional updates to Buyer’s “know your customer” verification requirements, Buyer’s due diligence of Seller and/or Guarantor.

(b) No Default. No Default or Event of Default shall have occurred and be continuing.

(c) Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Law or in the interpretation or administration of any Law applicable to Buyer has made it unlawful, and no Governmental Entity shall have asserted that it is unlawful, for Buyer to enter into the transactions contemplated hereby.

(d) Representations and Warranties. Both immediately prior to the Transaction Request and after giving effect thereto and to the intended use thereof, the representations and warranties herein and in the other Repurchase Documents, or that are contained in any certificate furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Transaction Request as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(e) Material Adverse Change. None of the following shall have occurred and/or be continuing:

(i) a material adverse change in Buyer’s financial condition which causes, or would be likely to cause, a material adverse effect on Buyer’s ability to fund its obligations hereunder; or

(ii) an event or events shall have occurred in Buyer’s sole determination resulting in: (1) the effective absence of a “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to enter into Transactions through the “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event(s); or (2) the effective absence of a “whole loan market”, “securities market” for securities backed by mortgage loans, or an event or events shall have occurred resulting in Buyer not being able to sell whole loans or securities backed by mortgage loans at prices which would have been reasonable prior to such event(s).

(f) All Other Documents. Seller and Guarantor shall have provided such other documents as Buyer or Buyer’s counsel have reasonably requested.

(g) Maximum Transaction Amount. After giving effect to the requested Transaction, the Aggregate Outstanding Purchase Price subject to then-outstanding Transactions under this Agreement shall not exceed the Maximum Transaction Amount.

(h) No Margin Deficit; Concentration Limit. After giving effect to the requested Transaction, (i) no Margin Deficit shall exist and (ii) no Concentration Limit shall be exceeded.

(i) Mortgage Documents. Seller shall have delivered to Custodian the Mortgage Documents related to the proposed Purchased Mortgage Loans (other than, solely with respect to Wet Mortgage Loans, the original executed Mortgage Note).

(j) Fees. Seller shall have paid to Buyer all Fees due and owing as set forth in the Fee and Pricing Letter.

(k) Affiliate Pledge Agreement. If the related Purchased Mortgage Loans were originated by an Affiliated Originator, Seller shall have delivered to Buyer an Affiliate Pledge Agreement in form and substance satisfactory to Buyer.

SECTION 5. SECURITY; PURCHASED ASSETS PROCESSING AND COLLECTION.

5.1 Security Interest. Although the parties hereto intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, if any Transactions are deemed to be loans and, as security for the payment and performance of all Obligations (including, without limitation, all Transactions and credit accommodations extended hereunder), Seller hereby pledges, assigns, and grants to Buyer a continuing first priority security interest in and Lien upon the Purchased Assets (subject only to Permitted Liens), the Deposit Account and the Monthly Remittance Account and Buyer shall have all the rights and remedies of a “secured party” under the UCC with respect thereto. Seller acknowledges that it has no rights to the Servicing Rights related to any Purchased Mortgage Loan while subject to a Transaction hereunder. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the Servicing Rights related to any Purchased Mortgage Loan were not sold by Seller to Buyer, or that the Servicing Rights are not an interest in such Purchased Mortgage Loans and are severable from such Purchased Mortgage Loans despite Buyer’s and Seller’s express intent herein to treat them as included in the purchase and sale transaction, Seller hereby pledges, assigns, and grants to Buyer a continuing first priority security interest in and Lien upon the Servicing Rights related to such Purchased Mortgage Loans, and Buyer shall have all the rights and remedies of a “secured party” under the UCC with respect thereto.

5.2 No Asset Sales or Liens. Seller will not sell, assign, transfer, set over to, or grant a Lien to any Person in, or otherwise encumber all or any part of, the Purchased Assets, except with respect to (a) Permitted Liens and (b) the sale of Purchased Mortgage Loans and MBS in the ordinary course of business consistent with Seller’s past practices and subject to all of the terms and conditions hereof.

5.3 Location of Records and Purchased Assets. Seller will keep the Purchased Assets and records pertaining to Purchased Assets with the Custodian and/or Servicer, as applicable, at the location set forth on the signature page hereto, and at any other location described in writing to, and consented to in writing by, Buyer.

5.4 Status of Purchased Assets. At the time any Purchased Assets become subject to Buyer’s Lien, Seller will be the lawful owner thereof and will have the right to pledge, sell, assign, transfer, or grant a security interest in the same to Buyer.

5.5 Perfection Information. Each of Seller’s and Guarantor’s correct legal name, jurisdiction of organization, and federal taxpayer identification number are set forth on the applicable signature page hereto. Seller will not change any such name, jurisdiction, or its legal structure without giving at least thirty (30) days’ prior written notice thereof to Buyer.

5.6 Perfection, Third Parties, Further Assurances. Seller authorizes Buyer to file all UCC financing statements, and amendments thereto and continuations thereof, in each case, describing the Purchased Assets necessary to perfect Buyer’s security interest hereunder. Where Purchased Assets are in the possession of a third party (other than Custodian), if requested by Buyer, Seller will join with Buyer in notifying such third party of Buyer’s security interest and obtaining an acknowledgment from such third party that such third party is holding the Purchased Assets for the benefit of Buyer. Seller will cooperate with Buyer in obtaining control with respect to Purchased Assets consisting of deposit accounts, investment property, letter of credit rights, and electronic chattel paper. Seller agrees to take whatever other actions are reasonably requested by Buyer to perfect and continue the perfection of Buyer’s security interest in the Purchased Assets. Upon Buyer’s request, Seller will deliver to Buyer any and all of the documents evidencing or constituting the Purchased Assets (including, without limitation, all negotiable documents, instruments, certificated securities, and chattel paper), and Seller will not create any chattel paper without placing thereon a legend indicating that Buyer has a security interest therein. Seller hereby appoints Buyer as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue the perfection of the security interest granted herein. To the extent that any Purchased Assets constitutes personal property, the parties hereto intend the Purchased Assets are and will remain personal property even though all or any portion of the Purchased Assets may hereafter become attached or affixed to real property.

5.7 Termination; Revival. At such time as all Obligations have been paid in full (other than unasserted indemnity claims that survive termination) and this Agreement and the other Repurchase Documents have been terminated in writing by Buyer, the security interest granted herein will terminate and at Seller’s expense, Buyer will release its security interest in, and will duly assign, transfer, and deliver to Seller such of the Purchased Assets, free of any Liens incurred by or through Buyer, as has not theretofore been sold or otherwise applied or released pursuant hereto. To the extent that Seller makes a payment or other transfer to Buyer, or Buyer receives any payment of proceeds of Purchased Assets, which is later invalidated, declared to be a fraudulent transfer or preference, set aside, or required to be repaid under any bankruptcy law, other law or equitable principle, Buyer’s security interest in the Purchased Assets will be revived and continue as if Buyer had never received the payment, transfer, or proceeds.

5.8 Seller Remains Liable. Seller shall remain liable for the performance of its obligations under the contracts and agreements included in the Purchased Assets to the same extent as if this Agreement had not been executed, and Buyer’s exercise of any of its rights with respect to the Purchased Assets or otherwise hereunder shall not release Seller from any of such obligations. Moreover, regardless of Buyer’s security interest in the Purchased Assets or Buyer’s exercise of (or failure to exercise) any of its rights with respect to any such Purchased Assets, in no event shall Buyer have any obligation or liability under any of such contracts or agreements, and Buyer shall have no obligation or duty to take any action to collect or enforce any claim for payment with respect to any of the Purchased Assets.

5.9 Security Covenants.

(a) Seller shall comply with, perform, and discharge each and every obligation, covenant, condition, duty, and agreement contained in any applicable Purchase Commitments that are to be performed by Seller.

(b) Without Buyer’s prior written consent, Seller shall not waive, excuse, condone, forgive, or in any manner release or discharge any party to any agreement with Seller from the obligations, covenants, conditions, or duties contained in any such agreement or amend, modify, or otherwise change, terminate, or assign any agreement or agree to do any of the foregoing, if (in any case) a consequence of doing so could be to materially and adversely affect Seller’s condition (financial or otherwise) or to materially and adversely affect the value of any of the Purchased Assets or Buyer’s security interest in any of the Purchased Assets.

(c) At Seller’s sole cost and expense, Seller will promptly and diligently exercise each and every material right that Seller may have under any of the Purchased Mortgage Loans and will appear in and defend in good faith any action or proceeding arising under, growing out of, or in any manner connected with Seller’s obligations, covenants, conditions, duties, agreements, or liabilities under or in respect of any of the Purchased Mortgage Loans.

(d) Each Purchased Mortgage Loan subject to a Transaction shall be closed in accordance with best industry practices and all Applicable Requirements. Seller acknowledges and agrees that it shall be liable to Buyer for any acts or omissions of any Settlement Agent that cause Buyer to incur any loss or expense (including, without limitation, attorneys’ fees).

5.10 Right to Collect. Except as otherwise set forth below, unless and until the occurrence of an Event of Default hereunder, Seller or its Servicer shall continue to collect all principal, interest, and escrow payments due and to become due under the Purchased Mortgage Loans (and all such amounts shall be held in trust for the exclusive benefit of Buyer as the owner of the related Purchased Asset), and may take such action as Seller may deem necessary, advisable, convenient, or proper for the enforcement of such Purchased Mortgage Loans to the extent consistent with Seller’s covenants and agreements set forth herein, except that regardless of whether any Event of Default exists, Mortgage Loan Sale Proceeds shall be paid directly to the Deposit Account or as Buyer shall otherwise direct, for application as provided herein. Upon receipt of any prepayment on any Purchased Mortgage Loan, Seller shall (or shall cause the Servicer to) promptly pay such amount to Buyer for application to repay the Purchase Price made with respect to such Purchased Mortgage Loan. All prepayments will be remitted to the Monthly Remittance Account within two (2) Business Days following receipt. Immediately upon and at all times after the occurrence of any Event of Default, Seller agrees, upon Buyer’s request, to notify all Account Debtors and other parties obligated to Seller under any Purchased Assets that all payments made to Seller on account of the Purchased Assets shall be remitted on each Remittance Date directly to the Deposit Account, which amounts shall, at Buyer’s option, be applied to the payment of the Obligations, whether then due or not, in such order or at such time of application as Buyer may determine in its sole discretion. At Buyer’s request, Seller shall include a like statement on all invoices or other instructions sent by Seller to Account Debtors and other parties obligated to Seller with respect to the Purchased Assets. Buyer shall be under no duty to demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize upon the Purchased Assets.

5.11 Deposit Account; Mortgage Loan Sale Proceeds.

5.11.1 Seller shall, at Seller’s sole expense, establish and maintain (and Buyer, at Buyer’s option, may establish and maintain at Seller’s expense) the Deposit Account. Seller agrees to notify all purchasers of Purchased Mortgage Loans that all payments made to Seller of Mortgage Loan Sale Proceeds shall be remitted directly to the Deposit Account. Seller shall bear all risk of loss of any cash proceeds deposited in the Deposit Account, except for losses resulting from Buyer’s gross negligence or willful misconduct. Seller shall from time to time execute such depository account documents and agreements with respect to the Deposit Account as Buyer shall require. Any Mortgage Loan Sale Proceeds received by Seller shall (i) at all times be held in trust for and segregated for the benefit of Buyer, (ii) not be commingled with any property that is not part of the Purchased Assets, and (iii) be immediately delivered to Buyer in the form received for deposit to the Deposit Account.

5.11.2 Provided that no Event of Default or Default is continuing or would result therefrom, Buyer agrees from time to time and at Seller’s request to deliver Purchased Mortgage Loans to Takeout Purchasers for sale to such Takeout Purchasers, and, solely with respect to Agency Mortgage Loans and Jumbo Mortgage Loans, such request shall be approved by Buyer in its sole discretion. Such delivery shall be made under a bailee letter in form and substance satisfactory to Buyer. Without limiting the foregoing, such bailee letter shall provide for the release of Buyer’s security interest in the applicable Purchased Mortgage Loan in exchange for Buyer’s receipt, in immediately available funds, of the purchase price for such Purchased Mortgage Loan pursuant to the applicable Purchase Commitment for such Purchased Mortgage

Loan, but in no event less than the Repurchase Price of such Purchased Mortgage Loan. To the extent that the purchase price for a Purchased Mortgage Loan would be less than the Repurchase Price required to be paid to Buyer as required above (a “shortfall”), Buyer may in its sole discretion approve such sale and Seller shall pay such shortfall to Buyer prior to or concurrent with the payment of such purchase price and prior to the release of Buyer’s ownership interest in the affected Purchased Mortgage Loan. With respect to any eMortgage Loan, following Buyer’s or such bailee’s confirmation of receipt of related Repurchase Price, Buyer shall initiate a Transfer with respect thereto as Seller may direct in writing. The proceeds from the sale of any Purchased Mortgage Loan under this Section 5.11 shall be paid and applied as provided in Section 5.12 hereof.

5.11.3 Provided that no Event of Default or Default is continuing or would result therefrom, and provided further that Seller, Buyer, and a Certificating Custodian have entered into a Master Custodial Agreement satisfactory to Buyer, Buyer agrees from time to time and at Seller’s request to deliver Purchased Mortgage Loans to such Certificating Custodian for formation of a pool of Mortgage Loans supporting an MBS. Such delivery shall be made under a bailee letter in form and substance satisfactory to Buyer. Seller agrees to (i) enter into such arrangements and agreements with Buyer, the Certificating Custodian, and each applicable Agency as may be necessary or desirable to facilitate the issuance of MBS under the mortgage-backed securities programs of such Agency, and (ii) conform its procedures relating to the formation of such pools and the delivery of such forms and certifications required by each applicable Agency, to accommodate the procedures established by Buyer from time to time with respect thereto that are in conformity with the respective rules and regulations of each applicable Agency and maintaining the perfection and priority of Buyer’s security interest in the applicable Purchased Mortgage Loans and related MBS and the proceeds thereof. All MBS that are backed by any Purchased Mortgage Loan for which the Repurchase Price has not been paid in full to Buyer at the time of the issuance of such MBS shall be held in the Custodial Account established under the Master Custodial Agreement and Buyer shall have a security interest therein. Seller agrees that the Certificating Custodian shall be listed as the only subscriber, owner, and/or registered holder, as applicable, and only person authorized to take delivery of any MBS backed by any Purchased Mortgage Loan, and upon the issuance of each such MBS, Seller shall deliver, or cause the applicable Agency to deliver, such MBS directly to the Certificating Custodian. Subject to the terms and conditions hereof and of the Master Custodial Agreement, upon the issuance of an MBS backed by any Purchased Mortgage Loan, Buyer’s ownership interest in the underlying Purchased Mortgage Loans shall cease, and the security interest in the related MBS and the proceeds thereof shall be substituted therefor and vested in Buyer. Provided that no Event of Default or Default exists, Seller may obtain the release of Buyer’s security interest in and lien on an MBS backed by any Purchased Mortgage Loan by paying to Buyer by wire transfer of immediately available funds to the Deposit Account the Repurchase Price of such Purchased Mortgage Loan. Such payment shall be applied as provided in Section 5.12 hereof.

5.12 Income Payments(a) . Any Income received with respect to a Purchased Asset purchased hereunder (other than any interest accrued thereon during the period of time up to but not including the Purchase Date for such Purchased Asset), shall be segregated as described above and held in trust for the exclusive benefit of Buyer as the owner of such Purchased Asset. If any Income is deposited into the Deposit Account, it shall be released only as follows:

(i) after the occurrence and during the continuance of an Event of Default, upon instruction by Buyer;

(ii) prior to the occurrence and continuance of an Event of Default, on each Remittance Date, applied as follows:

1) first, in satisfaction of accrued and outstanding fees and expenses of Buyer incurred in connection with any Transaction, including satisfaction of any Margin Deficit;

2) second, in satisfaction of any outstanding Obligations then due and owing with respect to any Purchased Asset; and

3) third, any amounts remaining, to Seller.

After the occurrence of a Default or Event of Default, all items or amounts which are remitted to the Monthly Remittance Account or the Deposit Account or otherwise delivered by or for the benefit of Seller to Buyer on account of partial or full payment of, or with respect to, any Purchased Assets (including, without limitation, any Mortgage Loan Sale Proceeds) shall, at Buyer’s option, (i) be applied to the payment of the Obligations, whether then due or not, in such order or at such time of application as Buyer may determine in its sole discretion, (ii) with respect to such amounts not already in the Deposit Account, be deposited to the Deposit Account, as applicable, or (iii) with respect to such amounts not already in the Monthly Remittance Account, be deposited to the Monthly Remittance Account, as applicable. Seller agrees that Buyer shall not be liable for any loss or damage which Seller may suffer as a result of Buyer’s processing of items or its exercise of any other rights or remedies hereunder or under any other Repurchase Document, including, without limitation, indirect, special, or consequential damages, loss of revenues or profits, or any claim, demand, or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies hereunder or under any other Repurchase Document. Seller agrees to indemnify and hold Buyer harmless from and against all such third-party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorneys’ fees, except to the extent (but only to the extent) caused solely by Buyer’s gross negligence or willful misconduct.

5.13 Redelivery of Purchased Assets. If Buyer, acting in its sole discretion, redelivers Purchased Assets to Seller or Seller’s designee for the purpose of (a) the ultimate sale or exchange thereof; (b) presentation, collection, renewal, or registration of transfer thereof; or (c) dealing with such Purchased Asset(s) preliminary to sale or exchange, including, but not limited to, for correction, in any case, such redelivery shall be in trust for the benefit of Buyer and shall not constitute a sale to Seller or a release of Buyer’s ownership interest in such Purchased Asset(s) or in the proceeds or products of such Purchased Asset(s), unless Buyer specifically so agrees in writing. Any proceeds of Purchased Assets coming into Seller’s possession as a result of any such redelivery shall be held in trust for Buyer and immediately delivered to Buyer for application to the Obligations. If Buyer redelivers any Mortgage Documents with respect to any Purchased Mortgage Loan to Seller under this Section 5.13, Seller shall return such Mortgage Documents to Buyer not more than ten (10) days following the date of delivery to Seller, and if Seller fails to do so within said period, then Seller shall immediately repay the outstanding Repurchase Price with respect to such Purchased Mortgage Loan.

5.14 Interim Servicing Period; No Servicing Fee or Income.

5.14.1 If there is a Servicer of the Purchased Mortgage Loans other than Seller, Buyer, or an Affiliate of Buyer, Seller shall enter into a Servicing Agreement and a Servicer Notice with such Servicer on behalf of Buyer, which such Servicing Agreement and Servicer Notice shall be acceptable to Buyer in its sole good faith discretion.

5.14.2 For each Transaction, Seller’s or Servicer’s right to interim service a Purchased Mortgage Loan shall commence on the related Purchase Date and shall automatically terminate without notice on the earlier of (i) thirty (30) calendar days after such Purchase Date or (ii) the Repurchase Date. If the interim servicing period expires with respect to any Purchased Mortgage Loan for any reason other than Seller repurchasing such Purchased Mortgage Loan, then such interim servicing period shall automatically terminate if not renewed by Buyer. In connection with any such renewal, Seller or Servicer shall continue to interim service the Purchased Mortgage Loan for a thirty (30) calendar day extension period. Other than as set forth in the immediately preceding sentence, Buyer shall have no right to terminate Seller or Servicer, as applicable, as the interim servicer other than in connection with a Default or Event of Default. Absent Buyer’s agreement to extend or continue to extend the interim servicing period, Seller shall transfer servicing of the Purchased Mortgage Loan (which shall include the delivery of all Servicing Records related to such Purchased Mortgage Loan) to Buyer or Buyer’s designee in accordance with Buyer’s instructions and any other applicable requirements hereof. For the avoidance of doubt, upon expiration of the interim servicing period (including the expiration of any extension period) with respect to any Purchased Mortgage Loan, Seller shall not have the right to service the related Purchased Mortgage Loan nor shall Buyer have any obligation to extend the interim servicing period (or continue to extend the interim servicing period), it being understood that upon such expiration, Seller shall (and shall cause Servicer to) promptly transfer the servicing of the related Purchased Mortgage Loan to Buyer or Buyer’s designee in accordance with Buyer’s instructions and any other applicable requirements hereof. Buyer shall have no obligation to pay Seller, nor shall Seller have any right to deduct or retain, any servicing fee or similar compensation in connection with the interim servicing of a Purchased Mortgage Loan.

5.15 Servicer Notice. As a condition precedent to Buyer funding the Purchase Price for any Purchased Mortgage Loan serviced by a Servicer other than Seller, Buyer, or an Affiliate of Buyer, Seller shall provide to Buyer a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and ownership of the Servicing Rights related thereto and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, such Servicer will follow Buyer’s instructions with respect to the servicing of the related Purchased Mortgage Loans.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

Seller and Guarantor each represent and warrant to Buyer on the Closing Date and on each day that a Transaction is outstanding hereunder:

6.1 Organization and Qualification.

6.1.1 Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware, and (a) has all requisite power and authority to own Seller’s property and conduct Seller’s business as now conducted and as presently contemplated; (b) is duly qualified and in good standing in each jurisdiction where the nature of Seller’s properties or business (present or proposed) requires such qualification; and (c) has no Subsidiaries or KYC Affiliates except as set forth on the Disclosure Schedule.

6.1.2 Guarantor is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware, and (a) is duly qualified and in good standing in each jurisdiction where the nature of Guarantor’s properties or business (present or proposed) requires such qualification; and (b) has no Subsidiaries or KYC Affiliates except as set forth on the Disclosure Schedule.

6.2 Authority, Valid Obligations; Approvals. The execution, delivery, and performance hereof and of the other Repurchase Documents, and the transactions and other documents contemplated hereby and thereby, are within Seller’s and Guarantor’s respective corporate, partnership, or limited liability company authority and power and have been authorized by all necessary proceedings on Seller’s and Guarantor’s part and Seller’s and Guarantor’s managers and members, and do not and will not (a) contravene any material provision of law or either of Seller’s or Guarantor’s Organizational Documents, (b) contravene any material provisions of, or constitute a breach or default under, any other material agreement, instrument, judgment, order, decree, permit, license, or undertaking binding upon or applicable to Seller or Guarantor or any of Seller’s properties, or (c) result in the creation, other than in favor of Buyer, of any Lien upon any of Seller’s or Guarantor’s properties or assets. The Repurchase Documents have been duly executed and delivered and constitute the legal, valid, and binding obligations of Seller and Guarantor, enforceable in accordance with their terms, subject to bankruptcy, insolvency, and similar laws affecting creditors’ rights in general and to the availability of equitable remedies. The execution, delivery, and performance of this Agreement and the other Repurchase Documents, and the transactions and other documents contemplated hereby and thereby, also do not require any approval or consent of, or filing or registration with, any Person or governmental authority, except for (a) the filing of UCC financing statements to perfect Buyer’s security interests in the Purchased Assets and (b) such other approvals or consents described on the Disclosure Schedule, each of which has been obtained.

6.3 Title to Properties; Absence of Liens. Seller and each of Seller’s Subsidiaries has good and marketable title to all of its properties, assets and rights necessary to permit Seller and each of Seller’s Subsidiaries to conduct its business as such business was conducted or proposed to be conducted on the date of the Initial Financial Statement (or, in the case of a Subsidiary formed or organized after the date thereof, on the date such Subsidiary is formed or organized), free from all liens, charges, and encumbrances whatsoever except for insubstantial and immaterial defects in title and Permitted Liens. All real property owned or leased by Seller and Seller’s Subsidiaries is described on the Disclosure Schedule.

6.4 Compliance. Each of Seller, Guarantor, and each of Seller’s Subsidiaries: (a) has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations, and other rights and privileges (including, without limit, patents, trademarks, trade names, and copyrights) to allow it to own and operate its business without any material violation of law or the rights of others; (b) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations, and orders of public authorities (including, without limitation, laws relating to hazardous materials, hazardous waste, oil, and protection of the environment and laws relating to ERISA (to the extent applicable) or to employee benefit plans generally); and (c) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its Organizational Documents or any agreement, lease, mortgage, note, bond, indenture, license, or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, in each case, except for any such violations, defaults, or failures to comply, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. Neither Guarantor, Seller, nor any of Seller’s Subsidiaries has received any notice by any governmental authority or Person with respect to the generation, storage, or disposal or release or threat of release of hazardous substances or hazardous materials or with respect to any violation of any federal, state, or local environmental, health, or safety statute or regulation.

6.5 Financial Statements. Guarantor has furnished to Buyer Guarantor’s audited consolidated and consolidating financial statements of Guarantor for the fiscal year ended December 31, 2022 and Guarantor’s management-prepared consolidated and consolidating balance sheet as of September 30, 2023 and Guarantor’s statement of income for the fiscal year-to-date period then ended, which fairly present the financial position of Guarantor and its Subsidiaries in all material respects for such periods as at the close of business on such dates and the results of its operations for the fiscal year-to-date period then ended (subject to the absence of footnotes and normal year-end adjustments with respect to the interim statements). At the date hereof, Guarantor and its Subsidiaries have no material Indebtedness or other liabilities, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not set forth on the Initial Financial Statement. Since the last day of the latest fiscal period covered by the Initial Financial Statements through the Closing Date, no event has occurred that could reasonably be expected to have a Material Adverse Effect.

6.6 Solvency. Neither Seller nor Guarantor is or, immediately after giving effect to any Transaction, will be, Insolvent.

6.7 Taxes.

6.7.1 Guarantor, Seller, and each of their respective Subsidiaries have filed all federal, state, and local income tax returns and other material tax returns required to be filed, and have fully paid all federal, state, and local income Taxes and other Taxes due from them, except those being contested in good faith through appropriate proceedings and with respect to which adequate reserves have been established and are being maintained to the extent required by GAAP.

6.7.2 Seller has at all times been organized as a limited liability company for U.S. federal income tax purposes, and Guarantor has at all times been organized as a corporation for U.S. federal income tax purposes.

6.8 Labor Relations; Litigation. Neither Seller, Guarantor, nor any of their respective Subsidiaries is engaged in any unfair labor practice and, except as set forth on the Disclosure Schedule, there is no litigation, proceeding, governmental investigation (administrative or judicial), or labor dispute, pending or, to the best of Seller’s and Guarantor’s knowledge, threatened against Seller or any Subsidiary, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect.

6.9 Contracts with Affiliates, etc. Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any material agreements, instruments, or contracts (whether written or oral) with any of its directors, managers, officers, equity holders, employees, or Affiliates, or the directors, managers, officers, equity holders, or employees of its Affiliates, except for those entered into in the ordinary course of business on an arm’s length basis upon terms and conditions no more favorable than would prevail in a transaction with a Person unaffiliated with Seller. Each such contract between Seller and its Subsidiaries and any Affiliate is listed on the Disclosure Schedule or has otherwise been, or will be, disclosed to and approved in writing by Buyer.

6.10 ERISA. Seller, Guarantor, each of their respective ERISA Affiliates, each Plan, each Pension Plan, and, to the best of Seller’s or Guarantor’s knowledge, as applicable, each Multiemployer Plan, are in compliance in all material respects with ERISA and the provisions of the Code applicable to Seller, Guarantor, such Affiliates, or such plans. None of Seller, Guarantor, any Plan, or Pension Plan has engaged in a “prohibited transaction” (as defined in ERISA and the Code) that would subject such Person or Plan to a material tax or penalty imposed on a “prohibited transaction”. Neither Seller, Guarantor, nor any ERISA Affiliate has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, nor has applied for or obtained a waiver thereunder, with respect to any Pension Plan. Except as described on the Disclosure Schedule, the aggregate current value of all assets of any Pension Plan is at least equal to the aggregate current value of all accrued benefits under such Pension Plan calculated in accordance with actuarial assumptions used for purposes of funding such Pension Plan as of the most recent valuation date immediately prior to the date of this representation and warranty on an ongoing Pension Plan basis. Neither Seller, Guarantor, nor any of their respective ERISA Affiliates has incurred any material liability to the Pension Benefit Guaranty Corporation over and above premiums required by law, and neither Seller nor any of their respective ERISA Affiliates has terminated any Pension Plan in a manner that could result in the imposition of a lien on the property of Seller or any such ERISA Affiliate. Neither Seller, Guarantor, nor any of their respective ERISA Affiliates has withdrawn in a partial or complete withdrawal from any Multiemployer Plan or received a notification that a Multiemployer Plan is insolvent. Neither Guarantor nor Seller is (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, or (iii) an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any statutes applicable to Seller or Guarantor that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

6.11 Capitalization. The outstanding equity of Seller and each of its Subsidiaries is comprised of capital stock, membership interests, or other equity interests, as applicable, all of which has been duly and validly issued and is fully paid and, with respect to Seller and each Subsidiary thereof that is a corporation, is non-assessable. All of the issued and outstanding capital stock, membership interests or similar equity interests of Seller and each of its Subsidiaries is owned and held as set forth in the Disclosure Schedule, and except as set forth in the Organizational Documents of Seller, the similar Organizational Documents of any of its Subsidiaries, or in the Disclosure Schedule, (a) there are no rights to acquire any equity interests in Seller or any of its Subsidiaries, (b) there are no outstanding commitments, options, warrants, calls, or other agreements (whether written or oral) binding on Seller or any of its Subsidiaries that require or could require Seller or any of its Subsidiaries to sell, grant, transfer, assign, mortgage, pledge, or otherwise dispose of any equity interests or other securities of Seller or any of its Subsidiaries, and (c) there is no outstanding class of equity interests or other securities of Seller or any of its Subsidiaries.

6.12 Reserved.

6.13 Environmental and Regulatory Compliance. The operations of Seller, its Subsidiaries, each of the real properties owned by Seller or any of its Subsidiaries, and, to the best of Seller’s knowledge, each of the real properties leased by Seller or any of its Subsidiaries (collectively, the “Environmental Properties”) are presently in compliance in all material respects with, and has in full force and effect, all material permits or approvals required by all applicable building, zoning, antipollution, hazardous substance, hazardous material, oil, environmental, health, safety, or other laws, ordinances, or regulations, and Seller has not received notification that any Environmental Property is in violation of any of the foregoing provisions. No inquiry, notice, or threat to give notice by any governmental authority or third party has been received by Seller or any of its Subsidiaries with respect to the generation, storage, disposal, release, or threat of release of any hazardous substance or hazardous material or, with respect to any violation of any federal, state, or local environmental, health, or safety statute or regulation.

6.14 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity (a) is a Sanctioned Person or (b) either in its own right or through any third party (i) has any assets in a Sanctioned Country or in the possession, custody, or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (ii) does business in or with or derives any income from investments in or transactions with any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

6.15 Accuracy of Representations; Survival. No representation or warranty made herein or in any other Repurchase Document contains, or at the time of delivery will contain, any untrue statement of material fact or omits, or will omit at the time of delivery, a material fact necessary to make such representation or warranty not misleading. All representations and warranties made herein or in the any other Repurchase Document will survive the execution of this Agreement and the other Repurchase Documents.

6.16 Name. Seller’s exact name is the name set forth herein. Seller is (i) a registered organization organized under the laws of Delaware and (ii) located (as determined pursuant to the UCC) in Delaware (the state under the laws of which Seller was organized). Guarantor’s exact name is the name set forth herein. Guarantor is (i) a registered organization organized under the laws of Delaware and (ii) located (as determined pursuant to the UCC) in Delaware (the state under the laws of which Guarantor was organized).

6.17 Agency Approvals; Compliance with Agency Guides. If applicable, Seller is (i) a Freddie Mac, Fannie Mae, and Ginnie Mae approved seller (issuer)/servicer, an FHA/VA and USDA approved lender, and a HUD direct endorsement lender, and in each case, in good standing; (ii) in compliance with the terms and requirements of each Agency Guide applicable to it; and (iii) duly qualified and licensed as a mortgage banker or mortgage broker in each jurisdiction where such qualification is required in order for Seller to transact its business as presently conducted or proposed to be conducted.

6.18 Accuracy of Information. Neither this Agreement nor any of the documents, information documents, reports, other writings prepared by or on behalf of Seller and Guarantor and provided by Seller or Guarantor to Buyer pursuant to this Agreement, any other financing agreement, or in connection with the transactions contemplated hereby or thereby contain any statement of a material fact with respect to Seller or Guarantor or such transactions that was untrue or misleading in any material respect when made or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Since Buyer conducted its due diligence review of Seller and Guarantor (prior to the Closing Date), there has been no change, development, or event involving a change known to Seller or Guarantor which would render any of the financing agreements, such documents, or information untrue or misleading in any material respect.

6.19 Compliance With Law, Etc. Each of Guarantor and Seller has complied in all material respects with all Laws. Neither Seller, Guarantor, nor any Affiliate of Seller or Guarantor (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or, to the best of its knowledge, engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by OFAC, (e) is a Sanctioned Person or Sanctioned Country, (f) has more than ten percent (10%) of its assets located in a Sanctioned Country or with a Sanctioned Person, or (g) derives more than ten percent (10%) of its operating income from investments in or transactions with any Sanctioned Person or Sanctioned Country. The proceeds of any transaction hereunder have not been and will not be used to fund any operations in, finance any investments or activities in, or make any payments to a Sanctioned Person or Sanctioned Country. Neither Seller, Guarantor, nor any Affiliate of Seller or Guarantor (a) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, as amended, (b) is subject to regulation by any Governmental Entity limiting its ability to incur the Obligations. Seller, Guarantor, and each of their respective Affiliates are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any foreign counterpart thereto (collectively, the “FCPA”), or (c) has made, offered, promised, or authorized a payment of money or anything else of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official, or candidate for foreign political office, (ii) to any foreign official, foreign political party, party official, or candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse their official position to direct business wrongfully to Seller, any Affiliate of Seller, Guarantor, or any other Person, in violation of the FCPA.

6.20 Investment Company Act Compliance. Neither Guarantor nor Seller is required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended (the “ICA”), nor as an entity “controlled” by an “investment company” as defined under the ICA.

6.21 No Broker. Seller has not dealt with any broker, investment banker, agent, or Person other than Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement; provided that if Seller has dealt with any broker, investment banker, agent, or Person other than Buyer who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

6.22 Reserved.

6.23 Additional Representations. With respect to each Purchased Mortgage Loan, Seller hereby makes all of the applicable representations and warranties set forth on Exhibit D hereto as of the related Purchase Date and at all times while such Purchased Mortgage Loan is subject to a Transaction hereunder. As of each Purchase Date, Seller shall be deemed to have represented and warranted that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a written notice to Buyer any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

SECTION 7. AFFIRMATIVE COVENANTS.

During the term of this Agreement and so long as any Obligations remain outstanding:

7.1 Financial Statements and Other Reporting Requirements. Seller and Guarantor, as applicable, will furnish to Buyer:

7.1.1 as soon as available to Seller and Guarantor, but in any event within one hundred thirty-five (135) days after each of Seller’s and Guarantor’s fiscal years, Seller’s and Guarantor’s audited balance sheet as of the end of such fiscal year and the related statements of income, retained earnings, and cash flow for such fiscal year, in each case, prepared in accordance with GAAP (and on a Consolidated and Consolidating basis) and audited by an independent certified public accounting firm reasonably satisfactory to Buyer, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall have no “going concern” and shall state that said financial statements fairly present the financial condition and results of Seller’s and Guarantor’s operations, if applicable, as at the end of, and for, such fiscal year in accordance with GAAP;

7.1.2 within forty-five (45) days after the end of each of Guarantor’s and Seller’s first three (3) fiscal quarters, each of Guarantor’s and Seller’s unaudited balance sheet as of the end of such fiscal quarter and the related unaudited statements of income for, in each case, the portion of the fiscal year then-ended and for the quarter then-ended prepared by each of Guarantor’s and Seller’s management on a Consolidated and Consolidating basis and in accordance with GAAP applied in a manner consistent with the audited financial statements required by Section 7.1.1 above (subject to normal year-end audit adjustments (none of which will be materially adverse) and the absence of footnotes);

7.1.3 concurrently with the delivery of financial statements pursuant to Sections 7.1.1 and 7.1.2 above, a Compliance Certificate certified by Guarantor’s chief executive officer or chief financial officer;

7.1.4 concurrently with the delivery of yearly required renewal documentation, Other Investor Report Cards of Guarantor;

7.1.5 within seven (7) days after the end of each calendar month, pay histories with respect to any Mortgage Loan Held for Investment subject to a Transaction hereunder;

7.1.6 if applicable, and to the extent permitted by Governmental Authority, within fifteen (15) days after receipt of any Agency audit, including HUD, Ginnie Mae, Fannie Mae, and Freddie Mac audits, a copy of such audit and, within fifteen (15) days following any response by Seller or Guarantor, as applicable, thereto, a copy of such response;

7.1.7 unless otherwise set forth herein, immediately after obtaining knowledge of the existence thereof, notice of (a) immediately, the occurrence of any Default or Event of Default, (b) the occurrence of any condition or event with respect to Seller or Guarantor, as applicable, or any Affiliate of Seller or Guarantor, as applicable, that could reasonably be expected to have a Material Adverse Effect, (c) any litigation or any investigative or regulatory proceedings of a federal, state, or local governmental agency or authority commenced, pending, or threatened against Seller, any of Seller’s Affiliates, or any Plan in excess of the Litigation Threshold (individually or in the aggregate), or the issuance of any judgment, award, decree, order, or other determination in or relating to any such litigation or proceedings, (d) the occurrence of a Reportable Event with respect to a Pension Plan or any communications to, or receipt of non-routine communications from, the Pension Benefit Guaranty Corporation, the U.S. Department of Labor, the IRS, or a Multiemployer Plan by Seller or any of Seller’s ERISA Affiliates relating to any Plan along with copies of all such communications, (e) Seller’s or any of Seller’s ERISA Affiliate’s adoption of any Pension Plan or becoming obligated to contribute to any Multiemployer Plan, or the substantial modification of any such Plan along with the vesting and funding schedules and other principal provisions thereof, (f) Seller’s adoption of any stock or equity option or executive compensation plan, whether or not subject to ERISA, or the substantial modification of any such Plan along with the vesting and funding schedules and other principal provisions thereof, that could reasonably be expected to have a Material Adverse Effect, (g) Seller’s or any of Seller’s ERISA Affiliates’ assumption of an obligation to contribute to or the incurrence of any liability to a Multiemployer Plan, (h) any communications given or received by Seller or any of Seller’s Subsidiaries to or from any federal, state, or local governmental agency or authority in any way relating to any investigation of, compliance with, any violation or potential violation of, or any potential liability under, any environmental law or regulation (including those relating to pollution control, hazardous materials, and hazardous wastes) along with copies of all such communications, (i) Seller’s receipt of notice that any Purchased Mortgage Loan was submitted to a Takeout Purchaser (whole loan or securitization) under a bailee letter and was rejected for purchase by such Takeout Purchaser, or (j) upon Seller becoming aware of any Control Failure with respect to a Mortgage Loan that is an eMortgage Loan;

7.1.8 within two (2) Business Days after receiving written notice thereof, notice of (a) any litigation affecting any of the Purchased Assets, (b) the receipt of any notice from the Consumer Financial Protection Bureau or any other Governmental Entity having jurisdiction over Seller or Seller’s property that any such Governmental Entity intends to put Seller or any of Seller’s officers or employees on probation or other supervisory review status, (c) the receipt of any notice from any insurer or guarantor of, or Agency that purchases, residential mortgage loans that such insurer, guarantor, or Agency will cease insuring, guaranteeing, or purchasing, as applicable, residential mortgage loans from Seller, (d) if applicable, any notice from the FHA or VA that Seller may lose its status as an approved mortgagee or buyer in good standing eligible to participate in the FHA insurance or VA guaranty programs, (e) the receipt of any notification from the Consumer Financial Protection Bureau or any other Governmental Entity that Seller has violated any Law, and (f) any investigation, subpoena, or civil investigative demands with respect to Seller or any Purchased Mortgage Loans from the Consumer Financial Protection Bureau or any other Governmental Entity;

7.1.9 from time to time as Buyer may reasonably request and subject to applicable laws, regulations, and Agency requirements that would prohibit sharing such information, within ten (10) Business Days, (a) such other financial data about Seller, any of its Subsidiaries, and any of their KYC Affiliates, and (b) such other information about Seller, any of its Subsidiaries, and any of their KYC Affiliates;

7.1.10 as soon as reasonably possible, notice of any breach of a representation or warranty set forth in Exhibit D hereto;

7.1.11 as soon as reasonably possible following each calendar week, a weekly position report summarizing all interest rate protection agreements entered into or maintained by Seller; and

7.1.12 as soon as available to Guarantor, but in any event within one hundred thirty-five (135) days after Guarantor’s fiscal year, a copy of the annual Form 10-K filed by Guarantor with the U.S. Securities and Exchange Commission.

7.2 Conduct of Business. Guarantor and Seller will, and will cause each of its Subsidiaries to: (a) maintain its corporate, limited liability company, or other organizational existence, as applicable; (b) continue to have a fiscal year ending December 31st of each year (or such other fiscal year-end as may be deemed acceptable to Buyer in its reasonable discretion); (c) remain or engage in substantially the same business as that in which it is now engaged or proposed to be engaged as of the date hereof (or, with respect to a Subsidiary formed or organized after the date hereof, as of the date such Subsidiary is formed or organized); (d) duly observe and comply with all applicable material laws and all requirements of any governmental authorities relative to it, its assets, or to the conduct of its business, including the Secure and Fair Enforcement for Mortgage Licensing Act, 12 U.S.C. § 5101-5116, all state mortgage loan originator licensing acts, and all other state laws mandated by such Act, and all laws relating to the environment, pollution control, hazardous materials, and hazardous waste; (e) maintain and keep in full force and effect all material licenses and permits necessary to the proper conduct of its business as presently conducted or reasonably related thereto, without limiting the foregoing; (f) do or cause to be done all things necessary to preserve and keep in full force and effect Seller’s corporate or other applicable existence, rights, franchises, licenses, and approvals, including, without limitation, Seller’s status as a Freddie Mac, Fannie Mae, and Ginnie Mae approved seller (issuer)/servicer, an FHA/VA and USDA approved lender, and a HUD direct endorsement lender, in each case, in good standing, and comply with the terms and requirements of each Agency Guide applicable to it.

7.3 Fidelity Bonds and Insurance. Guarantor shall maintain an insurance policy, in a form and substance reasonably satisfactory to Buyer, covering against loss or damage relating to or resulting from any breach of fidelity by Guarantor, or any officer, director or employee of Guarantor, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Buyer shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Buyer as a loss payee with an unlimited right of action and shall provide coverage in an amount required by the Fannie Mae Guide. Guarantor shall not amend, cancel, suspend or otherwise change such policy in a manner prohibited by any applicable Agency without the prior written consent of Buyer. Guarantor shall or shall cause to be provided notice of cancellation or reduction in the terms of any such insurance.

7.4 Taxes. Guarantor and Seller will, and will cause each of their respective Subsidiaries to, pay or cause to be paid all Taxes on or assessed against it or its properties prior to such Taxes becoming delinquent, except for any Taxes that are being contested in good faith through appropriate proceedings and with respect to which adequate reserves, if and to the extent required by GAAP and Buyer, have been established and are being maintained; provided that no enforcement action to enforce a lien has been commenced against Seller, Guarantor, or any of their Subsidiaries with respect to any such tax, assessment, or charge that is material in amount.

7.5 Sale of Notes. Seller will not, and will not permit any of its Subsidiaries to, sell, discount, or dispose of any note, instrument, Account, or other obligation owing to any of them, except (a) to Buyer, (b) with respect to any sale of Purchased Assets to the extent expressly permitted by Section 5.2 hereof, and (c) with respect to sale of other Mortgage Loans (not constituting any part of the Purchased Assets) in the ordinary course of business consistent with Seller’s past practices.

7.6 Security Interest. Seller shall do all things necessary to preserve the Purchased Mortgage Loans and related Purchased Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller shall comply with all material rules, regulations, and other laws of any Governmental Entity. Seller will not allow any default for which Seller is responsible to occur with respect to any Purchased Mortgage Loans or any Repurchase Documents, and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans and any Repurchase Documents.

7.7 Inspection by Buyer; Books and Records. Seller will, and will cause each of its Subsidiaries to, permit Buyer or Buyer’s designees, at any reasonable time and from time to time but not less frequently than once annually, during normal business hours, upon prior reasonable notice, to visit and inspect Seller’s properties, to examine and make copies of Seller’s books and records, and to discuss Seller’s affairs, finances, and accounts with appropriate officers, all at Seller’s expense. Seller will, and will cause each of its Subsidiaries to, keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law. Seller or its Servicer shall maintain originals (or copies, if the originals have been delivered to Takeout Purchaser) of surveys, certificates, correspondence, appraisals, accounting records, and other information or data relating to the Purchased Assets and will promptly give Buyer written notice of any change in location of such records. Without in any way limiting the foregoing, Seller agrees that Buyer may, from time to time and following reasonable prior written notice to Seller, conduct field or on-site audits of Seller and Seller’s Subsidiaries at Buyer’s reasonable discretion and at Seller’s expense; provided however, prior to the occurrence and continuance of an Event of Default, such audits shall occur no more frequently than one (1) time per calendar year. Following the occurrence and during the continuation of an Event of Default, Seller will permit Buyer to arrange for verification of Accounts and other Purchased Assets of Seller directly with the Account Debtors or obligors or by other methods, and to conduct field audits of Seller and its Subsidiaries at Buyer’s discretion and at Seller’s expense.

7.8 Use of Proceeds. Seller will use the Purchase Price of each Transaction solely to fund the origination or purchase of Purchased Mortgage Loans subject to the terms and conditions hereof and to pay the fees, costs, and other expenses associated with closing the transactions contemplated herein. No portion of any Purchase Price will be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

7.9 Transactions with Affiliates. Seller will not, and will not permit its Subsidiaries to, directly or indirectly, enter into any material agreements, instruments, or contracts (whether written or oral) with any of Seller’s directors, managers, officers, equity holders, employees, or Affiliates, or any of Seller’s Affiliates directors, managers, officers, equity holders, or employees of its Affiliates, except for those entered into in the ordinary course of business on an arm’s length basis upon terms and conditions no more favorable to the other Person party to the same and no less favorable than would prevail in a transaction with a Person unaffiliated with Seller or its Subsidiaries.

7.10 No Amendments to Organizational Documents. Neither Guarantor nor Seller will at any time cause or permit its Organizational Documents or any of their respective Subsidiaries’ Organizational Documents to be modified or supplemented in any respect that would materially and adversely affect Buyer’s rights hereunder and with respect to the Purchased Assets and under the other Repurchase Documents or affect in any material manner Seller’s or Guarantor’s ability to pay the Obligations when due.

7.11 Bank Accounts. Seller has established the Deposit Account, the Monthly Remittance Account, and the Funding/Operating Account with Buyer required for operating the line of credit and will thereafter maintain such accounts with Buyer. If applicable, all funds required pursuant to this Agreement, any Servicing Agreement, or any Servicer Notice, if applicable, to be segregated and deposited into the Deposit Account, the Monthly Remittance Account, and the Funding/Operating Account have been so segregated and deposited as required by, and in accordance with this Agreement.

7.12 Name, Location. Guarantor and Seller will give Buyer not less than thirty (30) days’ prior written notice of all contemplated changes in Seller’s or Guarantor’s name, location, chief executive office, principal place of business, and/or location of any Purchased Assets, but the giving of this notice shall not cure any Event of Default caused by this change.

7.13 Enforcement. Seller shall, at its sole cost and expense, (a) exercise promptly and diligently each and every material right it may have under or with respect to any Purchased Mortgage Loan that, if not so exercised, might materially and adversely affect the interests of Seller or Buyer with respect to such Purchased Mortgage Loan or the property securing such Purchased Mortgage Loan, and (b) appear in and defend in good faith any action or proceeding arising under, in any manner related to, or connected with, the obligations, covenants, conditions, duties, agreements, or liabilities of Seller with respect to any Purchased Mortgage Loan.

7.14 MERS. To the extent that any Purchased Mortgage Loans are MERS Loans, Buyer and Seller hereby confirm Buyer’s appointment as collateral agent with respect to MERS Loans. During any time which Seller is using the MERS System, Seller shall at all times (i) maintain its status as a MERS Member, (ii) employ officers who have the authority, pursuant to a corporate resolution from MERS, to execute assignments of mortgage in the name of MERS in the event deregistration from the MERS System is necessary or desirable, (iii) remain in compliance with all terms and conditions of membership in MERS, including the Electronic Agent’s “Rules of Membership” most recently promulgated by Electronic Agent, the “MERS Procedures Manual” most recently promulgated by MERS, and any and all other guidelines or requirements set forth by MERS or Electronic Agent, as each of the foregoing may be modified from time to time, including, but in no way limited to, compliance with guidelines and procedures set forth with respect to technological capabilities, drafting and recordation of mortgages, registration of mortgages on the MERS System, including registration of Buyer’s interest in such mortgages and membership requirements, (iv) promptly, upon Buyer’s request, execute and deliver to Buyer an assignment of mortgage, in blank, with respect to any MERS Mortgage that Buyer determines shall be removed from the MERS System, (v) maintain the Electronic Tracking Agreement in full force and effect, (vi) immediately provide to Buyer a copy of any notice received from MERS or Electronic Agent relating to any Purchased Assets pursuant to Section 4(a) of the Electronic Tracking Agreement, and (vii) as soon as practical but in any event not later than seven (7) Business Days after any MERS Mortgage is funded from the Purchase Price of a Transaction, cause Buyer (by its Org ID 1008498) to be designated as the “Interim Funder” in the Associated Member category for such MERS Mortgage on the Registration Details Screen of the MERS System (and any MERS Mortgage not so designated within said period shall automatically cease to be an Eligible Mortgage Loan, anything in this Agreement to the contrary notwithstanding). Seller shall not de-register or attempt to de-register any mortgage from the MERS System unless Seller has complied with the requirements set forth in the Electronic Tracking Agreement and the requirements hereof and the other Repurchase Documents relating to a release of a Mortgage Loan. Seller shall indemnify, defend (using counsel selected by Buyer), and hold harmless Buyer and Buyer’s employees, agents, shareholders, officers, and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses (including, without limit, attorneys’ fees) of whatever kind arising out of or related to (i) Seller’s failure to comply with or breach of the provisions of this Section 7.14 or the Electronic Tracking Agreement or (ii) Seller’s and Buyer’s use of the MERS System in connection with Mortgage Loans under or in connection with this Agreement, except to the extent resulting from Buyer’s gross negligence or willful misconduct.

7.15 Master Custodial Agreement; Intercreditor Agreement. Seller shall provide Buyer with at least forty-five (45) days’ prior written notice of any proposed initial appointment of, or change in, as applicable, the Certificating Custodian, and in connection therewith, if Buyer’s consent to such initial appointment or change, as applicable, is given, Seller shall make any revisions to its warehousing procedures that are requested by Buyer or that are required to satisfy Buyer’s operations policies in place at such time, including, if requested or required by Buyer, furnishing or causing to be furnished to Buyer custodial and/or intercreditor agreements, in form and substance satisfactory to Buyer, from Seller’s proposed Certificating Custodian and/or any settlement agent. Further, if applicable, Seller shall at all times maintain the Custodial Account in a manner acceptable to Buyer and comply with Seller’s obligations under the Master Custodial Agreement.

7.16 Reserved.

7.17 Acquisition Guidelines. In the event that Seller makes any amendment or modification to the Acquisition Guidelines with respect to non-Agency Mortgage Loans, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Acquisition Guidelines. Buyer reserves the right to accept or reject such amended or modified Acquisition Guidelines and shall be under no obligation to enter into Transactions for Mortgage Loans originated under the amended or modified Acquisition Guidelines. Buyer’s decision of whether to accept or reject the amended or modified Acquisition Guidelines shall be communicated to Seller within five (5) Business Days following delivery of such amended or modified Acquisition Guidelines by Seller to Buyer; provided that the failure to communicate such decision shall not be deemed an approval by Buyer; and provided, further, that, if such amendment or modification to the Acquisition Guidelines is solely the result of underwriting requirements made by an Agency, Buyer shall not be required to approve such amendment or modification.

7.18 Applicable Law. Guarantor and Seller shall comply with the requirements of all Law and orders of any Governmental Entity.

7.19 Financial Covenants. Guarantor and Seller shall comply with the Financial Covenants set forth in the Fee and Pricing Letter.

7.20 Beneficial Ownership Certification. Guarantor and Seller shall at all times either (i) ensure that Seller or Guarantor, as applicable, has delivered to Buyer a Beneficial Ownership Certification, if applicable, and that the information contained therein is true and correct in all respects or (ii) deliver to Buyer an updated Beneficial Ownership Certification within one (1) Business Day following the date on which the information contained in any previously delivered Beneficial Ownership Certification ceases to be true and correct in all respects.

7.21 Compensating Balance Requirement. As part of the Purchased Assets securing all of the Obligations, Seller is required to have an average monthly compensating balance of the Compensating Balance Threshold in the Deposit Account (the “Compensating Balance Requirement”), to be monitored daily. The balance of the Deposit Account shall be greater than or equal to the Compensating Balance Threshold at all times. The Deposit Account and all funds credited to the Deposit Account shall be and remain pledged to Buyer until all Obligations have been repaid in full and this Agreement has terminated.

SECTION 8. NEGATIVE COVENANTS.

During the term of this Agreement and so long as any Obligations remain outstanding:

8.1 Reserved.

8.2 Merger and Acquisitions; Asset Sales. Seller will not, nor will it permit any of its Subsidiaries to, without the prior written consent of Buyer, (a) merge with or into, or consolidate with, any other Person if such merger or consolidation would result in a Change of Control; (b) acquire all or substantially all of the assets or all or substantially all of the capital stock or other securities of any Person; or (c) sell, transfer, lease, or otherwise dispose of its assets if such sale, transfer, or lease would result in a Change of Control (other than the sale of Purchased Assets to the extent expressly permitted by Section 5.2 hereof, and sale of other Mortgage Loans not constituting any part of the Purchased Assets in the ordinary course of business consistent with Seller’s past practices).

8.3 Reserved.

8.4 Reserved.

8.5 Restrictions on Liens. Seller will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist any Liens upon or with respect to the Purchased Assets, except for Permitted Liens.

8.6 Restricted Payments. Following the occurrence and during the continuance of an Event of Default, or if an Event of Default would result therefrom, Seller will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payments other than (a) payments on any Subordinated Debt as permitted pursuant to the Subordination Agreement applicable thereto, (b) dividends and distributions payable by a Subsidiary to Seller, and (c) so long as Seller is a “pass-through” entity for U.S. federal income tax purposes, annual distributions to Seller’s equity holders of amounts necessary to pay U.S. federal, state, and local Taxes imposed on such equity holders and attributable to Seller’s income.

8.7 Reserved.

8.8 Reserved.

8.9 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody, or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (d) use any Purchase Price to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay the Obligations will not be derived from any unlawful activity. Each Covered Entity shall comply with all Anti-Terrorism Laws. Seller shall promptly notify Buyer in writing upon the occurrence of a Reportable Compliance Event.

8.10 VA Guaranties and FHA Insurance. Seller shall not commit or suffer to be committed any act that would adversely affect its eligibility to participate as an FHA-approved mortgagee with direct endorsement approval or as an approved buyer under the VA guaranty program.

8.11 No Plan Assets. Neither Guarantor nor Seller shall take any action or omit to take any action that would result in it becoming (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, (iii) an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, or (iv) subject to any statute that regulates investments of, and fiduciary obligations with respect to, governmental plans, that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and that would be violated by the transactions contemplated hereby.

8.12 ERISA Compliance. Neither Seller, Guarantor, any Plan, any Pension Plan, nor any fiduciary thereof will (a) engage in any non-exempt “prohibited transaction” or apply for or obtain a waiver of the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, (b) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or (c) terminate or withdraw from participation in any Plan or Pension Plan, or withdraw from any Multiemployer Plan in a manner that could result in the imposition of a lien on any property of, or impose substantial liability on, Seller, Guarantor, or any ERISA Affiliate. Each Plan and Pension Plan shall comply in all material respects with ERISA, to the extent applicable.

SECTION 9. EVENTS OF DEFAULT; ACCELERATION.

9.1 The following will each constitute an “Event of Default”:

9.1.1 Seller shall:

(i) (a) default in the payment when due of any Repurchase Price, Aged Transaction Prepayment Amount, Price Differential, or Margin Deficit when due, but excluding amounts described in clause (b) of the definition of Repurchase Price; provided, however, if Seller fails to make any such payment when due as a direct result of a wire transfer problem or an operational or administrative error or omission (so long as the funds required to make such payment were otherwise available to be paid), an Event of Default shall not occur pursuant to this Section 9.1.1 so long as the payment is made within one (1) Business Day after the failure occurs and Seller certifies and reasonably demonstrates to Buyer’s satisfaction that an event described above has occurred, or (b) default in the payment of any other Obligation and such default continues for three (3) Business Days beyond the date when payment was due and payable;

(ii) fail to transfer the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided that Buyer has tendered the related Purchase Price); provided, however, that if on any Purchase Date the number of Purchased Mortgage Loans that Seller fails to transfer to Buyer is less than three (3), Seller shall have one (1) Business Day to cure such failure;

(iii) fail to pay any other sum which has become due on the due date, and such failure continues for one (1) Business Day beyond the date when payment was due and payable; or

(iv) fail to (a) repurchase the Purchased Mortgage Loans on the applicable Repurchase Date, or (b) repurchase Purchased Mortgage Loans pursuant to Section 2.6 hereof or when otherwise required hereunder.

9.1.2 Seller’s failure to comply with the covenants described in (x) Section 7.1 (Financial Statements and Other Reporting Requirements), 7.3 (Maintenance and Insurance), 7.11 (Bank Accounts), 7.19 (Financial Covenants), 8.2 (Merger and Acquisitions; Asset Sales), 8.5 (Restrictions on Liens), 8.6 (Restricted Payments), 8.9 (Anti-Money Laundering/International Trade Law Compliance), 8.11 (No Plan Assets), or 8.12 (ERISA Compliance) hereof, or (y) Section 8.12 (ERISA Compliance) hereof, if, solely with respect to this clause (y), such failure to comply is not cured within one (1) Business Day;

9.1.3 default in the performance or observance of or compliance with Seller’s agreements and covenants set forth in the Repurchase Documents (other than those described in Sections 9.1.1 and 9.1.2 hereof), and such default continues for more than five (5) Business Days after the earlier of Seller’s knowledge thereof or notice to Seller from Buyer;

9.1.4 any representation or warranty at any time made by or on behalf of Seller, an Affiliated Originator, or Guarantor in any Repurchase Document is untrue or otherwise is or becomes false or misleading in any material respect and such violation has not been cured within five (5) Business Days following (a) the date notice of such violation shall have been given to such Person or (b) the date upon which such Person obtained knowledge of such failure; provided that the representations and warranties set forth on Exhibit D hereto shall be considered solely for the purpose of determining whether a Purchased Mortgage Loan is an Eligible Mortgage Loan (unless (A) Seller or Guarantor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made or (B) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis);

9.1.5 Seller, any of Seller’s Subsidiaries, or Guarantor will be in default or breach of any Indebtedness exceeding in excess of the Indebtedness Limit and such default or breach continues uncured or unwaived beyond any applicable grace or cure period;

9.1.6 issuance of any injunctions that have a Material Adverse Effect, or issuance of any attachments that in the aggregate exceed $1,000,000 in value, against Seller, any of Seller’s Subsidiaries, or Guarantor that are not dismissed or bonded to Buyer’s satisfaction within forty-five (45) days after issuance;

9.1.7 Insolvency of Seller, any of Seller’s Subsidiaries, or Guarantor;

9.1.8 any money judgments aggregating in excess of the Judgment Threshold are entered against Seller, any of Seller’s Subsidiaries, or Guarantor which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance, and unstayed for more than forty-five (45) days, whether or not consecutive;

9.1.9 for any reason (i) Seller (or an Affiliate thereof) shall contest the validity, enforceability, perfection, or priority of any Lien granted pursuant to the Repurchase Documents, (ii) any Person (other than Buyer) contests the validity, enforceability, perfection, or priority of any Lien granted pursuant thereto and Seller fails to take commercially reasonable actions against such contesting Person, or (iii) Seller or any Affiliate thereof shall seek to disaffirm, terminate, limit, challenge, repudiate, or reduce its obligations under any Repurchase Document;

9.1.10 any garnishment, levy, or execution is issued and served upon Buyer, which garnishment, levy, or execution covers any material portion of property of Seller, any of Seller’s Subsidiaries, or Guarantor in Buyer’s possession and such proceeding has not been dismissed within sixty (60) days;

9.1.11 (a) any Repurchase Document or any covenant, agreement, or obligation contained therein or evidenced thereby, will cease in any material respect to be legal, valid, binding, or enforceable in accordance with its terms, or will be cancelled, terminated, revoked, or rescinded other than in accordance with the terms hereof or thereof, (b) any action at law, suit in equity, or other legal proceeding to cancel, revoke, or rescind any Repurchase Document will be commenced by or on behalf of Seller or any of Seller’s Subsidiaries, or (c) any court or any other governmental or regulatory authority or agency of competent jurisdiction will make a determination that, or will issue a judgment, order, decree, or ruling to the effect that, any one or more of the (x) Repurchase Documents or (y) obligations of Seller or any of Seller’s Subsidiaries, in any case, thereunder, are illegal, invalid, or unenforceable in any material respect in accordance with the terms thereof;

9.1.12 the Liens granted by Seller, an Affiliated Originator, or any Subsidiary under the Repurchase Documents will cease to be valid, first priority security interests (subject only to Permitted Liens) or will fail to be perfected, or any Person will successfully contest the validity, priority, enforceability, or perfection of such security interests;

9.1.13 the occurrence of any event or condition that Buyer determines could have a Material Adverse Effect (other than with respect to clause (d) in the definition thereof);

9.1.14 if any Governmental Entity institutes a regulatory enforcement action against Seller or Guarantor and such action is not dismissed within fifteen (15) Business Days;

9.1.15 reserved;

9.1.16 the occurrence or existence of any default or event of default caused by Seller or Guarantor and not promptly cured under any other Repurchase Document; or

9.1.17 the occurrence of a Change of Control which has not received Buyer’s prior written approval.

9.2 If an Event of Default occurs and is continuing, Buyer may, at its option (and will be automatically deemed to have done so without any further action on its part in the case of an Event of Default pursuant to Section 9.1.7 hereof) do one or more of the following: (a) declare any or all of the Obligations, including any or all of the Repurchase Prices related to outstanding Transactions, to be immediately due and payable, whereupon the same will become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived by Seller, (b) limit, suspend, or terminate Seller’s ability to enter into Transactions hereunder and/or terminate this Agreement, and (c) exercise any rights and remedies under the Repurchase Documents and applicable law.

9.3 Without limiting the foregoing, upon the occurrence of any Event of Default and at any time thereafter during the continuation thereof, Buyer will have the right to take immediate possession of the Purchased Assets, and for that purpose Buyer may, so far as Seller can give authority therefor, enter upon any premises on which Purchased Assets may be situated and remove the same therefrom. Seller waives demand and notice with respect to and assent to any repossession of Purchased Assets. Buyer may dispose of Purchased Assets in any order and in any manner that Buyer chooses and may refrain from the sale of any real property held as Purchased Assets until the sale of personal property. Except with respect to any Purchased Asset that is perishable, threatens to decline speedily in value, or that is of a type customarily sold on a recognized market, Buyer will give Seller at least five (5) Business Days’ prior written notice of the time and place of any public sale of Purchased Assets or of the time after which any private sale or any other intended disposition is to be made. Any remaining proceeds of such collection or sale, after satisfying all Obligations in such order of preference as Buyer may determine and making proper allowance for interest on Obligations not then due, if any, will be credited to any deposit account that Seller may maintain with Buyer or, if there is no such account, held pending Seller’s instructions. Seller will remain liable for any deficiency.

9.4 Upon the occurrence and during the continuation of an Event of Default, Buyer may at any time in its sole discretion (a) transfer any securities or other property constituting Purchased Assets into Buyer’s own name or that of Buyer’s nominee and receive the income thereon and hold the same as security for Obligations or apply it on amounts due on Obligations, (b) without notice to or demand on Seller, demand and collect Purchased Assets consisting of accounts receivable or instruments as Buyer may determine, and (c) for the purpose of realizing Buyer’s rights therein, receive, open, and dispose of mail addressed to Seller and endorse notes, checks, drafts, money orders, documents of title, or other evidences of payment, shipment, or storage or any form of Purchased Assets on behalf of and in the name of Seller. The powers conferred on Buyer by this Section 9 are solely to protect Buyer and will not impose any duties on Buyer to exercise any powers.

9.5 In addition to all other rights and remedies provided hereunder or by law, Buyer will have, in any jurisdiction where enforcement hereof is sought, the rights and remedies of a secured party under the UCC.

9.6 Without limiting any of the foregoing, upon the occurrence and during the continuation of an Event of Default:

(a) Buyer may require (i) any mortgagor under any Purchased Mortgage Loan, (ii) any maker of any Mortgage Note, and (iii) any other person obligated on any Mortgage Document or item of Purchased Assets to make payments and deliver other monies with respect to the Purchased Mortgage Loans or other items of Purchased Assets directly to Buyer, and Buyer shall be entitled to deduct reasonable expenses incurred in connection with the realization from such collections, whether administered by Buyer, any Custodian, or other agent for Buyer, and Seller shall be liable for any deficiency.

(b) Buyer may retain all of the Purchased Mortgage Loans and other items of Purchased Assets in satisfaction of the unpaid Obligations.

(c) All cash, proceeds, and instruments received by Seller on account of any Purchase Commitment or as a result of the sale or other disposition of the Purchased Assets, whether received by Seller in the exercise of its collection rights or otherwise, shall be remitted to the Custodian or Buyer, as applicable, in the form received (properly endorsed to the order of the Custodian or Buyer) not later than the Business Day following the day of receipt, to be held as security for (or, at Buyer’s option, to be applied toward) the payment of the Obligations. Seller shall not commingle any such collections or proceeds following with any of its other funds or property and shall hold the same under an express trust for the benefit of Buyer until remitted to Buyer or the Custodian.

(d) Upon the completion of any sale or other disposition of Purchased Mortgage Loans or other items of Purchased Assets under this Section 9, full title and right of possession to such Purchased Mortgage Loans and other items of Purchased Assets shall pass to the purchaser of such Purchased Assets; provided, however, that if Buyer or any such purchaser so requests, Seller shall confirm any such sale or transfer by executing and delivering to such purchaser all instruments of conveyance, assignment, and transfer and releases reasonably requested to divest all right, title, and interest of Seller in and to the sold Purchased Assets.

(e) Neither Seller nor anyone claiming through Seller shall claim, seek, or take advantage of any appraisement, valuation, stay, extension, or redemption law in order to prevent, hinder, or delay the enforcement of this Agreement, the foreclosure of the back up security interest granted pursuant to this Agreement, or the absolute sale or other disposition of Purchased Mortgage Loans or other items of Purchased Assets. Immediately after such sale or other disposition, the purchaser or Buyer shall be entitled to notify all obligors on the Purchased Assets that Seller’s interest in such property has been assigned to such purchaser or Buyer, as the case may be, and that all payments on or in respect of such Purchased Assets are to be made directly to such purchaser or Buyer, as applicable, or any other specified person or entity.

(f) Seller shall execute any and all documents and provide any information, documents, or records necessary to carry out any of Buyer’s remedies.

(g) No funds received by Buyer pursuant to this Section 9 need be segregated in any manner except to the extent required by law, and any such funds may be deposited in a noninterest-bearing account held by Buyer under such general conditions as are permitted under applicable law.

(h) In connection with the exercise of its rights pursuant to this Section 9, Buyer may, but shall be under no duty to, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize upon the Purchased Mortgage Loans or other items of Purchased Assets, in its own name or in Seller’s name, as Buyer in its sole discretion may determine; provided that Buyer shall not be liable for (i) the failure to collect any payment of interest or principal on any Purchased Mortgage Loan, (ii) the failure to enforce any contract right, or (iii) any act or omission (other than Buyer’s gross negligence or willful misconduct) in connection with the collection of any payment of interest or principal on any Purchased Mortgage Loan or the enforcement of any contract right.

(i) It shall be deemed commercially reasonable if Buyer proceeds in the manner described in this Section 9; provided, however, that such procedures are not intended to be the only commercially reasonable method in which Buyer may exercise its remedies, and Buyer may proceed in any other commercially reasonable manner permitted under applicable law.

SECTION 10. SET OFF.

Seller hereby grants to Buyer a continuing lien, security interest, and right of setoff as security for all of the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral, and property, now or hereafter in the possession, custody, safekeeping, or control of Buyer or any of Buyer’s Affiliates (and their respective successors and assigns) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by Seller), Buyer may set off the same or any part thereof and apply the same to any of the Obligations even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.

ANY AND ALL RIGHTS TO REQUIRE BUYER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE OBLIGATIONS PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

SECTION 11. GENERAL.

11.1 Power of Attorney. Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Following the continuation of an Event of Default, Seller hereby appoints Buyer as Seller’s attorney-in-fact to execute any such financing statement(s) in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue Buyer’s ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve, and realize upon the Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, providing “good-bye” letters to the mortgagor, sign assignments on behalf of Seller as its attorney-in-fact, and sell any Purchased Assets “as is where is” in the name and on behalf of Seller. This power of attorney is coupled with an interest, is given as security, and is irrevocable without Buyer’s consent. At Buyer’s request, Seller shall immediately execute all powers of attorney in favor of Buyer in the form set forth on Exhibit E hereto. In addition, Seller shall direct by board resolution that, pursuant to its execution and delivery of such a power of attorney, certain personnel of Buyer may take certain actions on behalf of Seller as its attorney-in-fact, with such resolution to survive until all of Seller’s Obligations hereunder are satisfied. Seller shall pay the filing costs for any financing statement(s) prepared pursuant to this Section 11.1.

11.2 Written Notices. Any notices expressly required or permitted by this Agreement will be in writing (including, without limitation, by electronic mail, telecopy, or other electronic delivery), and will be deemed to have been given when delivered by hand, when sent by facsimile, one (1) Business Day after delivery to any national overnight delivery service (delivery charges prepaid), or three (3) days after deposit in the U.S. mail (postage prepaid, certified and return receipt requested), and all such communications given by electronic mail, telecopy, or other electronic delivery shall be deemed to have been duly given when transmitted by electronic mail, telecopy, or other electronic delivery, and addressed to the parties at the addresses set forth on the signature pages hereto or, in either case, to such other address as a party may designate in a written notice to the other party given in accordance with this Section 11.2.

11.3 Term of Agreement. This Agreement and the other Repurchase Documents will continue in force and effect until the later of (i) such time as all of the Obligations have been paid in full (other than unasserted indemnity claims that survive termination) and no further credit can be extended to Seller under this Agreement or any other Repurchase Document and (ii) the Facility Termination Date. Notwithstanding anything to the contrary herein, the provisions of Sections 5.7, 11.6, 11.7, and 11.19 shall survive termination of the Repurchase Documents and the payment in full of the Obligations.

11.4 No Waivers. No failure or delay by Buyer in exercising any right, power, or privilege hereunder will operate as a waiver thereof; nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

11.5 Further Assurances. Seller will do, make, execute, and deliver all such additional and further acts, things, assurances, and instruments as Buyer may require more completely to vest in and assure to Buyer its rights hereunder and under the other Repurchase Documents, and in the Purchased Assets, and to carry into effect the provisions and intent of this Agreement and the other Repurchase Documents.

11.6 Governing Law; Jurisdiction.

(a) This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that Buyer’s obligations hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY. THE PARTIES HERETO HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE REPURCHASE DOCUMENTS IN ANY ACTION OR PROCEEDING. EACH PARTY HERETO HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE REPURCHASE DOCUMENTS.

(c) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW, OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS.

(d) THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT THE WAIVERS IN THIS SECTION 11.6 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE REPURCHASE DOCUMENTS.

(e) THE PROVISIONS OF THIS SECTION 11.6 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.

11.7 Indemnification. Seller hereby absolutely and unconditionally indemnifies and holds Buyer and its Affiliates (and the directors, officers, employees, and agents of Buyer or its Affiliates) (each, an “Indemnitee”) harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses, and all other liabilities whatsoever that will at any time(s) be incurred or sustained by an Indemnitee (except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of an Indemnitee) on account of, or in relation to, or in any way in connection with, associated with or ancillary to this Agreement, the other Repurchase Documents, and the other documents executed or delivered in connection herewith, and the arrangements or transactions contemplated therein, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such documents are ultimately consummated.

11.8 Amendments, Waivers, Etc. This Agreement and the other Repurchase Documents, and any provisions hereof or thereof, may be waived only by an instrument in writing signed by Buyer and may be amended only by an instrument in writing signed by the parties hereto.

11.9 Binding Effect of Agreement; Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The foregoing shall not authorize any assignment by Seller of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without Buyer’s prior written approval. Buyer may sell, assign, participate, or otherwise transfer all or any portion of its right, title, and interest in, and its obligations under, this Agreement and the other Repurchase Documents to any Person upon notice to, but without the consent of, Seller; provided that notice shall be required in the case of a participation. Buyer may disclose, with Seller’s prior written consent, to prospective assignees, purchasers, participants, or transferees and their agents and attorneys, any financial or other information in Buyer’s possession regarding Seller; provided that Buyer will require such information to be maintained as confidential by any proposed assignee, purchaser, participant, or transferee subject to Section 11.19 hereof. In connection with any such sale, assignment, or transfer, Seller will execute and deliver, and cause Seller’s Subsidiaries to execute and deliver, such documents, instruments, and agreements as Buyer or Buyer’s proposed assignee may reasonably request to affect such sale, assignment, or transfer. Buyer will be released from its obligations hereunder and any obligations incurred by Buyer’s successor in interest to the extent of such sale, assignment, or transfer, except for any obligations that expressly survive such sale, assignment, or transfer. Seller may not sell, assign, or transfer its rights or obligations hereunder. Buyer shall maintain a register for the recordation of the names and addresses of the assignees and participants and the principal amounts owing to each of them. The entries in this register shall be conclusive absent manifest error, and Seller and Buyer shall treat each person whose name is recorded in the register as an assignee or participant, as applicable, for purposes of all Repurchase Documents.

11.10 Computation of Interest and Fees, Payments, etc. Price Differential, fees, and charges will be computed daily on the basis of a three hundred sixty (360) day year and will be paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest will be payable for such extended time. If any payment required by this Agreement or any other Repurchase Document becomes due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension will be included in computing interest in connection with such payment. All payments required of Seller hereunder will be made by Seller to Buyer at the address specified for payment in Buyer’s invoices to Seller (or at such other place as Buyer may from time to time specify in writing) in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment and without counterclaim or setoff.

11.11 Interest Limitations. If, at any time, the rate of interest together with all amounts that constitute interest and that are reserved, charged, or taken by Buyer as compensation for fees, services, or expenses incidental to the making, negotiating, or collection of the Obligations, is deemed by any competent court of law, governmental agency, or tribunal to exceed the maximum rate of interest permitted to be charged by Buyer to Seller under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest that exceeds the maximum rate of interest so permitted will be deemed a voluntary prepayment of principal of the Obligations, to be applied as determined by Buyer in its sole and absolute discretion. As used herein, “applicable law” means the law in effect from time to time; provided, however, that, in the event that there is a change in the law that results in a higher permissible rate of interest, then this Agreement and the Transactions will be governed by such new law as of its effective date.

11.12 No Marshalling. Seller, on its own behalf and on behalf of its successors and assigns, hereby expressly waives all rights, if any, to require a marshalling of assets by Buyer or to require that Buyer first resort to some or any portion of the Purchased Assets before foreclosing upon, selling, or otherwise realizing on any other portion thereof.

11.13 Table of Contents and Section Headings. The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

11.14 USA PATRIOT Act. Pursuant to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Buyer hereby notifies Seller that, pursuant to the Act’s requirements, Buyer is required to obtain, verify, and record information that identifies Seller, which such information includes Seller’s name, address, and other information that will allow Buyer to identify Seller in accordance with the Act.

11.15 Replacement Documents. Upon receipt of an affidavit of an officer of Buyer as to the loss, theft, destruction, or mutilation of any of the Repurchase Documents, and a written undertaking from Buyer to indemnify Seller from all claims, damages, and expenses incurred by Seller as a result of such loss, theft, destruction, or mutilation, in form reasonably satisfactory to Seller, Seller will issue, in lieu thereof, a replacement therefor, in the same principal amount thereof (if applicable) and otherwise of like tenor.

11.16 Entire Agreement; Miscellaneous. This Agreement and the other Repurchase Documents, including the exhibits hereto and thereto, set forth the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, and warranties, whether oral or written, by any officer, employee, or representative of any party hereto. The provisions of this Agreement are severable, and if any of these provisions will be held by any court of competent jurisdiction to be unenforceable under a particular circumstance, such holding will not affect or impair such provisions under different circumstances or any other provision hereof.

11.17 Federal Reserve. Buyer may at any time pledge or assign all or any portion of its rights under this Agreement and the other Repurchase Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341, or any Federal House Loan Bank; provided that no such pledge or assignment or enforcement thereof will release Buyer from its obligations under any of the Repurchase Documents.

11.18 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. A scanned or facsimile signature counterpart shall be deemed an original. The words “execution”, “signed”, and “signature” and words of like import herein or in any other certificate, agreement, or document related hereto shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”,

“tif”, or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC. Each of the parties hereto agrees that the transaction consisting of this Agreement may be conducted by electronic means. Each party agrees and acknowledges that it is such party’s intent that if such party signs this Agreement using an electronic signature, it is signing, adopting, and accepting this Agreement, and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper. Each party acknowledges that it is being provided with an electronic or paper copy of this Agreement in a usable format.

11.19 Confidentiality.

(a) Each of the parties hereto acknowledges and agrees that all written or computer readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the transactions contemplated thereby or regarding Bank Data, operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively, the “Confidential Terms”), shall be kept confidential and shall not be divulged to any person (including, without limitation, any third-party vendors or other third-party agents) without the prior written consent of such other party except to the extent that (a) it is necessary to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies or regulatory bodies or in order to comply with any applicable federal, state, or local laws, process, or the rules and regulations of any stock exchange, (b) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (c) any assignee or any prospective assignee who has agreed in a written contract to comply with the requirements substantially similar to this Section 11.19, or (d) in the event of an Event of Default that is continuing Buyer determines that such information to be necessary to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Buyer’s rights hereunder, notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all persons, without limitation of any kind, the federal, state, and local tax treatment of the Repurchase Documents, any fact relevant to understanding the federal, state, and local tax treatment of the Repurchase Documents, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state, and local tax treatment and that may be relevant to understanding such tax treatment; provided that no party hereto may disclose the name of or identifying information with respect to the other or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state, and local tax treatment of the Repurchase Documents and is not relevant to understanding the federal, state, and local tax treatment of the Repurchase Documents, without the prior written consent of the other; provided that Seller may identify Buyer and the Maximum Transaction Amount to Seller’s buyers under other facilities and Seller’s other third party creditors.

(b) Notwithstanding anything herein to the contrary, the parties hereto:

(i) shall comply with all applicable local, state, and federal laws, including, without limitation, all privacy and data protection laws, rules and regulations that are applicable to the Purchased Mortgage Loans, and/or any applicable terms hereof (collectively, the “Confidential Information”);

(ii) understand that the Confidential Information may contain “nonpublic personal information” (as that term is defined in Section 509(4) of the Gramm Leach Bliley Act (the “GLB Act”));

(iii) agree to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws;

(iv) shall each implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of such party or any affiliate of such party which that party holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information; and

(v) shall, at a minimum, establish and maintain such data security program as is necessary to meet the objectives of the standards for safeguarding customer information issued by the Federal Trade Commission as set forth in the Code of Federal Regulations at 16 C.F.R. Part 314 or interagency guidelines establishing standards for safeguarding customer information as set forth in the Code of Federal Regulations at 12 C.F.R. parts 30, 168, 170, 208, 211, 225, 263, 308, and 364.

Upon request, any party hereto, as applicable, will provide evidence reasonably satisfactory to allow the requesting party to confirm that the non-requesting party has satisfied its obligations as required under this Section 11.19(b). Without limitation, this may include the requesting party’s review of audits, summaries of test results, and other equivalent evaluations of the non-requesting party. The parties hereto each shall notify the other promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the non-notifying party or any affiliate of the non-notifying party provided directly to the notifying party by the non-notifying party of such affiliate, the notifying party shall provide such notice to the non-notifying party by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt of the applicable requesting individual.

(c) Seller further agrees that Bank Data is and shall remain Buyer’s exclusive property. Seller shall not store, process, or use Bank Data for any purpose except as expressly permitted pursuant to the terms hereof. Seller shall not permit any Bank Data to be sold, assigned, leased, or otherwise provided to third parties. Buyer reserves all rights not expressly granted herein in or to the Bank Data.

(d) The provisions set forth in this Section 11.19 shall survive the termination of this Agreement.

11.20 WAIVER OF JURY TRIAL, SERVICE OF PROCESS AND DAMAGES. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER REPURCHASE DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS, OR ACTIONS OF BUYER RELATING TO THE ADMINISTRATION OF THE TRANSACTIONS OR ENFORCEMENT OF THE REPURCHASE DOCUMENTS. SELLER HEREBY AGREES IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY CANNOT BE OR HAS NOT BEEN WAIVED.

IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER REPURCHASE DOCUMENTS, OR THE INTERPRETATION OR ENFORCEMENT HEREOF OR THEREOF, SELLER HEREBY ABSOLUTELY AND IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, DECLARATION, OR OTHER PROCESS AND HEREBY ABSOLUTELY AND IRREVOCABLY AGREES THAT THE SERVICE THEREOF MAY BE MADE IN THE MANNER AND TO THE ADDRESS SPECIFIED FOR NOTICES IN SECTION 11.2 HEREOF.

EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF BUYER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND AGREEMENTS, EACH OF WHICH CONSTITUTE A MATERIAL INDUCEMENT FOR BUYER TO ACCEPT THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS AND TO MAKE THE TRANSACTIONS.

11.21 Rehypothecation; Assignment. Buyer may, in its sole and absolute discretion, transfer or assign, in whole or in part, its respective right, title, and interest, including its security interest, in any or all of the Purchased Mortgage Loans and other Purchased Assets. Buyer shall have free and unrestricted use of all Purchased Mortgage Loans and nothing shall preclude Buyer from engaging in repurchase transactions with such Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating such Purchased Mortgage Loans; provided that no such transaction shall affect Buyer’s obligations to transfer the Purchased Mortgage Loans to Seller on the Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge, or other adverse claim.

11.22 Intent. The parties hereto recognize and intend that:

11.22.1 this Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code;

11.22.2 the security interest pledge in Section 5.1 hereof constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v), and 741(7)(A)(xi) of the Bankruptcy Code;

11.22.3 each Purchased Mortgage Loan constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code;

11.22.4 this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Section 365(a) of the Bankruptcy Code;

11.22.5 neither shall challenge (and each hereby waives to the fullest extent available under applicable law its right to challenge) the characterization of this Agreement or any Transaction hereunder as a “master netting agreement”, “repurchase agreement”, and/or “securities contract” within the meaning of the Bankruptcy Code;

11.22.6 Buyer’s right to liquidate the Purchased Mortgage Loans delivered to Buyer in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate, or terminate such Transaction as described in Sections 555, 559, and 561 of the Bankruptcy Code and any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit or comply with a Margin Call shall, in each case, be considered a “margin payment” as such term is defined in Section 741(5) of the Bankruptcy Code;

11.22.7 any payments or transfers of property by Seller (i) in partial or full satisfaction of a repurchase obligation or (ii) of fees and costs hereunder or under any Transaction shall, in each case, constitute “settlement payments” as such term is defined in Section 741(8) of the Bankruptcy Code;

11.22.8 Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Affiliate against and on account of Seller’s obligations and liabilities pursuant to Section 10 hereof is a contractual right as described in Sections 553 and 561 of the Bankruptcy Code; and

11.22.9 this Agreement and each Transaction hereunder is intended to create a mutuality of obligations among the parties, and as such, this Agreement and each Transaction constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their respective duly authorized officers as of the date first above written.

RADIAN MORTGAGE CAPITAL LLC, as Seller

By:	/s/ Preston James
Name: Preston James
Title: Senior Vice President

Federal ID #: 85-0764244
Jurisdiction of Organization: Delaware

Address for Notices:

Radian Mortgage Capital LLC 1700 North Lincoln Street, Suite 2500
Denver, Colorado 80203
Attention: Preston James, SVP, Mortgage Operations
Email: preston.james@radian.com

Signature Page to Master Repurchase Agreement

RADIAN GROUP INC., as Guarantor

By:	/s/ Jason Lenzini
Name: Jason Lenzini
Title: Senior Vice President, Chief Investment Officer and Treasurer

Federal ID #: 23-2691170
Jurisdiction of Organization: Delaware

Address for Notices:

Radian Group Inc. 550 East Swedesford Road, Suite 350
Wayne, Pennsylvania 19087
Attention: David Beaning, Assistant General Counsel

2

FLAGSTAR BANK, N.A., as Buyer

By:	/s/ Tara Greene
Name: Tara Greene
Title: Vice President

Addresses for Notices:

Flagstar Bank, N.A. 301 W. Michigan Avenue
Jackson, Michigan 49201
Attention: Tara Greene
Facsimile: 866-422-1337
Telephone No.: 517-817-1153
Email: tara.greene@flagstar.com

Flagstar Bank, N.A. 102 Duffy Avenue
Hicksville, New York 11801
Attention: General Counsel

Signature Page to Master Repurchase Agreement

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate

This Certificate is furnished pursuant to Section 7.1.3 of the Master Repurchase Agreement, dated as of January 29, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”), by and among Radian Mortgage Capital LLC (the “Seller”), Radian Group Inc. (the “Guarantor”), and Flagstar Bank, N.A., a national association (together with its successors and assigns, the “Buyer”), by Guarantor on behalf of itself and the Seller. Unless otherwise defined herein, the terms used in this Certificate and on Schedule 1 hereto have the meanings ascribed to them in the Agreement.

As required by Section 7.1.1 or 7.1.2 of the Agreement, Seller’s and Guarantor’s financial statements for the [year][quarter] ended [_________], 2024 (the “Financial Statements”) prepared on a Consolidated basis, or Consolidated and Consolidating basis, as applicable, in accordance with GAAP (subject, with respect to quarterly statements, to normal year-end audit adjustments, none of which are materially adverse, and the absence of footnotes) accompany this Certificate. The Financial Statements present fairly the financial position of Seller and Guarantor in all material respects for such periods as at the date thereof and the results of operations of Seller and Guarantor for the period covered thereby.

Schedule 1 hereto sets forth financial data and computations evidencing the compliance by Guarantor with the Financial Covenants, all of which such data and computations, to the best of the knowledge and belief of the [chief executive officer][chief financial officer][treasurer] (the “Officer”) executing and delivering this Certificate on Guarantor’s behalf, are true, complete, and correct.

Seller’s and Guarantor’s activities during the period covered by the Financial Statements have been reviewed by the Officer and by employees or agents under the Officer’s immediate supervision. Based on such review, to the best of Officer’s knowledge and belief, during the period covered by the Financial Statements, and as of the date of this Certificate, (a) Seller, its Subsidiaries, and Guarantor have kept, observed, performed, and fulfilled each and every covenant and condition of the Agreement (except to the extent waived by Buyer in writing) and the other Repurchase Documents in all material respects, and (b) no Default or Event of Default has occurred and is continuing.

Exhibit A-1

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be executed under seal by its duly authorized officer as of the date first above written.

RADIAN GROUP INC., as Guarantor

By:
Name:
Title:

2

EXHIBIT B

DISCLOSURE SCHEDULE

Section 6.1. Subsidiaries and Affiliates.

See attached.

Section 6.2. Consents and Approvals.

None.

Section 6.3. Owned and Leased Real Property.

None.

Section 6.8. Litigation.

None.

Section 6.11. Capitalization.

See attached.

Existing Indebtedness (see definition of Permitted Indebtedness).

Bank of Montreal	$150,000,000
Goldman Sachs	$100,000,000

Existing Liens (see definition of Permitted Liens).

None.

Liens related to the Existing Indebtedness described above.

None, other than the liens granted to the lenders thereunder.

Exhibit B-1

EXHIBIT C

RESERVED

Exhibit C-1

EXHIBIT D

REPRESENTATIONS AND WARRANTIES

Representations and Warranties Concerning Purchased Mortgage Loans. Seller represents and warrants to and covenants with Buyer that the following are true and correct with respect to each Purchased Mortgage Loan as of the related Purchase Date through and until the date on which such Purchased Mortgage Loan is repurchased by Seller. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)

Eligible Mortgage Loan. The Mortgage Loan is an Eligible Mortgage Loan. The Mortgage Loan is a legal, valid, and binding obligation of the Mortgagor thereunder, enforceable in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization, and/or laws of general application affecting the rights of creditors and general equitable principles and subject to no offset, defense, or counterclaim, obligating Mortgagor to make the payments specified therein.

(b)

Origination and Servicing. With respect to an Agency Mortgage Loan, the Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company, or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Loan has been originated and serviced in compliance with Accepted Servicing Practices, applicable Agency or Governmental Entity and Insurer requirements, and all applicable federal, state, and local statutes, regulations, and rules, including, without limitation, the federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the federal Fair Credit Reporting Act, the federal Equal Credit Opportunity Act, the federal Real Estate Settlement Procedures Act of 1974, as amended, and Regulation X thereunder, and all applicable usury, licensing, real property, consumer protection, and other laws.

(c)

Compliance with Applicable Laws. Any and all material requirements of any applicable federal, state, or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, to the extent required by law, available for Buyer’s inspection, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

(d)

Validity of Mortgage Documents. Except with respect to Non-Agency Mortgage Loans and Business Purpose Mortgage Loans, the Mortgage Loan is evidenced by instruments acceptable to the applicable Agency or Governmental Entity, as applicable, given the type of Mortgage Loan. The Mortgage Documents and any other agreement executed and

Exhibit E-1

delivered by a Mortgagor or guarantor, as applicable, in connection with a Mortgage Loan, and all signatures thereon, are genuine, and each such document is the legal, valid, and binding obligation of the maker thereof enforceable in accordance with its terms, except as may be limited by bankruptcy or other laws affecting the enforcement of creditor’s rights generally, and there are no rights of rescission, set-offs, counterclaims, or other defenses with respect thereto. All parties to the Mortgage Documents and any other agreement executed and delivered by a Mortgagor or guarantor, as applicable, had legal capacity to enter into the Mortgage Loan and to execute and deliver any such instrument or agreement and such instrument or agreement has been duly and properly executed by such related parties. Seller has reviewed all of the documents constituting the Mortgage Document and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, the originator complied with all IRS requirements regarding the obtainment of taxpayer identification numbers and the taxpayer identification numbers submitted by the originator to the Seller are correct.

(e)

No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer, and municipal charges, leasehold payments, or ground rents, in each case, which previously became due and owing have been paid or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither Seller nor any originator from which Seller acquired the Mortgage Loan has advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the Mortgagor or a third-party with respect to amounts to be taken from escrow accounts and any shortfall thereof which may be remitted by the originator, directly or indirectly, for the payment of any amount required by the Mortgage Loan.

(f)

Private Mortgage Insurance. Except with respect to Non-Agency Mortgage Loans and Business Purpose Mortgage Loans, (i) to the extent required by an Agency, if applicable, each Mortgage Loan is insured by a policy of private mortgage insurance in the amount required by Ginnie Mae, Fannie Mae, or Freddie Mac, as applicable, or an Insurer, and (ii) all provisions of any such private mortgage insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. To Seller’s knowledge, there are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance applicable to such Mortgage Loan.

(g)

Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered, or modified in any respect after the date of origination, except by a written instrument recorded, if necessary, to protect Buyer’s interests, and which has been delivered to a Custodian; provided that none of the payment terms, interest rate, maturity date, or other material terms have been impaired, waived, altered, or modified in any respect. The substance of any such waiver, alteration, or modification has been approved by the title insurer, to the extent required. No Mortgagor with respect to the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage Document delivered to Custodian.

Exhibit D-2

(h)

No Defenses. (i) The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim, or defense, including, without limitation, the defense of usury; (ii) none of the operation of any of the terms of the Mortgage Note or the Mortgage or the exercise of any right thereunder will not render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto; (iii) to Seller’s knowledge, no Mortgagor with respect to the Mortgage Loan was in bankruptcy or insolvent at the time the Mortgage Loan was originated; and (iv) Seller has no knowledge, nor has it received any notice, that any Mortgagor with respect to the Mortgage Loan is in bankruptcy or insolvent.

(i)

No Satisfaction of Mortgage. (i) The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part; (ii) the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part; (iii) no instrument has been executed that would affect any such release, cancellation, subordination, or rescission; Seller has not waived the Mortgagor’s performance any action if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default; and Seller has not waived any default resulting from any action or inaction by the Mortgagor.

(j)

No Defaults. There is no default, breach, violation, or event of acceleration existing under the Mortgage or the related Mortgage Note. To Seller’s knowledge, no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation, or event of acceleration. Neither Seller nor, to Seller’s knowledge, Seller’s predecessors have waived any default, breach, violation, or event of acceleration.

(k)

No Waiver. The terms of the Mortgage Loan have not been waived, impaired, changed, or modified except to the extent that such amendment or modification has been disclosed to Buyer in writing; provided that none of the payment terms, interest rate, maturity date, or other material terms have been impaired, waived, altered, or modified in any respect.

(l)

Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including, without limitation, any federal, state, or local law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict, or delay either (x) the ability of Seller, Buyer, any Servicer, subservicer, successor servicer, or successor subservicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (y) the ability of Seller, Buyer, any Servicer, or successor servicer to foreclose on the related Mortgage. Except with respect to Business Purpose Mortgage Loans and Non-Agency Mortgage Loans, the Mortgage Note and Mortgage are on forms acceptable to VA, Ginnie Mae, Freddie Mac, Fannie Mae, HUD, USDA, and RHS, as applicable. If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

Exhibit D-3

(m)

Location and Type of Mortgaged Property. Except with respect to Business Purpose Mortgage Loans and Construction Mortgage Loans, (A) the Mortgaged Property consists of (i) a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, (ii) a Cooperative Unit in a Cooperative Project, or (iii) such other dwelling(s) conforming with the applicable Ginnie Mae, Fannie Mae, and Freddie Mac requirements regarding such dwellings or conforming to the Acquisition Guidelines acceptable to Buyer in its sole discretion; provided that no residence or dwelling is a condominium unit (unless the related Mortgage Loan was originated in compliance with the Agency Guides), a mobile home, a Manufactured Home, or a cooperative apartment; and (B) no Mortgage Loan is secured by a multi-family, mixed-use, or commercial property, nor is any portion of the Mortgaged Property used for commercial purposes.

(n)

Location of Improvements; No Encroachments. All improvements which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. To Seller’s knowledge, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance, or regulation. If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

(o)

Occupancy of the Mortgaged Property. If the Mortgaged Property is occupied as of the Purchase Date, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses, and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including, but not limited to, certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Entity that the Mortgaged Property (i) is in material non-compliance with such laws or regulations, (ii) is being used, operated, or occupied unlawfully, or (iii) has failed to have or obtain such inspection, licenses, or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license, or certificate.

(p)

No Future Advances. Except with respect to any Construction Mortgage Loan, Fix and Flip Mortgage Loan, or Reverse Mortgage Loan, and except with respect to any Escrow Holdbacks, the full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein unless otherwise expressly agreed by the parties in writing. All costs, fees, and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid. The Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. Except with respect to any Construction Mortgage Loan, Fix and Flip Mortgage Loan, or Reverse Mortgage Loan, there is no requirement for future advances under such Mortgage Loan and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied (except for escrow funds for exterior items which could not be completed due to weather, and escrow funds for the completion of swimming pools).

Exhibit D-4

(q)

Ownership. Seller owns and has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim, or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim, or security interest except any such security interest created pursuant to the terms hereof.

(r)

Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee, or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank, or a national bank having a principal office in such state, or (D) not doing business in such state.

(s)

Hazard Insurance. The Mortgaged Property is covered by a policy of hazard insurance and insurance against other insurable risks and hazards as are customary in the area where the Mortgaged Property is located and for mortgage loans similar to the related Mortgage Loan (including a builder’s risk insurance policy, where applicable) or as required by the applicable Agency or Governmental Entity and in accordance with the Acquisition Guidelines and the Agency Guides, as applicable, in an amount not less than the greatest of (i) the lesser of 100% of the insurable value of the Mortgaged Property and the outstanding principal balance of the Mortgage Loan, and (ii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property or such maximum lesser amount as permitted by the applicable Agency or Governmental Entity and applicable law, all in a form usual and customary in the industry and that is in full force and effect, and all amounts required to have been paid under any such policy have been paid. If any portion of the Mortgaged Property is in an area identified by the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller and Seller’s successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated, or canceled without thirty (30) days’ prior written notice to the mortgagee. Seller has not received any such notice. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, upon such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of any Mortgagor having

Exhibit D-5

engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback, or other unlawful compensation or value of any kind has been or will be received, retained, or realized by any attorney, firm, or other Person, and no such unlawful items have been received, retained, or realized by Seller.

(t)

Title Insurance. A valid and enforceable title insurance policy has been issued or a commitment to issue such title insurance policy has been obtained for the Mortgage Loan in an amount not less than the Mortgage Note amount of such Mortgage Loan, which title insurance policy insures that the Mortgage relating thereto is a valid first lien (with respect to any Mortgage other than a Second Mortgage Loan) or second lien (with respect to any Second Mortgage Loan) on the property therein described and that the Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage and otherwise in compliance with the requirements of the applicable Agency or Governmental Entity. Seller and its successors and assigns are the sole insureds of such title insurance policy, and such title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the Transactions contemplated by this Agreement. No claims have been made under such title insurance policy, and no prior holder, servicer, or subservicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such title insurance policy, including, without limitation, no unlawful fee, commission, kickback, or other unlawful compensation or value of any kind has been or will be received, retained, or realized by any attorney, firm, or other Person, and no such unlawful items have been received, retained or realized by Seller.

(u)

No Fraud. To Seller’s knowledge, no error, omission, misrepresentation, negligence, fraud, or similar occurrence has taken place with respect to the Mortgage Loan on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

(v)

Compliance with Guidelines. The Mortgage Loan was originated in compliance with and remains in compliance with the Acquisition Guidelines in effect at the time of such Mortgage Loan’s acquisition. If applicable and to the extent required by an Agency, each Mortgage Loan was originated in compliance with the applicable Agency Guide and remains in compliance with the applicable Agency Guides.

(w)

Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the related mortgagee’s prior written consent.

(x)

No Buydown Provisions; No Graduated Payments or Contingent Interests. Except as required by an Agency, the Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

Exhibit D-6

(y)

Consolidation of Future Advances. Except with respect to adjustable-rate mortgage loans, any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien (or, with respect to any Second Mortgage Loan, second lien) priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest, or, if applicable, by other title evidence acceptable to the applicable Agency. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(z)

No Condemnation Proceeding. Except with respect to any Fix and Flip Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(aa)

Servicemembers Civil Relief Act. As of the Purchase Date, the Mortgagor has not notified Seller of, and Seller has no knowledge of, any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003, as amended.

(bb)

Appraisal. Each Fannie Mae DU Appraisal Waiver Loan received an appraisal waiver from Fannie Mae in accordance with the Fannie Mae guidelines in effect at the time of the origination of such Mortgage Loan through Fannie Mae’s appraisal waiver program. Each Freddie Mac ACE Loan received an appraisal waiver from Freddie Mac in accordance with the Freddie Mac Guidelines in effect at the time of the origination of such Mortgage Loan through Freddie Mac’s Automated Collateral Evaluation (ACE) program. Except with respect to any Fannie Mae DU Appraisal Waiver Loan and any Freddie Mac ACE Loan (unless the applicable Agency withdrew the related appraisal waiver), a FIRREA-compliant full appraisal of the related Mortgaged Property was conducted and executed prior to the funding of the Mortgage Loan by a qualified appraiser in accordance with the Acquisition Guidelines, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the relevant Ginnie Mae, Fannie Mae, or Freddie Mac guidelines, as applicable, each as amended and as in effect on the date the Mortgage Loan was originated.

(cc)

Disclosure Materials. The Mortgagor has executed a statement, to the extent required by applicable law, to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable-rate mortgage loans, and Seller maintains such statement in the Mortgage Documents.

(dd)	Reserved.

(ee)	Capitalization of Interest. Except with respect to any Business Purpose Mortgage Loan, the Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

Exhibit D-7

(ff)

No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller neither financed nor owns, directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(gg)

Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been, and shall not be, used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate of Seller, except in connection with a refinanced Mortgage Loan.

(hh)

Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(ii)

Located in United States. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Mortgage Loan is located in any jurisdiction other than in (i) one of the fifty (50) states of the United States of America or (ii) the District of Columbia.

(jj)

HOEPA. No Mortgage Loan is (a) subject to the provisions of 12 U.S.C. § 226.32 of Regulation Z implementing the Homeownership and Equity Protection Act of 1994, as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state, or local law, (c) subject to any comparable federal, state, or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(kk)

No Predatory Lending. No predatory, abusive, or deceptive lending practices, including, but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan (other than a Business Purpose Mortgage Loan) and the extension of credit to a Mortgagor of any Mortgage Loan other than a Business Purpose Mortgage Loan, which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of such Mortgage Loan.

(ll)	Negative Amortization. None of the Mortgage Notes relating to any of the Mortgage Loans provides for negative amortization.

(mm)

Mortgaged Property Undamaged. Except with respect to any Fix and Flip Mortgage Loan or Construction Mortgage Loan, as reflected in the appraisal of the related Mortgaged Property, to Seller’s knowledge, the Mortgaged Property is in good repair and undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.

Exhibit D-8

(nn)

No Exception. No document deficiency exists with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s ownership and/or security interest granted by Seller in the Mortgage Loan as determined by Buyer in its sole discretion.

(oo)

Acceptable Investment. To Seller’s knowledge, no specific circumstances or conditions exist with respect to the Mortgage, the Mortgaged Property, Mortgagor, or Mortgagor’s credit standing that should reasonably be expected to (i) cause private institutional investors which invest in Mortgage Loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, (ii) cause the Mortgage Loan to be more likely to become past due in comparison to similar Mortgage Loans, or (iii) materially and adversely affect the value or marketability of the Mortgage Loan in comparison to similar Mortgage Loans.

(pp)

MERS Loans. With respect to each Mortgage Loan registered with MERS, a MERS has assigned a mortgage identification number. The related assignment to MERS has been duly and properly recorded. With respect to each Mortgage Loan registered with MERS, no Mortgagor has received any notice of liens or legal actions with respect to such Mortgage Loan and MERS has not electronically posted any such notice.

(qq)	Prepayment Fees. Unless permitted by applicable law, the Mortgage Loan does not contain a provision permitting imposition of a premium upon a prepayment prior to maturity.

(rr) Points and Fees. With respect to any Agency Mortgage Loan, all points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. No Mortgage Loan has an “annual percentage rate” or “total points and fees” (as each such term is defined under HOEPA) payable by the Mortgagor that equals or exceeds the applicable thresholds as defined under HOEPA (as defined in 12 C.F.R. § 1026.32(a)(1)(i) and (ii)).

(ss)	Mandatory Arbitration. No Mortgage Loan that was originated on or after October 31, 2004, is subject to mandatory arbitration.

(tt)

Mortgage Loan Products. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the originator of the Mortgage Loan which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the origination of such Mortgage Loan, such Mortgagor did not qualify, taking into account credit history and debt to income ratios, for a lower cost credit product then offered by the originator of the Mortgage Loan or any affiliate of the originator of such Mortgage Loan. If, at the time of Mortgage Loan application, the Mortgagor may have qualified for a lower cost credit product than offered by any mortgage lending affiliate of the originator of the Mortgage Loan, such originator referred the Mortgagor’s application to such affiliate for underwriting consideration.

Exhibit D-9

(uu)

Environmental Matters. To Seller’s knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, as amended, and there exists no material violation of any local, state, or federal environmental law, rule, or regulation.

(vv)	Qualified Mortgage. Except with respect to any Non-Agency Mortgage Loan or Business Purpose Mortgage Loan, each Mortgage Loan satisfies the following criteria:

(i)	Unless otherwise approved in writing by Buyer in its sole and absolute discretion, such Mortgage Loan is a Qualified Mortgage;

(ii)	Such Mortgage Loan is accurately identified in writing to Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(iii)

With respect to each Qualified Mortgage, prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight (8) underwriting factors set forth in 12 C.F.R. § 1026.43(c)(2); and

(iv)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.

(ww)

Ability to Repay Determination. Except with respect to any Non-Agency Mortgage Loan or Business Purpose Mortgage Loan, there is no action, suit, or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state, local, foreign, or domestic) that questions or challenges the compliance of such Mortgage Loan (or the related underwriting) with, the Ability to Repay Rule or the QM Rule.

(xx)

TRID Compliance. To the extent applicable and except with respect to any Business Purpose Mortgage Loan, effective with respect to applications taken on or after October 3, 2015, each Mortgage Loan was originated in compliance with the Consumer Financial Protection Bureau’s TILA-RESPA Integrated Disclosure Rule.

(yy)

Cooperative Mortgage Loans. With respect to each Cooperative Mortgage Loan, (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Mortgage Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease, and (iv) the recognition agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.

Exhibit D-10

(zz)

Cooperative Filings. With respect to each Cooperative Mortgage Loan, each original UCC financing statement, continuation statement, or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien (or, with respect to any Second Mortgage Loan, second lien) and security interest in the Cooperative Shares and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage, or equivalent document related to the Cooperative Mortgage Loan and delivered to Seller or its designee establishes in Seller a valid and subsisting perfected first lien (or, with respect to any Second Mortgage Loan, second lien) on and security interest in the Mortgaged Property described therein, and Seller has full right to sell and assign the same.

(aaa)

Cooperative Assignment. With respect to each Cooperative Mortgage Loan, each acceptance of assignment and assumption of lease agreement contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits of the security provided thereby. The acceptance of assignment and assumption of lease agreement contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.

(bbb)	eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:

(i)	the eNote bears a digital or electronic signature;

(ii)	the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;

(iii)

there is a single Authoritative Copy of the eNote, as applicable and within the meaning of Section 9-105 of the UCC, Section 16 of the UETA or Section 7021 of E-SIGN, as applicable, that is held in the eVault;

(iv)	the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of Seller;

(v)	the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Seller;

(vi)	the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Seller;

(vii)	the Secured Party status of the eNote on the MERS eRegistry reflects the MERS Org ID of Buyer;

(viii)	the Servicing Agent status of the eNote on the MERS eRegistry reflects Seller’s MERS Org ID;

(ix)	there is no Control Failure with respect to such eNote;

(x)	the eNote is a valid and enforceable Transferable Record or comprises “electronic chattel paper” within the meaning of the UCC;

Exhibit D-11

(xi)

there is no defect with respect to the eNote that would result in Buyer having less than full rights, benefits, and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record; and

(xii)	the single Authoritative Copy of the eNote is maintained electronically and has not been papered out, nor is there another paper representation of such eNote.

Exhibit D-12

EXHIBIT E

FORM OF POWER OF ATTORNEY

Flagstar Bank, N.A.

301 W. Michigan Avenue

Jackson, Michigan 49201

Attention: Tara Greene

Facsimile: 866-422-1337

Telephone No.: 517-817-1153

Email: tara.greene@flagstar.com

Flagstar Bank, N.A.

102 Duffy Avenue

Hicksville, New York 11801

Attention: General Counsel

Re:

Master Repurchase Agreement, dated as of January 29, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”), among Radian Mortgage Capital LLC (“Seller”), Radian Group Inc. (the “Guarantor”), and Flagstar Bank, N.A. (“Buyer”).

All:

KNOW ALL PERSONS BY THESE PRESENTS, that Seller hereby irrevocably constitutes and appoints Buyer and any officer or director of Buyer, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority, in the place and stead of Seller and in the name of Seller or in Buyer’s own name, from time to time in Buyer’s discretion, to: (1) execute, witness, attest, and deliver, on behalf of Buyer, (a) all mortgage documents reasonably necessary or appropriate to properly effect the transfer of the Purchased Assets from Seller to Buyer, (b) all release or satisfaction documents reasonably necessary or appropriate to properly effect the release or satisfaction of mortgages, deeds of trust, or other similar security instruments with respect to the Purchased Assets, (c) all documents reasonably necessary to correct or otherwise remedy any errors or deficiencies contained in any documents contemplated by clause (a) above, and (d) lost note affidavits or other lost document affidavits relating to the Purchased Assets; (2) take any action to carry out the transfer of servicing with respect to the Purchased Assets from Seller or its Servicer to a successor servicer appointed by Buyer in its discretion, in the name of Seller or its own name, or otherwise, and prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Purchased Assets, transferring the servicing of the Purchased Assets to a successor servicer appointed by Buyer in its discretion; (3) receive, endorse, and collect all checks made payable to the order of Seller representing any payment on account of the Purchased Assets; and (4) preserve any rights of Seller under the Agreement and any other agreement related to the transactions contemplated thereby, and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such preservation of rights.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

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Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS POWER OF ATTORNEY MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY FROM BUYER, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS POWER OF ATTORNEY.

[SIGNATURE PAGE FOLLOWS]

Exhibit E-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this _____ day of __, 2024.

RADIAN MORTGAGE CAPITAL LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF    )

   )     ss.:

COUNTY OF  )

On the ____________ day of _____________, 2024, before me, a Notary Public in and for said State, personally appeared ______________, known to me to be _____________ of _____________________, a ________________, the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public
My Commission expires

Exhibit E-3

EXHIBIT F

FORM OF AGENCY REQUIRED E-NOTE LEGEND

(As updated from time to time by Agency)

“11. ISSUANCE OF TRANSFERABLE RECORD; IDENTIFICATION OF NOTE HOLDER; CONVERSION FROM ELECTRONIC NOTE TO PAPER-BASED NOTE

(A) I expressly state that I have signed this electronically created Note (the “Electronic Note”) using an Electronic Signature. By doing this, I am indicating that I agree to the terms of this Electronic Note. I also agree that this Electronic Note may be Authenticated, Stored and Transmitted by Electronic Means (as defined in Section 11(F)), and will be valid for all legal purposes, as set forth in the Uniform Electronic Transactions Act, as enacted in the jurisdiction where the Property is located (“UETA”), the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), or both, as applicable. In addition, I agree that this Electronic Note will be an effective, enforceable and valid Transferable Record (as defined in Section 11(F)) and may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by the Transferable Records sections of UETA or E-SIGN.

(B) Except as indicated in Sections 11 (D) and (E) below, the identity of the Note Holder and any person to whom this Electronic Note is later transferred will be recorded in a registry maintained by [Insert Name of Operator of Registry here] or in another registry to which the records are later transferred (the “Note Holder Registry”). The Authoritative Copy of this Electronic Note will be the copy identified by the Note Holder after loan closing but prior to registration in the Note Holder Registry. If this Electronic Note has been registered in the Note Holder Registry, then the authoritative copy will be the copy identified by the Note Holder of record in the Note Holder Registry or the Loan Servicer (as defined in the Security Instrument) acting at the direction of the Note Holder, as the authoritative copy. The current identity of the Note Holder and the location of the authoritative copy, as reflected in the Note Holder Registry, will be available from the Note Holder or Loan Servicer, as applicable. The only copy of this Electronic Note that is the authoritative copy is the copy that is within the control of the person identified as the Note Holder in the Note Holder Registry (or that person’s designee). No other copy of this Electronic Note may be the authoritative copy.

(C) If Section 11 (B) fails to identify a Note Holder Registry, the Note Holder (which includes any person to whom this Electronic Note is later transferred) will be established by, and identified in accordance with, the systems and processes of the electronic storage system on which this Electronic Note is stored.

(D) I expressly agree that the Note Holder and any person to whom this Electronic Note is later transferred shall have the right to convert this Electronic Note at any time into a paper-based Note (the “Paper-Based Note”). In the event this Electronic Note is converted into a Paper-Based Note, I further expressly agree that: (i) the Paper-Based Note will be an effective, enforceable and valid negotiable instrument governed by the applicable provisions of the Uniform Commercial Code in effect in the jurisdiction where the Property is located; (ii) my signing of this Electronic Note will be deemed issuance and delivery of the Paper-Based Note; (iii) I intend that the printing of the

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representation of my Electronic Signature upon the Paper-Based Note from the system in which the Electronic Note is stored will be my original signature on the Paper-Based Note and will serve to indicate my present intention to authenticate the Paper-Based Note; (iv) the Paper-Based Note will be a valid original writing for all legal purposes; and (v) upon conversion to a Paper-Based Note, my obligations in the Electronic Note shall automatically transfer to and be contained in the Paper-Based Note, and I intend to be bound by such obligations.

(E) Any conversion of this Electronic Note to a Paper-Based Note will be made using processes and methods that ensure that: (i) the information and signatures on the face of the Paper-Based Note are a complete and accurate reproduction of those reflected on the face of this Electronic Note (whether originally handwritten or manifested in other symbolic form); (ii) the Note Holder of this Electronic Note at the time of such conversion has maintained control and possession of the Paper-Based Note; (iii) this Electronic Note can no longer be transferred to a new Note Holder; and (iv) the Note Holder Registry (as defined above), or any system or process identified in Section 11(C) above, shows that this Electronic Note has been converted to a Paper-Based Note, and delivered to the then-current Note Holder.

(F) The following terms and phrases are defined as follows: (i) “Authenticated, Stored and Transmitted by Electronic Means” means that this Electronic Note will be identified as the Note that I signed, saved, and sent using electrical, digital, wireless, or similar technology; (ii) “Electronic Record” means a record created, generated, sent, communicated, received, or stored by electronic means; (iii) “Electronic Signature” means an electronic symbol or process attached to or logically associated with a record and executed or adopted by a person with the intent to sign a record; (iv) “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; and (v) “Transferable Record” means an electronic record that: (a) would be a note under Article 3 of the Uniform Commercial Code if the electronic record were in writing and (b) I, as the issuer, have agreed is a Transferable Record.”

Exhibit F-2